   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1997.


                                                      REGISTRATION NO. 333-27149
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           NOBLE INTERNATIONAL, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         MICHIGAN                     3714                   38-3139487
      (STATE OR OTHER          (PRIMARY STANDARD          (I.R.S. EMPLOYER
      JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR         CLASSIFICATION CODE
       ORGANIZATION)                NUMBER)

                            ------------------------

                     33 BLOOMFIELD HILLS PARKWAY, SUITE 155
                        BLOOMFIELD HILLS, MICHIGAN 48304
                                 (248) 433-3093
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             MICHAEL C. AZAR, ESQ.
                     33 BLOOMFIELD HILLS PARKWAY, SUITE 155
                        BLOOMFIELD HILLS, MICHIGAN 48304
                                 (248) 433-3093
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:


      TERESA TORMEY FINEMAN, ESQ.               ROBERT J. MITTMAN, ESQ.
     BRUCK & PERRY, A PROFESSIONAL               TENZER GREENBLATT LLP
              CORPORATION                         405 LEXINGTON AVENUE
  500 NEWPORT CENTER DRIVE, SUITE 700           NEW YORK, NEW YORK 10174
    NEWPORT BEACH, CALIFORNIA 92660          TELEPHONE NO.: (212) 885-5000
     TELEPHONE NO.: (714) 719-6000           FACSIMILE NO.: (212) 885-5001
     FACSIMILE NO.: (714) 719-6020

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.


                 PRELIMINARY PROSPECTUS DATED NOVEMBER 6, 1997

                             SUBJECT TO COMPLETION

                                3,300,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

     All of the shares of Common Stock, no par value (the 'Common Stock'), offered hereby (the 'Offering') are being issued and sold by Noble International, Ltd. ('Noble' or the 'Company'). A portion of the net proceeds from the Offering will be used to finance the acquisition by Noble of all of the outstanding capital stock of Utilase, Inc. (the 'Utilase Acquisition') and the balance of the outstanding capital stock of the Company's minority-owned subsidiary, DCT Component Systems, Inc. (the 'Final DCT Acquisition'). Consummation of the Offering is conditioned upon the concurrent consummation of each of the Utilase Acquisition and the Final DCT Acquisition (together, the 'Closing Acquisitions'). See 'Use of Proceeds' and 'Certain Transactions.'

     Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that any such market will develop. The Common Stock has been approved for listing on the American Stock Exchange ('AMEX') under the symbol 'NIL.' It is currently estimated that the initial public offering price of the Common Stock will be between $8.00 and $10.00 per share. For a discussion of the factors considered in determining the initial public offering price, see 'Underwriting.'

     Following the consummation of the Offering and the Closing Acquisitions, the Company's principal shareholder will continue to own and/or control approximately 43.8% of the outstanding Common Stock. As a result, after the Offering, the Company's principal shareholder will continue to be able to exert significant influence over the outcome of all matters subject to a shareholder vote. See 'Principal Shareholders' and 'Certain Transactions.'

                            ------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
      SUBSTANTIAL DILUTION. SEE 'RISK FACTORS' BEGINNING ON PAGE 11 AND 'DILUTION' ON PAGE 20 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE
            CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK
                                OFFERED HEREBY.


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[CAPTION]

                         PRICE TO                UNDERWRITING              PROCEEDS TO
                          PUBLIC                 DISCOUNT(1)                COMPANY(2)
--------------------------------------------------------------------------------------
Per Share......             $                         $                         $
Total(3).......             $                         $                         $

(1) Does not include additional compensation to be received by BlueStone Capital Partners, L.P. and Rodman & Renshaw, Inc., as representatives (the 'Representatives') of the several underwriters (the 'Underwriters'), in the form of (i) a nonaccountable expense allowance of $250,000 and (ii) warrants to purchase up to 330,000 shares of Common Stock (the 'Representatives' Warrants'). The Company has also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deducting expenses of the Offering payable by the Company, estimated at $900,000, including the Representatives' nonaccountable expense allowance.

(3) The Company has granted the Representatives an option, exercisable within 45 days after the date of this Prospectus, to purchase up to 495,000 additional shares of Common Stock, on the same terms set forth above, solely for the purpose of covering over-allotments, if any. If the Representatives' over-allotment option is exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $       , $       ,
    and $       , respectively. See 'Underwriting.'

     The shares of Common Stock are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the shares will be made against payment therefor at the offices of BlueStone Capital Partners, L.P., 575 Fifth Avenue, New York, New
York 10017, on or about        , 1997.

BLUESTONE CAPITAL PARTNERS, L.P.                          RODMAN & RENSHAW, INC.

               THE DATE OF THIS PROSPECTUS IS             , 1997.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. As used in this Prospectus, unless the context otherwise requires, the 'Company' or 'Noble' refers to Noble International, Ltd. and its subsidiaries, after giving effect to the Utilase Acquisition and the Final DCT Acquisition, each of which Closing Acquisitions will be consummated concurrent with, and as a condition to, the consummation of the Offering. Except with respect to historical financial statements and unless the context indicates otherwise, the description of the Company as set forth in this Prospectus includes the operations of Prestolock International, Ltd. ('Prestolock'), Monroe Engineering Products, Inc. ('Monroe'), Cass River Coatings, Inc., dba Vassar Industries ('Vassar'), Skandy Corp. ('Skandy'), and Utilase Production Process, Inc. ('UPP'), each a wholly-owned subsidiary of the Company, as well as the operations of DCT Component Systems, Inc. ('DCT') and Utilase, Inc., dba Utilase Blank Welding Technologies ('Utilase'), each of which will become a wholly-owned subsidiary of the Company in connection with the Closing Acquisitions.

     Except as otherwise indicated herein, the information contained in this Prospectus, including per share data and information relating to the number of shares of Common Stock outstanding, gives retroactive effect to a 334.213-for-1 split of the Common Stock effected on September 11, 1997 and assumes no exercise of the Representatives' over-allotment option to purchase up to 495,000 additional shares of Common Stock. See 'Underwriting' and Note M of Notes to Consolidated Financial Statements.

                                  THE COMPANY

     Noble is a full service, independent supplier of automotive components, component assemblies and value-added services to the automotive industry. The Company's customers include original equipment manufacturers ('OEMs'), such as General Motors ('GM'), Chrysler Corporation ('Chrysler'), Ford Motor Company ('Ford') and Mitsubishi Motors Manufacturing of America ('Mitsubishi') and direct suppliers of OEMs ('Tier I' suppliers), such as Textron Automotive Company, GM/Delphi and United Technologies, Inc. The Company believes that it is one of the few suppliers to Tier I companies (a 'Tier II' supplier) to provide integrated manufacturing, design, planning, engineering and other value-added services. While the Company is predominately a Tier II supplier to the automotive industry, through its Utilase operations, the Company also operates as a Tier I supplier. The Company's objective is to become one of the premier full service Tier II suppliers to the automotive industry.


     The Company has experienced substantial growth as a result of both internal growth and acquisitions. For the year ended December 31, 1996, the Company had pro forma combined net sales of $48.5 million and pro forma combined net income of $1.1 million. For the nine months ended September 30, 1996 and 1997, the Company had pro forma combined net sales of approximately $34.9 million and $45.1 million, respectively, representing an increase of 29.2%, and pro forma combined net income of approximately $1.0 and $1.9 million, respectively, representing an increase of 92.0%.


     As a result of the mature and competitive nature of the automotive industry, the world's automakers are under intense pressure to cut costs and development times for new products. In order to accomplish this feat, automakers are increasingly relying on Tier I and Tier II suppliers with the capability to design, engineer and deliver entire vehicle modules, systems and solutions. Pricing pressure in the automotive supplier industry is intense because most automakers wield an extraordinary amount of leverage over their suppliers. However, management believes systems-oriented suppliers have the ability to reduce the cost of components, while maintaining or increasing margins, as they take control of the design and engineering function.

     The Company views the acquisition of automotive suppliers that operate in high growth niche markets, or that are strategic to the further integration of its operations, as a fundamental part of its growth strategy. This strategy is fueled by the consolidation presently occurring among the approximately 30,000 companies in the Tier II supplier base segment. Since its inception in 1993, the Company has successfully completed five acquisitions and, concurrent with the consummation of the Offering, will complete the two Closing Acquisitions. Thereafter, the Company intends to continue to seek acquisition opportunities which will strategically expand or enhance its current businesses and anticipates that any such acquisitions will be financed through bank debt, cash flow from operations and/or the issuance of debt or equity securities. However, while the Company regularly evaluates possible acquisition opportunities, as of the date of this Prospectus, it has no agreements, commitments or understandings and is not in negotiation with respect to any potential acquisition other than the Closing Acquisitions.

     In addition to the pursuit of strategic acquisitions, the Company's business strategy includes delivering integrated component systems, providing technological leadership and product production innovations, cross-selling to existing customers, and developing strategic alliances and joint ventures. The Company believes that by focusing on this strategy it can continue to capitalize on the increasing opportunities for growth within the automotive component supply industry.

     The Company's operations include: (i) laser welding of tailored blanks and laser welding and cutting of components; (ii) automotive manufacturing utilizing progressive die stampings; (iii) design, engineering and assembly of automotive glovebox latches and other automotive component systems; (iv) painting and coating of automotive components; (v) other value-added services, such as prototyping of automotive components and die design and construction; and (vi) assembly, machining and distribution of components used in machine tooling. As OEMs and Tier I suppliers continue to reduce their supplier base and demand improved quality and enhanced technology, management believes Noble's ability to offer these diverse, yet highly complementary, services will provide it with a competitive advantage.

     The Closing Acquisitions illustrate the benefits associated with the

Company's successful implementation of its business strategy. The Utilase Acquisition will significantly impact the Company's operations, as Utilase is one of the dominant suppliers of laser welded tailored blanks to the automotive industry. The Company believes Utilase's proprietary technology and production processes permit it to produce laser welded blanks more quickly and with higher quality and tolerance levels than its competitors. Laser welding of blanks offers several significant advantages over other current welding technologies, including cost, weight and safety benefits. According to a 1995 study commissioned by the UltraLight Steel Auto Body Consortium, a worldwide industry association of steel producers, laser welded tailored blanks will play a significant role in car manufacturing in the next decade as the automotive industry is further challenged to produce lighter cars for better fuel economy, with enhanced safety features and lower manufacturing costs. The Final DCT Acquisition will provide the Company with additional value-added service operations as a result of DCT's progressive die stamping and stamped extrusion facilities and services. Progressive die stamping is a process in which steel is passed through a series of dies in a stamping press in order to form the steel into three-dimensional parts. Stamped extrusion is a process that involves the forcing of steel through progressive die openings in order to produce a product of uniform cross-sectional shape. In addition, the Utilase and Final DCT Acquisitions will, among other things, allow the Company to integrate the production laser welding operations of UPP, one of the Company's current subsidiaries, and the laser welded blanking operations of Utilase, with the progressive die stamping applications of DCT, to provide additional value-added products and integrated systems.

     The Company is a Michigan corporation and was incorporated on October 3, 1993. The Company maintains its principal executive office at 33 Bloomfield Hills Parkway, Suite 155, Bloomfield Hills, Michigan 48304, and its telephone number is (248) 433-3093.

                             ACQUISITION BACKGROUND

     Pursuant to its strategic acquisition program, the Company has, since its formation in 1993, completed five acquisitions and the partial acquisition of DCT (such acquisitions, together with the Final DCT Acquisition and the Utilase Acquisition, collectively referred to herein as the 'Acquisitions'). These Acquisitions include:

     o PRESTOLOCK INTERNATIONAL, LTD.--The Company completed its first acquisition in February 1994 by acquiring, through its predecessor and now its wholly-owned subsidiary, Prestolock, the assets of Presto Lock, Inc. for a cash purchase price of $750,000 (the 'Prestolock Acquisition'). In July 1994, a portion of the assets acquired, which were not strategic to the Company's business plan, were resold by Prestolock for $500,000 in cash, plus a royalty receivable by Prestolock through December 31, 2000. The Prestolock Acquisition was financed through shareholder loans, all of which have subsequently been repaid.

     Prestolock designs, engineers and assembles automobile glovebox latches. Prestolock's engineers are included in the planning and design phase by both GM and Chrysler and remain included in the design of new body platforms under consideration by the OEMs and Tier I instrument panel suppliers. Prestolock had net sales of approximately $5.5 million and $5.0 million for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997, respectively, representing 11.4% and 11.1%, respectively, of the Company's pro forma combined net sales for such periods.



     o VASSAR INDUSTRIES--In January 1996, the Company completed the acquisition of all of the outstanding capital stock of Vassar (the 'Vassar Acquisition'). The Vassar Acquisition purchase price consisted of a $200,000 stock purchase price, paid in cash, and consulting and non-compete fees aggregating $1.8 million, payable over seven years. Payments with respect to the Vassar Acquisition have been financed with a combination of bank debt and cash flow from operations. An aggregate of approximately $111,000 of the net proceeds from the Offering will be used to make final payments with respect to two of the six Vassar consulting and non-competition agreements.



     Vassar provides just-in-time painting, coating and assembly services to OEMs and Tier I suppliers on automotive components consigned to the Company. In addition, as defined by GM/Delphi, Vassar is a dedicated supplier providing painting services to GM/Delphi's Saginaw Steering Division. Vassar had net sales of approximately $5.5 million and $4.2 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, representing 11.4% and 9.3%, respectively, of the Company's pro forma combined net sales for such periods.


     o MONROE ENGINEERING PRODUCTS, INC.--In January 1996, the Company also completed the acquisition of all of the outstanding capital stock of Monroe and certain real estate owned by an affiliate of Monroe (the 'Monroe Acquisition'). The Monroe Acquisition purchase price consisted of $6.4 million for the capital stock, payable in installments over 16 months, and $500,000 for the real estate, payable interest-only, on a monthly basis, until April 30, 1998 when the entire principal amount becomes due. Payments with respect to the Monroe Acquisition purchase price have been financed with a combination of bank debt and cash flow from operations. A total of $500,000 of the net proceeds of the Offering will be used to pay the final installment on the Monroe Acquisition stock purchase price.


     Monroe distributes tooling components, including adjustable handles, hand wheels, plastic knobs, levers, handles and hydraulic clamps, used in automotive and other manufacturing equipment. Monroe's products have international reputations for quality in the engineering community. Monroe had net sales of approximately $5.1 million and $4.0 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, representing 10.5% and 8.9%, respectively, of the Company's pro forma combined net sales for such periods.




     o SKANDY CORP.--In January 1997, the Company acquired all of the outstanding capital stock of Skandy in exchange for 133,686 shares of the Company's Common Stock (the 'Skandy Acquisition'). Skandy is the sales and marketing subsidiary of Noble. Skandy's sales force consists of five full-time sales representatives each of whom has at least 20 years of industry experience. For the nine months ended September 30, 1997, Skandy had net sales of $0.6 million, representing 1.3% of the Company's pro forma combined net sales for such period.


     o UTILASE PRODUCTION PROCESS, INC.--In March 1997, the Company, through its wholly-owned subsidiary UPP, acquired certain assets of Utilase (the 'UPP Acquisition'). The UPP Acquisition purchase price was $850,000, evidenced by a promissory note, of which $750,000 was originally payable upon the earlier of the consummation of the Offering or July 31, 1997, and the balance was payable at the rate of $50,000 on each of February 28, 1998 and 1999. Subsequently, in August 1997, such terms were amended and the entire $850,000 will be paid upon the consummation, and out of the proceeds, of the Offering.


     UPP provides the Company with both laser production welding and laser cutting capabilities, which the Company provides to customers such as GM and Chrysler, as well as to non-automotive customers. For the period from March 1, 1997 through September 30, 1997, UPP had net sales of $0.8 million, representing 1.8% of the Company's pro forma combined net sales for the nine months ended September 30, 1997.

     o DCT COMPONENT SYSTEMS, INC.--In July 1996, the Company acquired newly issued shares representing a 37.5% minority interest in DCT (the 'Initial DCT Acquisition') and, effective April 7, 1997, it acquired an additional 7.5% interest in DCT from the former president of DCT for an aggregate price of $1.00. The Company intends to exercise its right to purchase the balance of DCT's outstanding capital stock from DCT's other shareholders in connection with the Closing Acquisitions for $1 million in cash, payable out of the net proceeds of the Offering.


     DCT provides progressive die stamping and operates one of only six stamping facilities approved by Chrysler to provide extrusion stampings. DCT had net sales of approximately $23.0 million and $18.5 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. On a pro forma basis, DCT's net sales represent 47.4% and 41.1%, respectively, of the Company's pro forma combined net sales for such periods.


     o UTILASE, INC.--The Company will also acquire all of the outstanding shares of Utilase in connection with the Closing Acquisitions. The Utilase Acquisition purchase price is $8.2 million in cash, which will be paid from the proceeds of the Offering, and an aggregate of approximately $10.1 million in principal amount of promissory notes (the 'Utilase Notes'). In addition, as part of the Utilase Acquisition, the Company will pay $1.4 million out of the proceeds of the Offering to certain of Utilase's officers in exchange for their agreements not to compete with Utilase.


     Utilase was founded in 1986 to provide production and prototype laser processing services and produced its first prototype of a laser welded tailored blank in 1987. To date, Utilase has produced over 9 million laser welded blanks, making it one of the leaders in its field. Utilase had net sales of approximately $9.3 million for the year ended December 31, 1996 and net sales of approximately $12.3 million for the nine months ended September 30, 1997, including net sales attributable to the operations purchased by UPP (as discussed above) until such purchase in March 1997. On a pro forma basis, Utilase's net sales represent 19.2% and 27.3% of the Company's pro forma combined net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.


                                  THE OFFERING


Common Stock offered......................  3,300,000 shares

Common Stock to be outstanding after the
  Offering (1)............................  7,225,006 shares

Use of Proceeds...........................  The Company intends to use the net proceeds of the Offering for the reduction of financial institution debt, payments relating to the
                                            Utilase Acquisition, payments relating to the Final DCT Acquisition, payments relating to prior Acquisitions and equipment purchases. See
                                            'Use of Proceeds.'

Risk Factors..............................  The securities offered hereby involve a high degree of risk and immediate substantial dilution. See 'Risk Factors' and 'Dilution.'

Proposed AMEX symbol......................  'NIL'


------------------

(1) Does not include 700,000 shares reserved for issuance upon the exercise of options available for future grant under Noble's 1997 Stock Option Plan (the 'Option Plan') and 330,000 shares of Common Stock reserved for issuance upon the exercise of the Representatives' Warrants. Also does not include an aggregate of 58,485 shares reserved for issuance in future periods in exchange for a covenant not to compete in connection with the Utilase Acquisition. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources,' 'Management--Stock Option Plan,' 'Certain Transactions--Other Matters' and 'Underwriting.'

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following sets forth summary pro forma financial data for the Company as of September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 and has been prepared to illustrate the effects of the Closing Acquisitions and the Offering as if all of such transactions had occurred as of January 1, 1996 with respect to the statement of operations information and as of September 30, 1997 with respect to the balance sheet information. The Closing Acquisitions are reflected using the purchase method of accounting for business combinations. The pro forma financial data is provided for comparative purposes only and does not purport to be indicative of the results that actually would have been obtained if these transactions had been effected on the dates indicated. The information presented below is qualified in its entirety by, and should be read in conjunction with, 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Pro Forma Financial Data,' 'Selected Financial Data' and the financial statements and notes thereto included elsewhere in this Prospectus.



                                                                                             NINE MONTHS ENDED
                                                                         YEAR ENDED            SEPTEMBER 30,
                                                                        DECEMBER 31,    ----------------------------
                                                                            1996           1996            1997
                                                                        ------------    ----------    --------------
PRO FORMA COMBINED STATEMENTS OF OPERATIONS:

Net sales............................................................    $   48,480     $   34,933      $   45,145
Cost of sales........................................................        36,837         26,282          32,794
                                                                        ------------    ----------    --------------
Gross profit.........................................................        11,643          8,651          12,351
Selling, general, and administrative expense.........................         8,468          6,136           8,080
                                                                        ------------    ----------    --------------
Operating profit.....................................................         3,175          2,515           4,271
Interest expense.....................................................         1,806          1,229           1,616
Sundry, net..........................................................           369            250             291
                                                                        ------------    ----------    --------------
Earnings before income taxes.........................................         1,738          1,536           2,946
Income tax expense...................................................           618            523           1,001
                                                                        ------------    ----------    --------------
Net earnings.........................................................         1,120          1,013           1,945
Preferred stock dividends............................................           (93)           (71)           (135)
                                                                        ------------    ----------    --------------
Net earnings on common shares........................................    $    1,027     $      942      $    1,810
                                                                        ------------    ----------    --------------
                                                                        ------------    ----------    --------------
Net earnings per common share........................................    $      .14     $      .14      $      .25
                                                                        ------------    ----------    --------------

                                                                        ------------    ----------    --------------
Weighted average common shares outstanding...........................     7,120,390      6,611,854       7,174,569

OTHER FINANCIAL INFORMATION:

EBITDA(1)............................................................    $    6,726     $    5,115      $    7,023
Ratio of EBITDA to interest expense..................................           3.7x           4.2x            4.4x

Cash flow from:
  Operating..........................................................    $    2,386     $      389      $      285
  Investing..........................................................         1,518           (919)         (5,256)
  Financing..........................................................        (2,424)         1,252           3,991
                                                                        ------------    ----------    --------------
  Net cash flow......................................................    $    1,480     $      722      $     (980)
                                                                        ------------    ----------    --------------
                                                                        ------------    ----------    --------------



PRO FORMA COMBINED BALANCE SHEET DATA:                                                          SEPTEMBER 30, 1997
                                                                                                ------------------

Total assets...............................................................................          $ 65,839
Working capital............................................................................             6,150
Total debt(2)..............................................................................            21,677
Shareholders' equity.......................................................................            31,519


                                                       (Footnotes on next page)

(Footnotes from previous page)

------------------
(1) EBITDA represents income before income taxes, plus interest expense and depreciation and amortization expense. EBITDA is not presented as, and should not be considered, an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. While commonly used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by the Company's competitors.

(2) Includes $925,000 of redeemable preferred stock.

                       SUMMARY HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following sets forth summary historical financial data for the Company and its consolidated subsidiaries (Prestolock, Monroe and Vassar) as of December 31, 1996 and for each of the three fiscal years in the period ended December 31, 1996 and is derived from the audited financial statements included elsewhere herein. The summary financial data as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 sets forth summary historical financial data for the Company and its consolidated subsidiaries (which at September 30, 1997 also included Skandy and UPP) and is derived from the unaudited financial statements included elsewhere herein. The comparability of the historical consolidated financial data has been significantly impacted by the Company's acquisitions of Monroe and Vassar in 1996 and its acquisitions of Skandy and UPP in January and March 1997, respectively. The information presented below is qualified in its entirety by, and should be read in conjunction with, 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Pro Forma Financial Data,' 'Selected Financial Data' and the financial statements and notes thereto included elsewhere in this Prospectus.



                                                                                        NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                         --------------------------------------      ------------------------
                                            1994          1995          1996            1996          1997
                                         ----------    ----------    ----------      ----------    ----------
CONSOLIDATED STATEMENTS OF OPERATIONS:

Net sales.............................   $    3,305    $    4,442    $   16,187      $   12,125    $   14,262
Cost of goods sold....................        2,261         2,911        10,587           7,807         9,598
                                         ----------    ----------    ----------      ----------    ----------
Gross profit..........................        1,044         1,531         5,600           4,318         4,664
Selling, general and administrative
  expenses............................          915         1,030         5,088           2,902         3,541
                                         ----------    ----------    ----------      ----------    ----------
Operating profit......................          129           501           512           1,416         1,123
Equity in loss of unconsolidated
  subsidiary..........................           --            --            95               2            99
Interest income.......................           --            --            (5)             --            --
Interest expense......................           24            24           555             350           654
Sundry, net...........................           (1)          (29)          (64)            (64)         (120)
                                         ----------    ----------    ----------      ----------    ----------
Earnings (loss) before income taxes
  and minority interest...............          106           506           (69)          1,128           490
Minority interest.....................           38            67            --              --            --
Income tax expense....................            8            30             7             384           207
                                         ----------    ----------    ----------      ----------    ----------
Net earnings (loss) on common shares..   $       60    $      409    $      (76)     $      744    $      283

                                         ----------    ----------    ----------      ----------    ----------
                                         ----------    ----------    ----------      ----------    ----------
Net earnings (loss) per common
  share(1)............................   $      .03    $      .10    $     (.02)     $      .22    $      .06
                                         ----------    ----------    ----------      ----------    ----------
                                         ----------    ----------    ----------      ----------    ----------
Weighted average common shares
  outstanding.........................    1,535,170     2,807,390     3,820,390       3,311,854     3,874,569

OTHER FINANCIAL INFORMATION:

EBITDA(2).............................   $      121    $      566    $      999      $    1,823    $    1,668
Ratio of EBITDA to interest
  expense.............................          5.0x         23.6x          1.8x            5.2x          2.6x
Cash flow from:
  Operating...........................   $     (214)   $      392    $      913      $    1,050    $   (1,298)
  Investing...........................         (429)         (203)          270             418          (623)
  Financing...........................          645          (191)         (713)         (1,013)        1,746
                                         ----------    ----------    ----------      ----------    ----------
  Net cash flow.......................   $        2    $       (2)   $      470      $      455    $     (175)
                                         ----------    ----------    ----------      ----------    ----------
                                         ----------    ----------    ----------      ----------    ----------

                                                                              DECEMBER 31, 1996    SEPTEMBER 30, 1997
                                                                              -----------------    ------------------
CONSOLIDATED BALANCE SHEET DATA:
Total assets...............................................................        $11,533              $ 15,392
Working capital (deficiency)...............................................           (817)                1,099
Total debt.................................................................          8,675                 7,434
Shareholders' equity.......................................................            729                 4,798


------------


(1) Net earnings (loss) per common share data for 1994 and 1995 include the pro forma tax effects attributable to Prestolock being taxed under Subchapter S of the Internal Revenue Code through December 31, 1995. Net earnings per common share for the nine months ended September 30, 1997 have been reduced to reflect $63,506 of preferred dividends.


(2) EBITDA represents income before income taxes, plus interest expense and depreciation and amortization expense. EBITDA is not presented as, and should not be considered, an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. While commonly used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by the Company's competitors.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in this Prospectus as a result of the risk factors set forth below and the matters set forth in this Prospectus generally. The Company cautions each prospective investor, however, that this list of factors may not be exhaustive. In analyzing an investment in the Common Stock, prospective investors should carefully consider, together with the other matters referred to herein, the risk factors described below.

RELIANCE ON MAJOR CUSTOMERS


     The Company's sales to the automotive industry accounted for approximately 68.5% and 69.2% of consolidated net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively (pro forma combined net sales after giving effect to all of the Acquisitions represented 89.5% and 90.1%, respectively, for such period). Sales to GM, Chrysler, Ford, and their respective Tier I suppliers, accounted for approximately 24%, 28% and 5%, respectively, of the Company's consolidated net sales for the year ended December 31, 1996 (pro forma combined net sales after giving effect to all of the Acquisitions represented 38%, 39% and 8%, respectively, for such period). For the nine months ended September 30, 1997, sales to GM, Chrysler, Ford, and their respective Tier I suppliers, accounted for approximately 45%, 21% and 3%, respectively, of the Company's consolidated net sales (pro forma combined net sales after giving effect to all of the Acquisitions represented 41%, 38% and 9%, respectively, for such period). Thus, the loss of GM, Chrysler or Ford or of any of the Company's other significant customers could have a material adverse effect on the Company. The Company, as is typical in the automotive supply industry, has no long-term contracts with any of its customers. The Company's OEM and Tier I customers provide annual estimates of their requirements, however, sales are made on a short-term purchase order basis. There is substantial and continuing pressure from the major OEMs and Tier I suppliers to reduce costs, including the cost of products purchased from outside suppliers such as the Company. If in the future the Company were unable to generate sufficient production cost savings to offset price reductions, the Company's gross margins could be adversely affected. See 'Business.'


LIMITED CONSOLIDATED OPERATING HISTORY


     The Company has a limited consolidated operating history with regard to a significant portion of its operations. Prior to the Vassar and Monroe Acquisitions in January 1996, Prestolock represented the substantial majority of the Company's operations. In addition, the Company's historical results of operations for 1996 do not include the results of operations of Skandy or UPP, which were acquired in January and March 1997, respectively, and neither the 1996 results of operations nor the results of operations for the nine months ended September 30, 1997 include the operations of DCT or Utilase. Moreover, while the pro forma combined statements of operations of the Company included elsewhere herein has been prepared to illustrate the effects of the Closing

Acquisitions as if such transactions had occurred as of January 1, 1996, such pro forma combined financial data has been prepared for comparative purposes only and does not purport to be indicative of the results that actually would have been obtained if these Acquisitions had been effected on such earlier date. As a result, such data is not necessarily indicative of the results that would have been achieved if all of the businesses acquired had been operated on an integrated basis or of the results that may be realized by the Company on a consolidated basis in the future. See 'Pro Forma Financial Data' and Consolidated Financial Statements.


SUBSTANTIAL OUTSTANDING INDEBTEDNESS; SIGNIFICANT LEVERAGE


     In order to finance its operations, including costs relating to the consummation of the Acquisitions, the Company has incurred substantial indebtedness. The Company intends to use a substantial portion of the proceeds of the Offering to repay a significant amount of its pro forma combined indebtedness; however, the Company will, following the consummation of the Closing Acquisitions and the Offering, continue to have approximately $21.7 million of long-term debt, including current maturities and $925,000 of preferred stock (mandatorily redeemable at the option of the holder) outstanding, which, when compared to the Company's capitalization, represents a
 .41-to-1 ratio of indebtedness-to-capitalization. The Company does not expect such debt-to-capitalization ratio to decrease in the foreseeable future as it will acquire an additional line of credit facility with a borrowing base of at least $15 million following the consummation of the Offering and the Closing

Acquisitions (the Company has a commitment letter from NBD Bank for a $15 million revolving line of credit facility subject to the Company's prior completion of the Offering, and will either enter into an agreement with NBD Bank pursuant to the terms of such commitment or obtain a revolver from another lender on the same or better terms) and anticipates that it will, in connection with its expansion strategy, consummate additional acquisitions in the future, some or all of which may be financed with additional debt. In addition, the Company has, on a pro forma combined basis, from time to time been in violation of certain of its financial ratio covenants and covenants relating to the issuance of preferred stock and the payment of preferred stock dividends, requiring it to obtain waivers of default from its lenders. In addition, the Company has from time to time, had to negotiate extensions relating to the payment of several of its debt obligations. Although, as of the date of this Prospectus, the Company is, on a pro forma combined basis, in compliance with all of its debt covenants and/or has obtained waivers of default relating thereto, there can be no assurance that, in the event the Company were to default upon any of its loan obligations or require additional time to repay and/or refinance certain of its indebtedness in the future, the Company will be successful in negotiating waivers and/or extensions relating thereto. In the event of a violation by the Company of any of its loan covenants or other default by the Company on its obligations, the lenders could declare the Company's indebtedness to be immediately due and payable and, in certain cases, such as in the case of the $15 million line of credit facility to be obtained by the Company following the consummation of the Offering, the lenders could foreclose on some or all of the Company's assets. Moreover, to the extent that all of the Company's assets continue to be pledged to secure outstanding borrowings under its credit facility agreement, such assets will not be available to secure additional indebtedness which may adversely affect the Company's ability to borrow in the future. See 'Capitalization,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources' and 'Use of Proceeds.'

RISKS RELATING TO FUTURE ACQUISITIONS

     The automotive component supply industry has undergone, and is likely to continue to experience, consolidation as OEMs and Tier I suppliers seek to reduce both their costs and their supplier base. The Acquisitions were pursued by the Company, and future acquisitions may be made, in order to enable the Company to expand into new geographic markets, add new customers, provide new products, manufacturing and service capabilities and increase automotive model penetration with existing customers. Integration of the Closing Acquisitions, and any future acquisitions, will place a strain upon the Company's financial and managerial resources. The full benefits of the Closing Acquisitions, or any future acquisitions, will require: (i) the integration of administrative, finance, purchasing, engineering, sales and marketing organizations; (ii) the coordination of production efforts; and (iii) the implementation of appropriate operational, financial and management systems and controls. There can be no assurance that the Company will be able to integrate these operations successfully. If the Company fails to successfully integrate the Closing Acquisitions, or any future acquisitions, the Company's business could be adversely affected. Moreover, while the Company will continue to explore acquisitions of businesses and assets that it believes are compatible with its business strategy, and regularly evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company has no agreements, commitments, understandings or arrangements with respect to any potential acquisition other than the Closing Acquisitions. Consequently, there is no basis for investors in the Offering to evaluate the specific merits or risks of any potential acquisitions that the Company may undertake following the consummation of the Offering. Moreover, under Michigan law, various forms of business combinations can be effected without shareholder approval and, accordingly, investors in the Offering will, in all likelihood, neither receive nor otherwise have the opportunity to evaluate any financial or other information which may be made available to the Company in the future in connection with any acquisition and must rely entirely upon the ability of management in selecting, structuring and consummating acquisitions that are consistent with the Company's business objectives. Although the Company will endeavor to evaluate the risks inherent in a particular acquisition, there can be no assurance that the Company will properly ascertain or assess all significant risk factors prior to consummating any acquisition. See 'Business--Strategy.'

FAILURE TO OBTAIN BUSINESS ON NEW AND REDESIGNED MODEL INTRODUCTIONS

     Certain of the Company's product lines are subject to change as the Company's customers, including both OEMs and Tier I suppliers, introduce new or redesigned products. The Company principally competes for new business both at the beginning of the development phase of new vehicle models and upon the redesign of existing models. New model development generally begins two to five years prior to the marketing of such models to the public. Failure of the Company to obtain business on new models or to retain or increase business on redesigned existing models would adversely affect the Company's business.

DEPENDENCE ON CONTINUOUS IMPROVEMENT OF PRODUCTION TECHNOLOGIES

     The ability of the Company to continue to meet customer specifications with respect to performance, cost, quality and service will depend, in part, upon the Company's ability to remain technologically competitive with its production processes. The Company's business may therefore require from time to time significant additional capital or other resources to meet this continuing challenge. The inability of the Company to continuously improve its production technologies in order to remain competitive could have a material adverse effect on the Company's business. See 'Business--Strategy.'

DESIGN AND ENGINEERING RESOURCES

     OEMs and Tier I suppliers are increasingly requiring their suppliers to provide more design and engineering input at earlier stages in the product development process. While the direct costs of design and engineering are generally borne by the customer, the supplier bears the indirect cost associated with the allocation of its limited design and engineering resources to such product development projects, including the inability to allocate such resources to other projects. Despite the Company's up-front dedication of design and engineering resources, the OEMs and Tier I suppliers are under no obligation to order the subject components or systems from the Company following their development. In addition, in the future, the Company may in some cases, when it deems it strategically advisable, bear the direct up-front design and engineering costs as well. There can be no assurance that the Company's dedication of design and engineering resources, or up-front design and engineering expenditures, will not have a material adverse effect on the financial condition or results of operations of the Company.

HISTORICAL WORKING CAPITAL DEFICIT; POTENTIAL NEED FOR ADDITIONAL FINANCING


     Although, as of September 30, 1997, the Company had working capital of approximately $1.1 million (and pro forma combined working capital of approximately $6.2 million), it had a working capital deficit of $817,006 for the year ended December 31, 1996. The Company believes, based on its currently proposed plans and assumptions relating to its operations, that the Company's anticipated revenues from operations, cash and cash equivalent balances and borrowing availabilities under its line of credit facilities (including under a new $15 million revolving line of credit facility which the Company intends to finalize following the consummation of the Offering) will be sufficient to fund its operating requirements for at least the next 12 months, there can be no assurance that such funds will not be expended prior thereto due to changes in economic conditions or other unforeseen circumstances, requiring the Company to obtain additional financing prior to the end of such period. Moreover, the Company intends to pursue, as part of its business strategy, future growth through opportunistic acquisitions of assets or companies involved in the automotive component supply industry, which acquisitions may involve the expenditure of significant funds and management time. Depending upon the nature, size and timing of future acquisitions, the Company may be required to obtain additional debt or equity financing in connection with such potential future acquisitions. There can be no assurance that additional financing will be available to the Company, when and if needed, on acceptable terms or at all. Any inability to obtain additional financing when needed could have a material adverse effect on the Company's results of operations and/or expansion plans. See 'Use of Proceeds,' 'Pro Forma Financial Data,' 'Selected Financial Data' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

OPTION OF OTHERS TO PURCHASE AN INTEREST IN VASSAR

     The former shareholders of Vassar, including Christan Frampton, the current Treasurer of Vassar, and James Lamb, a current director of Vassar, retained an option to repurchase from the Company, for $1.00, 25% of the stock of Vassar, which option expires when the Company's obligations under consulting agreements with such former shareholders terminate in 2003. In the event such former shareholders exercise this option, they will be entitled to receive 25% of any dividends issued by Vassar and, if and when Vassar is liquidated, 25% of the liquidating proceeds distributable to holders of Vassar common stock. To date, none of the former Vassar shareholders have stated an interest in exercising the option. See 'Certain Transactions--Vassar Acquisition.'

INDUSTRY CYCLICALITY AND SEASONALITY

     The Company's business is largely dependent upon the automotive industry, which is highly cyclical and dependent on consumer spending. Economic factors adversely affecting automotive production and consumer spending could adversely impact the Company. In addition, the automotive component supply industry is somewhat seasonal. Increased revenues and operating income are generally experienced during the second calendar quarter of each year as a result of the automotive industry's spring selling season, the peak sales and production period of the year. Decreased revenues and operating income are generally experienced during July and December of each year as a result of scheduled OEM plant shut downs for vacations and holidays, as well as changeovers in production lines for new model years. The Company's historical results of operations do not reflect cyclical or seasonal fluctuations in revenues and operating income because the Acquisitions have resulted in a growth trend through successive periods which has masked the effect of any such fluctuations. There can be no assurance that the Company will not be affected by such cyclical or seasonal fluctuations in the future.

RISK OF LABOR INTERRUPTIONS


     Substantially all of the hourly employees of GM, Chrysler and Ford are represented by the United Automobile, Aerospace and Agricultural Implement Workers of America (the 'UAW') or the Canadian Automobile Workers Union ('CAWU') under similar collective bargaining agreements. The UAW and CAWU collective bargaining agreements applicable to such employees are scheduled to expire in

September 1999. The failure of GM, Chrysler, Ford or any other significant customer of the Company to reach agreement with the UAW or CAWU relating to the terms of a new agreement on a timely basis resulting in either a work stoppage or strike at any of their production facilities could have a material adverse effect on the Company. GM Truck and Bus had a strike from April 7, 1997 to May 29, 1997, which impacted the Company as follows: (i) lost sales at DCT, Prestolock and Vassar are estimated at $200,000, $126,000 and $430,000, respectively; and (ii) the decrease in gross profit at DCT, Prestolock and Vassar is estimated at $50,000, $50,000 and $157,000, respectively. Chrysler's Mound Road Plant had a strike from April 7, 1997 to May 7, 1997 which impacted the Company as follows: (i) lost sales at DCT, Prestolock, UPP and Utilase are estimated at $250,000, $124,000, $30,000 and $100,000, respectively; and (ii)
the decrease in gross profit at DCT, Prestolock, UPP and Utilase is estimated at $62,000, $50,000, $12,000 and $40,000, respectively. Bertrand Faure Components Ltd. ('Bertrand'), a customer of DCT, had a strike from May 30, 1997 to June 11, 1997, which affected DCT's sales to Bertrand through August 30, 1997 by an estimated $223,000 and gross profit by an estimated $56,000. All of the Company's operations are non-union, except for Vassar, whose production workers are represented by the International Paper Workers Union ('AFL-CIO'). These AFL-CIO workers have been out on strike since August 1, 1997. The Company's operations have been impacted by the strike. Management estimates the cost through September 30, 1997 to be approximately $207,000 on a pre-tax basis due to increased overtime, labor variances, containment by the customer and security measures.


COMPETITION

     Both the automotive component supply and the tooling component industries are highly competitive. Competition in the sale of the Company's products is primarily based on engineering, product design, process capability, quality, cost, delivery and responsiveness. Many of the Company's competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than the Company. In addition, with respect to certain of its products, some of the Company's competitors, including

GM/Delphi, are divisions of its OEM customers. There can be no assurance that the Company's products will be able to compete successfully with the products of these other companies. See 'Business--Competition.'

PRODUCT LIABILITY EXPOSURE

     The Company faces an inherent business risk of exposure to product liability claims if the failure of one of its products results in personal injury or death, and there can be no assurance that the Company will not experience material product liability losses in the future. In addition, if any of the Company's products prove to be defective, the Company may be required to participate in a recall involving such products. The Company maintains insurance against product liability claims, but there can be no assurance that such coverage will be adequate for liabilities ultimately incurred or that such insurance will continue to be available to the Company on acceptable terms or at all. A successful claim brought against the Company in excess of available insurance coverage or a requirement to participate in any product recall may have a material adverse effect on the Company's business.

IMPACT OF ENVIRONMENTAL REGULATION

     The Company is subject to the requirements of federal, state and local environmental and occupational health and safety laws and regulations. There can be no assurance that the Company will always be in complete compliance with all such requirements. The Company has made and will continue to make capital and other expenditures to comply with environmental requirements. If a release of hazardous substances occurs on or from the Company's properties or from any of its disposals at offsite disposal locations, or if contamination is discovered at any of the Company's current or former properties, the Company may be held liable, and the amount of such liability could be material. See 'Business--Environmental Matters.'

DEPENDENCE ON KEY PERSONNEL

     The future success of the Company will largely depend on the efforts and abilities of Robert J. Skandalaris, the Company's President and Chief Executive Officer, Christopher L. Morin, the Company's Chief Operating Officer, its other executive officers and John K. Baysore, the President of Utilase. The Company has an employment agreement with Mr. Skandalaris and Utilase has an employment agreement with Mr. Baysore. The Company does not, however, have employment agreements with Mr. Morin or its other executive officers. The Company maintains no key-person life insurance on the lives of any of its executives. The loss of the services of Mr. Skandalaris could have a material adverse effect on the Company. See 'Management.'

CONTROL BY EXISTING SHAREHOLDERS

     Upon consummation of the Offering, Robert J. Skandalaris will continue to own and/or control approximately 43.8% of the outstanding Common Stock. As a result, Mr. Skandalaris will continue to be able to exert significant influence over the outcome of all matters submitted to a vote of the holders of Common Stock, including the election of directors, amendments to the Company's Articles of Incorporation and approval of significant corporate transactions. Such consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of the Company that might be beneficial to other shareholders. See 'Principal Shareholders' and 'Description of Capital Stock.'

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER, BYLAW AND STATUTORY PROVISIONS

     Certain provisions of the Company's Articles of Incorporation and Bylaws may inhibit changes in control of the Company not approved by the Company's Board of Directors (the 'Board'). These provisions include: (i) a prohibition on shareholder action through written consents; (ii) a requirement that special meetings of shareholders be called only by the Board; (iii) advance notice requirements for shareholder proposals and nominations; (iv) limitations on the ability of shareholders to amend, alter or repeal the Bylaws; and (v) the authority of the Board to issue, without shareholder approval, preferred stock with such terms as the Board may determine. The Company will also be afforded the protections of Sections 790 through 799 of the Michigan Business Corporation

Act, which could have similar effects. See 'Description of Capital Stock.'

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

     The Company currently intends to retain any earnings to support its growth strategy and does not anticipate paying dividends in the foreseeable future. As a holding company, the ability of the Company to pay dividends in the future will be dependent upon the receipt of dividends or other payments from its operating subsidiaries. The payment of dividends by such subsidiaries, other than in stock of such subsidiaries, is restricted by the Company's current bank loan agreements, as is the Company's ability to pay cash dividends on any class of stock. Moreover, the Company expects that the $15 million line of credit facility which it intends to finalize upon the consummation of the Offering and any other future lending facilities will include similar restrictions. The Company's ability to pay dividends, other than in stock, will also be subject to limitations imposed by the Utilase Notes which will be issued by the Company in connection with the Utilase Acquisition. See 'Dividend Policy' and 'Certain Transactions.'

SHARES ELIGIBLE FOR FUTURE SALE


     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon consummation of the Offering, the Company will have 7,225,006 shares of Common Stock issued and outstanding (7,720,006 if the Representatives' over-allotment option is exercised in full), of which the 3,300,000 shares of Common Stock sold in the Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the 'Securities Act'), unless such shares are acquired by an 'affiliate' of the Company as that term is defined under Rule 144 under the Securities Act ('Rule 144'). The shares of Common Stock outstanding prior to the consummation of the Offering have not been registered under the Securities Act and may not be sold unless they are registered or unless an exemption from registration, such as the exemption provided by Rule 144, is available. A total of 3,459,113 of such unregistered shares of Common Stock will become eligible for sale, pursuant to Rule 144, subject to the volume and manner of sale limitations prescribed by Rule 144 and to the contractual restrictions of certain 360-day 'lock-up' agreements with BlueStone Capital Partners, L.P. ('BlueStone') described herein, beginning 90 days from the date of this Prospectus. See 'Shares Eligible for Future Sale' and 'Underwriting.'


ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained in the future or that the market price of the Common Stock will not decline below its initial public offering price. If an active public market for the Common Stock does not develop, the market price and liquidity of the Common Stock will likely be materially adversely effected. The initial public offering price of the Common Stock, which will be determined by negotiations between the Company and the Representatives, will not necessarily be related to the Company's asset value, net worth or other established criteria of value and may not be indicative of the market price for the Common Stock after the Offering. The trading price of the Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly operating results, changes in earnings estimates by analysts, conditions in the Company's businesses or general market or economic conditions. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price for the Common Stock. See 'Underwriting.'

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS


     Purchasers of Common Stock in the Offering will acquire 45.7% of the then outstanding Common Stock for 95.8% of the total consideration paid for the then outstanding Common Stock (based on an assumed offering price of $10.00 per share, the high point of the anticipated range of the initial public offering price per share) and will experience immediate and substantial dilution in net tangible book value per share. As of September 30, 1997, the Company had a deficiency in net tangible book value of approximately $.01 per share. After giving effect to the sale of Common Stock offered by this Prospectus, the deduction of underwriting discounts and the estimated expenses of the Offering, the consummation of the Closing Acquisitions and the anticipated use of proceeds of the Offering (based on an assumed offering price of $10.00 per share), the adjusted net tangible book value of the Company at September 30, 1997 would have been $.87 per share, representing an immediate dilution of $9.13 per share to purchasers in the Offering. See 'Dilution.'


BENEFITS OF THE OFFERING TO CURRENT SHAREHOLDERS


     Upon the consummation of the Offering, the current shareholders of the Company will receive substantial benefits, including the creation of a public trading market for their securities and the corresponding facilitation of sales by such shareholders of their shares of Common Stock in the secondary market (although most of such shares are subject to 360-day 'lock-up' agreements with BlueStone and to certain limitations on resale imposed upon officers, directors and affiliates of the Company under the Federal securities laws), as well as an immediate increase in net tangible book value of $.88 per share to such shareholders based upon the adjusted net tangible book value per share after the consummation of the Offering and the Closing Acquisitions and the application of the estimated net proceeds of the Offering (based upon an assumed offering price of $10.00 per share, the high point of the currently anticipated range of the initial public offering price per share). If, at the time the existing shareholders are able to sell their shares of Common Stock in the public market, the market price per share remains at the initial public offering price, of which there can be no assurance, such shareholders would realize an average gain of $9.63 per share on the sale of their existing shares (again, based upon an assumed offering price of $10.00 per share). See 'Dilution,' 'Principal Shareholders,' 'Shares Eligible for Future Sale' and 'Underwriting.'


LIMITED LEAD UNDERWRITING EXPERIENCE

     Although BlueStone has engaged in the investment banking business since its formation as a broker-dealer in March 1996, and its principals have had extensive experience in the underwriting of securities in their capacities with other broker-dealers, this Offering constitutes one of the first public offerings for which BlueStone has acted as lead underwriter. See 'Underwriting.'

RECENT PUBLICITY

     Following the execution of the definitive agreement for the Utilase Acquisition, and after the filing of the Company's registration statement for the Offering with the Commission, press reports of the pending Utilase Acquisition appeared in certain publications. These reports included statements attributed to current Utilase management, and not to the Company, with respect to anticipated revenues and employment levels at Utilase over the next two years. Neither the Company nor the Representatives have confirmed, endorsed or adopted these statements. The Company does not believe that these statements are inconsistent with, or conflict with, the information contained in this Prospectus.

FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

     This Prospectus contains various forward-looking statements that are based on the Company's beliefs as well as assumptions made by and information currently available to the Company. When used in this Prospectus, the words 'believe,' 'expect,' 'anticipate,' 'estimate' and similar expressions are intended to identify forward-looking statements. The accuracy of such forward-looking statements are subject to certain risks, uncertainties and assumptions, including those identified above under 'Risk Factors.' Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. The Company cautions potential purchasers not to place undue reliance on any such forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 3,300,000 shares of Common Stock offered hereby, are estimated to be approximately $26,721,000 ($30,864,150 if the Representatives' over-allotment option is exercised in full), assuming an initial public offering price of $9.00 per share (the midpoint of the currently anticipated range of the initial public offering price) and after deducting underwriting discounts and estimated offering expenses. The Company expects to use the net proceeds as follows:


                                                                                                         APPROXIMATE
                                                                                        APPROXIMATE     PERCENTAGE OF
ANTICIPATED USE OF NET PROCEEDS                                                        DOLLAR AMOUNT    NET PROCEEDS
-------------------------------                                                        -------------    _____________
Reduction of financial institution debt(1)(2).......................................    $13,200,000          49.4%
Payments relating to Utilase Acquisition(3).........................................     10,450,000          39.1
Payments relating to Final DCT Acquisition(4).......................................      1,960,000           7.3
Payments relating to prior Acquisitions(5)..........................................        611,000           2.3
Equipment purchases.................................................................        500,000           1.9
                                                                                       -------------       ------
  Total.............................................................................    $26,721,000         100.0%
                                                                                       -------------       ------
                                                                                       -------------       ------


------------------
(1) Although the Company intends to use a significant portion of the proceeds to repay a substantial amount of its financial institution debt, it will, immediately following the Offering, acquire a revolving line of credit facility with a borrowing base of at least $15 million (the Company has a commitment letter from NBD Bank for a $15 million revolving line of credit facility, subject to the consummation of the Offering, and will either enter into an agreement with NBD Bank based on such commitment or with another financial institution on the same or better terms) and intends to utilize the resulting increased borrowing availability under such new line of credit as necessary in the ordinary course of its business, including for increased inventories and receivables and continued growth of the Company and its subsidiaries. In addition, the Company may use a portion of such increased borrowing availability to acquire businesses which the Company believes are compatible with its business strategy; however, while the Company regularly evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company has no agreements, commitments, understandings or arrangements with respect to any acquisition other than the Closing Acquisitions. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'


(2) Includes: (i) approximately $3.69 million for the repayment in full of amounts outstanding under DCT's revolving line of credit facility with CIT Group/Credit Finance, Inc. ('CIT'), which permits borrowings of up to $7.5 million (the actual borrowing base at any given time depending upon advance formulas based on outstanding accounts receivable and inventory), bears interest at 2.625% over CIT's prime lending rate (a total of 11.125% as of September 30, 1997) and matures on June 1, 1998 (the 'DCT/CIT Line'); (ii) approximately $0.1 million for the repayment in full of amounts outstanding under Noble's revolving line of credit facility with Comerica Bank ('Comerica'), which permits borrowings of up to $3.5 million (the actual borrowing base at any given time depending upon advance formulas based on outstanding accounts receivable and inventory), bears interest at 1% over Comerica's prime lending rate (a total of 9.5% as of September 30, 1997) and matures on November 30, 1997 (the 'Noble/Comerica Line'); (iii) an anticipated $3.0 million for the repayment in full of the Company's term loan with Comerica, which had an outstanding principal balance of $3.05 million as of September 30, 1997, bears interest at 1.5% above Comerica's prime lending rate (a total of 10% as of September 30, 1997), is payable in monthly principal installments of $78,125, plus accrued interest, and matures on December 31, 2000 (the 'Noble/Comerica Term Loan'); (iv) an anticipated $2.2 million for the repayment in full of DCT's term loan with CIT, which bears interest at 2.625% above CIT's prime lending rate (a total of 11.125% as of September 30, 1997), is payable in monthly principal installments of $46,992, plus interest, and matures on June 1, 1998 (the 'DCT/CIT Term Loan'); (v) an anticipated $1.1 million for the repayment in full of Utilase's term loan with Comerica, which had an outstanding principal balance of $1.1 million as of September 30, 1997, bears interest at 2.0% above Comerica's prime lending rate (a total of 10.5% as of September 30, 1997), is payable in monthly principal installments of $30,000, plus interest, and matures on October 31, 2000 (the 'Utilase/Comerica Term Loan'); and (vi) approximately $3.11 million for the partial repayment of amounts outstanding

    (approximately $3.3 million as of September 30, 1997) under Utilase's equipment purchase credit facility with Comerica, which permits borrowings of up to $8.0 million, bears interest at 1.25% above Comerica's prime lending rate (a total of 9.75% as of September 30, 1997) and matures on December 31, 1997 (the 'Utilase/Comerica Equipment Line'). See 'Management's Discussion and Analysis of Financial Condition and Results of
    Operations--Liquidity and Capital Resources.'


(3) Includes: (i) the $8.2 million cash portion of the Utilase stock purchase price; (ii) $1.4 million payable to various employees and shareholders of Utilase and its parent company, DCTI, in consideration of their covenants not to compete; and (iii) $850,000 to make the final payment due to the former shareholders of Utilase in connection with the UPP Acquisition, each of which payments is a condition precedent to the Utilase Acquisition. See 'Certain Transactions--UPP Acquisition' and '--Utilase Acquisition.'

(4) Includes: (i) $1.0 million for the purchase of the remaining 55% interest in DCT and (ii) $960,000 to repay DCT's loan from DCTI assumed by the Company in connection with the Final DCT Acquisition, which loan bears interest at the rate of 10% per annum and matures on the earlier of June 30, 1998 and the consummation of the Final DCT Acquisition. See 'Certain Transactions--Final DCT Acquisition.'



(5) Includes $500,000 payable in connection with the Monroe Acquisition and approximately $111,000 payable in connection with the Vassar Acquisition. See 'Certain Transactions--Vassar Acquisition' and '-- Monroe Acquisition.'


     Pending their use as set forth above, the Company intends to use the net proceeds of the Offering either to make short-term reductions in the Company's working capital lines of credit or to invest in short-term, investment grade, interest-bearing securities. The described use of proceeds is based upon management's assumptions concerning certain acquisition, development, financial and other matters which may affect the Company in the future. If the development of the Company's business varies materially from these assumptions, the Company may reallocate some of the proceeds in the best interests of the Company. If the Representatives exercise their over-allotment option in full, the Company will realize additional net proceeds of approximately $4.1 million. Such proceeds, if received, are expected to be used for working capital and general corporate purposes.

                                DIVIDEND POLICY

     The Company has not declared or paid any dividends on its Common Stock since its incorporation. The Company currently intends to retain any earnings to support its growth strategy and operations and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, the payment of dividends by the Company on the Common Stock is restricted by the Company's current bank loan agreements and it is anticipated that the new $15 million line of credit facility which the Company intends to finalize upon the consummation of the Offering and any other future lending facilities which the Company obtains will include similar restrictions. Such restrictions would limit the Company's ability to pay dividends on the Common Stock in the future. Further, the Utilase Notes, which will be delivered in connection with the Utilase Acquisition, will require the consent of the holders of 67% of the aggregate outstanding principal amount thereof for the Company to declare or pay any dividends on the Common Stock, other than in shares of capital stock. See 'Certain Transactions.'

                                    DILUTION

     The difference between the initial public offering price per share of Common Stock and the net tangible book value per share of Common Stock after the Offering constitutes the dilution to investors in the Offering. Net tangible book value per share on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on such date by the number of then outstanding shares of Common Stock.


     At September 30, 1997, net tangible book value (deficit) of the Company was $(25,472), or $(.01) per share. After giving retroactive effect to the sale of the 3,300,000 shares of Common Stock offered hereby at an assumed price of $10.00 per share (the high point of the currently anticipated range of the initial public offering price) and the receipt and anticipated application of the estimated net proceeds therefrom and to the concurrent consummation of the Closing Acquisitions, the as adjusted net tangible book value of the Company at September 30, 1997 would have been $6.3 million, or $.87 per share, representing an immediate increase in net tangible book value of $.88 per share to existing shareholders and an immediate dilution of $9.13 (91.3%) per share to investors in the Offering.


     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:


Assumed initial public offering price.................................................            $10.00
  Net tangible book value (deficit) before the Offering...............................   $(.01)
  Increase attributable to investors in the Offering..................................     .88
                                                                                         -----
Adjusted net tangible book value after the Offering...................................               .87
                                                                                                  ------
Dilution to investors in the Offering.................................................            $ 9.13
                                                                                                  ------
                                                                                                  ------


     The following table sets forth, with respect to existing shareholders and the investors in the Offering, a comparison of the number of shares of Common Stock purchased from the Company, the percentage ownership of such shares, the aggregate consideration paid, the percentage of total consideration paid, and the average price paid per share.


                                                       SHARES ACQUIRED         TOTAL CONSIDERATION
                                                     --------------------     ----------------------    AVERAGE PRICE
                                                      NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                                                     ---------    -------     -----------    -------    -------------
Existing Shareholders.............................   3,925,006      54.3%     $ 1,439,539       4.2%       $  0.37
Investors in the Offering.........................   3,300,000      45.7       33,000,000      95.8        $ 10.00(1)
                                                     ---------    -------     -----------    -------
                                                     7,225,006     100.0%     $34,439,534     100.0%
                                                     ---------    -------     -----------    -------
                                                     ---------    -------     -----------    -------


------------------
(1) Based on the high point of the currently anticipated range of the initial public offering price.


     The foregoing table assumes no exercise of the Representatives' over-allotment option. If such option is exercised in full, the new investors will have paid $37,950,000 (based on an assumed price of $10.00 per share, the high point of the currently anticipated range of the initial public offering price) for 3,795,000 shares of Common Stock, representing approximately 96.3% of the total consideration for 49.2% of the total number of shares outstanding. In addition, computations set forth in the above table exclude an aggregate of 700,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant under the Option Plan and 330,000 shares of Common Stock reserved for issuance upon the exercise of the Representatives' Warrants. See 'Management--Stock Option Plan' and 'Underwriting.'

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company, as of September 30, 1997, on: (i) a historical basis; (ii) a pro forma basis to reflect the consummation of the Closing Acquisitions (including the utilization of a portion of the net proceeds from the Offering in connection therewith, as well as the sale of a corresponding number of the shares offered hereby); and
(iii) a pro forma basis, as adjusted to reflect the sale of the balance of the 3,300,000 shares of Common Stock offered hereby at an assumed price of $9.00 per share (the midpoint of the currently anticipated range of the initial public offering price) and the anticipated application of the estimated net proceeds therefrom. This table should be read in conjunction with 'Pro Forma Financial Data' and the consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus.



                                                                                        SEPTEMBER 30, 1997
                                                                              ---------------------------------------
                                                                                                         PRO FORMA AS
                                                                              HISTORICAL    PRO FORMA      ADJUSTED
                                                                              ----------    ---------    ------------
                                                                                          (IN THOUSANDS)
Current maturities of long-term debt:
  Current maturities of long-term institutional debt.......................    $  1,020      $ 4,578       $    581
  Current maturities of related party debt.................................       1,850        1,000            500
                                                                              ----------    ---------    ------------
     Total current maturities..............................................       2,870        5,578          1,081
                                                                              ----------    ---------    ------------
Long-term debt:
  Long-term institutional debt, less current maturities....................       3,074       12,382         13,280
  Related party debt, less current maturities..............................       1,390       12,705          6,391
                                                                              ----------    ---------    ------------
     Total long-term debt..................................................       4,464       25,087         19,671
                                                                              ----------    ---------    ------------
Redeemable Preferred Stock, $100 par value: 150,000 shares authorized; no shares issued and outstanding historical and pro forma and 9,250 shares
  issued and outstanding pro forma as adjusted(1)..........................          --           --            925

Shareholders' equity:
  Preferred Stock, $100 par value: 38,000 shares issued and outstanding
     historical, pro forma and pro forma as adjusted(2)....................       3,447        3,447          3,447
  Common Stock, no par value: 20,000,000 shares authorized; 3,925,006
     shares issued and outstanding historical,           shares issued and
     outstanding pro forma and 7,225,006 shares issued and outstanding pro
     forma as adjusted(2)..................................................       1,439       13,849         28,160
  Retained earnings........................................................         (88)         (88)           (88)
                                                                              ----------    ---------    ------------
     Total shareholders' equity............................................       4,798       17,208         31,519

                                                                              ----------    ---------    ------------
       Total capitalization................................................    $ 12,132      $47,873       $ 53,196
                                                                              ----------    ---------    ------------
                                                                              ----------    ---------    ------------


------------------

(1) Assumes conversion of the outstanding shares of DCT redeemable preferred stock into preferred stock of the Company (redeemable at the option of the holder) concurrently with the closing of the Offering. See 'Certain Transactions--DCT Acquisition and Related Matters' and 'Description of Capital Stock-- Preferred Stock.'


(2) Represents preferred stock which is redeemable only at the option of the Company. See 'Certain Transactions--Other Matters' and 'Description of Capital Stock--Preferred Stock.'


(3) Does not include:(i) 700,000 shares reserved for issuance upon exercise of options available for future grant under the Option Plan; (ii) 330,000 shares of Common Stock reserved for issuance upon exercise of the Representatives' Warrants; and (iii) 58,485 shares reserved for issuance in future periods in exchange for a covenant not to compete in connection with the Utilase Acquisition. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources,' 'Management--Stock Option Plan,' 'Certain Transactions' and 'Underwriting.'

                            PRO FORMA FINANCIAL DATA
INTRODUCTION


     The following pro forma financial data is based upon the historical financial statements of the Company and has been prepared to illustrate the effects of the Closing Acquisitions and the Offering. The effects of the Offering proceeds have been isolated from the effects of the Closing Acquisitions, except to the extent that the Offering proceeds will be used to finance the Closing Acquisitions. The unaudited pro forma combined statement of operations for the year ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997 give effect to the Closing Acquisitions and the Offering as if they had been completed as of January 1, 1996. The unaudited pro forma combined balance sheet as of September 30, 1997 gives effect to the Closing Acquisitions and the Offering as if such transactions had been completed on September 30, 1997. The Closing Acquisitions are reflected using the purchase method of accounting for business combinations.


     The pro forma financial data is provided for comparative purposes only and does not purport to represent the actual financial position or results of operations of the Company that actually would have been obtained if the Closing Acquisitions had been consummated on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future.

     Adjustments to the pro forma combined operating results for the Closing Acquisitions and the Offering include changes in depreciation and amortization to reflect the cost basis of assets acquired; changes to selling, general and administrative expenses to remove non-recurring expenses and salaries to officers and shareholders; changes in interest expense to reflect debt incurred in financing the Acquisitions; and changes to the provision for income taxes to reflect reductions resulting from the pro forma income adjustments. The pro forma financial data is based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the financial statements and notes thereto included elsewhere herein.

               NOBLE INTERNATIONAL, LTD. AND ACQUIRED BUSINESSES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                YEAR ENDED DECEMBER 31, 1996
                               -----------------------------------------------------------------------------------------------
                                                                    CLOSING
                                                                 ACQUISITIONS                       OTHER
                                                                  AND RELATED        ADJUSTED     OFFERING
                                                               OFFERING PROCEEDS    PRO FORMA     PROCEEDS          PRO FORMA
                                 NOBLE       DCT     UTILASE    ADJUSTMENTS(AA)      COMBINED    ADUSTMENTS          COMBINED
                               ---------   -------   -------   -----------------    ----------   -----------        ----------

Net sales.....................   $16,187   $22,988   $ 9,305                        $   48,480                      $   48,480
Cost of sales.................    10,587    20,446     5,804                            36,837                          36,837
                               ---------   -------   -------                        ----------                      ----------
Gross profit..................     5,600     2,542     3,501                            11,643                          11,643
Selling, general, and
  administrative expense......     5,088     1,961     2,060       $    (841)(BB)        8,497    $     (29)(MM)         8,468
                                                                         133 (CC)
                                                                       1,286 (DD)
                                                                        (626)(EE)
                                                                        (564)(FF)
                               ---------   -------   -------   -----------------    ----------   -----------        ----------
Operating profit..............       512       581     1,441             612             3,146           29              3,175
Interest expense..............       555       938       631           1,049 (GG)        3,077       (1,271)(NN)         1,806
                                                                         (96)(HH)
Sundry, net...................       (26)      104       171              95 (II)          369                             369
                                                                          25 (JJ)
                               ---------   -------   -------   -----------------    ----------   -----------        ----------
Earnings (loss) before income
  taxes.......................       (69)     (253)      981            (221)              438        1,300              1,738
Income tax expense............         7       135       330            (296)(KK)          176          442(OO)            618
                               ---------   -------   -------   -----------------    ----------   -----------        ----------
Net earnings (loss)...........       (76)     (388)      651              75               262          858              1,120
Preferred stock dividends.....        --        --        --             (93)(LL)          (93)                            (93)
                               ---------   -------   -------   -----------------    ----------   -----------        ----------
Net earnings (loss) on common
  shares...................... $     (76)  $  (388)  $   651       $     (18)       $      169    $     858         $    1,027
                               ---------   -------   -------   -----------------    ----------   -----------        ----------
                               ---------   -------   -------   -----------------    ----------   -----------        ----------
Earnings (loss) per common
  share....................... $    (.02)                                           $      .03                      $      .14 (QQ)
                               ---------                                            ----------                      ----------
                               ---------                                            ----------                      ----------
Weighted average common shares
  outstanding................. 3,820,390                           1,532,098         5,352,488    1,767,902(PP)      7,120,390



------------------
(AA) Includes adjustments directly attributable to the Closing Acquisitions, including the Offering proceeds adjustments relating to the Closing Acquisitions.

(BB) Reflects bonus paid to Company's Chief Executive Officer. Pursuant to his employment agreement with the Company, entered into April 1997, as amended, he is precluded from the receipt of any bonus in 1997.

(CC) Reflects the addition of the depreciation of $133,000 due to the purchase of Competitive Technologies Investment Company ('CTIC') in connection with the Final DCT Acquisition. See 'Certain Transactions--DCT Acquisition and Related Matters.'

(DD) Reflects the amortization of goodwill over 20 years relating to the purchase of CTIC totaling $14,000, the amortization of goodwill over 20 years relating to the Utilase Acquisition totaling $857,703, the amortization of goodwill over 20 years relating to the Final DCT Acquisition totaling $214,951, and the amortization of the covenant not to compete obtained in connection with the Utilase Acquisition over seven years totaling $200,000. The amortization expense related to the purchase of CTIC is based on the acquisition of land and building with an appraised value of $4.3 million and the assumption of mortgage debt totalling $4.6 million. The amortization expense related to the Utilase Acquisition is based on the acquisition of current assets totalling $1.7 million, property and equipment totalling $3.4 million, other assets totalling $3.6 million, the assumption of $7.6 million in liabilities, notes to sellers totalling $10.1 million, and cash paid to sellers totalling $8.2 million. The amortization expense related to the Final DCT Acquisition is based on the acquisition of current assets totalling $5.4 million, property and equipment totalling $4.8 million, the assumption of liabilities totalling $13.5 million (net of debt forgiven totalling $16.5 million), and cash paid to sellers totalling $1.0 million. No adjustments were made to the carrying value of the assets acquired as management believes their book values approximate fair market value.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(EE) Reflects the corporate allocation expense incurred by Utilase that will cease upon its acquisition by Noble.

(FF) Reflects the elimination of rent expense in the amount of $564,000 that will cease upon the purchase of CTIC.

(GG) Reflects imputed interest at a rate of 9.25% on the acquisition cost of $850,000 for UPP totaling $78,625 (this interest expense adjustment is eliminated with the payment of the $850,000 with proceeds from the Offering), the additional interest expense of $425,000 relating to the purchase of CTIC, and the imputed interest expense of $623,621 on the Utilase Notes issued in connection with the Utilase Acquisition. The Utilase Notes mature over a four-year period from the date of the Utilase Acquisition. The Series A, B, and C Utilase Notes have a negotiated interest rate of 6.0%, and the Series D Utilase Notes have a negotiated interest rate of 6.5%.

(HH) Reflects the interest expense savings totaling $96,000 resulting from the repayment of DCT's 10% note payable to DCTI in the principal amount of $960,000.

(II) Reflects the elimination of the Company's minority interest in DCT's loss totaling $95,239.

(JJ) Reflects the addition of rent income of $25,000 due to the purchase of CTIC.

(KK) Reflects the tax effects of the pro forma adjustments amounting to $74,980 and the presumed utilization of DCT's loss for the year ended December 31, 1996 providing a tax benefit of $220,858.

(LL) Represents the pro forma dividends assuming the DCT preferred shares were converted to shares of the Company's preferred stock (redeemable at the option of the holder pursuant to a stated 'put' formula) as of January 1, 1996 and were redeemed pursuant to such formula ($37,500 per quarter) during the period. See 'Description of Capital Stock--Preferred Stock.'


(MM) Reflects the amortization over seven years of the Vassar consulting agreements settled with proceeds from the Offering. The basis of these consulting agreements, as settled, totals $183,500 of which payments totaling $72,500 have been made through September 30, 1997. The adjustment reflects the difference between the $55,000 of consulting agreements which were actually expensed in 1996 and the $26,214 amortization expense allocable to 1996.


(NN) Reflects the interest expense savings totaling approximately $1.270 million resulting from the reduction of debt through application of the Offering proceeds. These savings include the repayment of debt totaling approximately $13.2 million at an interest rate of 9.3% that reflects the weighted average interest rate at January 1, 1996. The savings also include the repayment of the $500,000 principal amount remaining outstanding under the note issued in connection with the Monroe Acquisition at an imputed interest rate of 8.5%.

(OO) Reflects the tax effects, at 34%, of the other Offering proceeds adjustments.

(PP) Represents the shares of Common Stock offered hereby to the extent not utilized to finance the Closing Acquisitions.

(QQ) Earnings per share on a pro forma combined basis adjusted for the Offering and Closing Acquisitions.

               NOBLE INTERNATIONAL, LTD. AND ACQUIRED BUSINESSES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 ----------------------------------------------------------------------------------------------
                                                                      CLOSING
                                                                   ACQUISITIONS                       OTHER
                                                                    AND RELATED        ADJUSTED     OFFERING
                                                                 OFFERING PROCEEDS    PRO FORMA     PROCEEDS          PRO FORMA
                                   NOBLE       DCT     UTILASE    ADJUSTMENTS(AA)      COMBINED    ADUSTMENTS         COMBINED
                                 ---------   -------   -------   -----------------    ----------   -----------        ---------

Net sales....................... $  12,125   $16,251   $ 6,557                        $   34,933                      $  34,933
Cost of sales...................     7,807    14,433     4,042                            26,282                         26,282
                                 ---------   -------   -------                        ----------                      ---------
Gross profit....................     4,318     1,818     2,515                             8,651                          8,651
Selling, general, and
  administrative expense........     2,902     1,393     1,682      $      (423)(BB)       6,161    $     (25)(KK)        6,136
                                                                            100 (CC)
                                                                           (458)(DD)
                                                                            965 (EE)
                                 ---------   -------   -------   -----------------    ----------   -----------        ---------
Operating profit (loss).........     1,416       425       833             (184)           2,490           25             2,515
Interest expense................       350       657       461              786 (FF)       2,182         (953)(LL)        1,229
                                                                            (72)(GG)
Sundry, net.....................        62        93        74               19 (HH)         250                            250
                                                                              2 (II)
                                 ---------   -------   -------   -----------------    ----------   -----------        ---------
Earnings (loss) before income
  taxes.........................     1,128      (139)      446             (877)             558          978             1,536
Income tax expense..............       384       135       152             (481)(JJ)         190          333 (MM)          523
                                 ---------   -------   -------   -----------------    ----------   -----------        ---------
Net earnings (loss).............       744      (274)      294             (396)             368          645             1,013
Preferred stock dividends.......                                            (71)             (71)                           (71)
                                 ---------   -------   -------   -----------------    ----------   -----------        ---------
Net earnings (loss) on common
  shares........................ $     744   $  (274)  $   294      $      (467)      $      297    $     645         $     942
                                 ---------   -------   -------   -----------------    ----------   -----------        ---------
                                 ---------   -------   -------   -----------------    ----------   -----------        ---------
Earnings per common share....... $     .22                                            $      .06                      $     .14 (OO)
                                 ---------                                            ----------                      ---------
                                 ---------                                            ----------                      ---------
Weighted average common shares
  outstanding................... 3,311,854                            1,532,098        4,843,952    1,767,902 (NN)    6,611,854


------------------

(AA) Includes adjustments directly attributable to the Closing Acquisitions, including the Offering proceeds adjustments relating to the Closing Acquisitions.


(BB) Reflects the elimination of rent expense in the amount of $423,000 that will cease upon the purchase of CTIC.



(CC) Reflects additional depreciation of $99,750 resulting from the purchase of CTIC.


(DD) Reflects the corporate allocation expenses incurred by Utilase that will cease upon its acquisition by Noble.


(EE) Reflects the amortization of goodwill over 20 years relating to the purchase of CTIC. totaling $10,500, the amortization of goodwill over 20 years relating to the Utilase Acquisition totaling $643,278, the amortization of goodwill over 20 years relating to the Final DCT Acquisition totaling $161,214, and the amortization of the covenants not to compete obtained in connection with the Utilase Acquisition over 7 years totaling $150,000. The amortization expense related to the purchase of CTIC is based on the acquisition of land and building with an appraised value of $4.3 million and the assumption of mortgage debt totalling $4.6 million. The amortization expense related to the Utilase Acquisition is based on the acquisition of current assets totalling $1.7 million, property and equipment totalling $3.4 million, other assets totalling $3.6 million, the assumption of $7.6 million in liabilities, notes to sellers totalling $10.1 million, and cash paid to sellers totalling $8.2 million. The amortization expense related to the Final DCT Acquisition is based on the acquisition of current assets totalling $5.4 million, property and equipment totalling $4.8 million, the assumption of liabilities totalling $13.5 million (net of debt forgiven totalling $16.5 million), and cash paid to sellers totalling $1.0 million. No adjustments were made to the


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

      carrying value of the assets acquired as management believes their book values approximate fair market value.


(FF) Reflects imputed interest at a rate of 9.25% on the acquisition cost of $850,000 for UPP totaling $58,968 (this interest expense adjustment is eliminated with the payment of the $850,000 with proceeds from the Offering), the additional interest expense of $318,750 relating to the purchase of CTIC, and the imputed interest expense of $467,715 on the

      Utilase Notes issued in connection with the Utilase Acquisition. The Utilase Notes mature over a four-year period from the date of the Utilase Acquisition. The Series A, B, and C Utilase Notes have a negotiated interest rate of 6.0%, and the Series D Utilase Notes have a negotiated interest rate of 6.5%.



(GG) Reflects the interest expense savings totaling $72,000 resulting from the repayment of DCT's 10% note payable to DCTI in the principal amount of $960,000.



(HH) Reflects the addition of rent income of $18,750 due to the purchase of CTIC.



(II)    Equity adjustment to earnings related to DCT.



(JJ) Reflects the tax effect of the pro forma adjustments amounting to $434,134 and the presumed utilization of DCT's loss for the nine months ended September 30, 1996 providing a total benefit of $47,117.



(KK) Reflects the amortization over seven years of the Vassar consulting agreements settled with proceeds from the Offering. The basis of these consulting agreements, as settled, totals $183,500, of which payments totaling $72,500 have been made through September 30, 1997. The adjustment reflects the difference between the $45,000 expensed by the Company relating to the consulting agreements during the nine months ended September 30, 1996 and the $19,661 amortization expense allocable to such nine-month period.



(LL) Reflects the interest expense savings totaling $952,900 resulting from the reduction of debt through application of the Offering proceeds. These savings include the repayment of debt totaling approximately $13.2 million at an interest rate of 9.3% that reflects the weighted average interest rate of such debt at January 1, 1996. The savings also include the repayment of the $500,000 principal amount remaining outstanding under the note issued in connection with the Monroe Acquisition at an imputed interest rate of 8.5%.


(MM) Reflects the tax effects, at 34%, of the other Offering proceeds adjustments.

(NN)  Represents the shares of Common Stock offered hereby to the extent not utilized to finance the Closing Acquisitions.

(OO) Earnings per share on a pro forma combined basis adjusted for the Offering and the Closing Acquisitions include an adjustment to earnings related to preferred dividends as if the preferred stock of DCT was converted to shares of the Company's preferred stock (redeemable at the option of the holder pursuant to a stated 'put' formula) as of January 1, 1996 and were redeemed pursuant to such formula ($37,500 per quarter) during the period.

               NOBLE INTERNATIONAL, LTD. AND ACQUIRED BUSINESSES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             NINE MONTHS ENDED SEPTEMBER 30, 1997
                                -----------------------------------------------------------------------------------------------
                                                                     CLOSING
                                                                  ACQUISITIONS
                                                                   AND RELATED         ADJUSTED       OTHER
                                                                OFFERING PROCEEDS      PRO FORMA    PROCEEDS          PRO FORMA
                                  NOBLE       DCT     UTILASE    ADJUSTMENTS(AA)       COMBINED    ADJUSTMENTS        COMBINED
                                ---------   -------   -------   -----------------      ---------   -----------        ---------
Net sales...................... $  14,262   $18,544   $12,339                          $  45,145                      $  45,145
Cost of sales..................     9,598    16,169     7,027                             32,794                         32,794
                                ---------   -------   -------                          ---------                      ---------
Gross profit...................     4,664     2,375     5,312                             12,351                         12,351
Selling, general, and
  administrative expense.......     3,541     1,852     2,473       $    (423)(BB)         8,083    $      (3)(KK)        8,080
                                                                          100 (CC)
                                                                         (425)(DD)
                                                                          965 (EE)
                                ---------   -------   -------   -----------------      ---------   -----------        ---------
Operating profit...............     1,123       523     2,839            (217)             4,268            3             4,271
Interest expense...............       654       763       438             786 (FF)         2,569         (953)(LL)        1,616
                                                                          (72)(GG)
Sundry, net....................        21         1       151              19 (HH)           291                            291
                                                                           99 (II)
                                ---------   -------   -------   -----------------      ---------   -----------        ---------
Earnings (loss) before income
  taxes........................       490      (239)    2,552            (813)             1,990          956             2,946
Income tax expense.............       207       (17)      894            (408)(JJ)           676          325(MM)         1,001
                                ---------   -------   -------   -----------------      ---------   -----------        ---------
Net earnings (loss)............       283      (222)    1,658            (405)             1,314          631             1,945
Preferred stock dividends......       (64)      (71)       --              --               (135)                          (135)
                                ---------   -------   -------   -----------------      ---------   -----------        ---------
Net earnings (loss) on common
  shares....................... $     219   $  (293)  $ 1,658            (405)             1,179          631             1,810
                                ---------   -------   -------   -----------------      ---------   -----------        ---------
                                ---------   -------   -------   -----------------      ---------   -----------        ---------
Earnings per common share...... $     .06                                              $     .22                      $     .25 (OO)
                                ---------                                              ---------                      ---------
                                ---------                                              ---------                      ---------
Weighted average common shares
  outstanding.................. 3,874,569                           1,532,098          5,406,667    1,767,902 (NN)    7,174,569


------------------
(AA)  Includes adjustments directly attributable to the Closing Acquisitions,

      including the Offering proceeds adjustments relating to the Closing Acquisitions.


(BB) Reflects the elimination of the rent of $423,000 due to the purchase of CTIC.



(CC) Reflects the addition of the depreciation of $100,000 due to the purchase of CTIC.


(DD) Reflects the corporate allocation expenses incurred by Utilase that will cease upon its acquisition by Noble.


(EE) Reflects the amortization of goodwill over 20 years relating to the purchase of CTIC totaling $10,500, the amortization of goodwill over 20 years relating to the Utilase Acquisition totaling $643,278, the amortization of goodwill over 20 years relating to the Final DCT Acquisition totaling $161,214, and the amortization of the covenants not to compete obtained in connection with the Utilase Acquisition over 7 years totaling $150,000. The amortization expense related to the purchase of CTIC is based on the acquisition of land and building with an appraised value of $4.3 million and the assumption of mortgage debt totalling $4.6 million. The amortization expense related to the Utilase Acquisition is based on the acquisition of current assets totalling $1.7 million, property and equipment totalling $3.4 million, other assets totalling $3.6 million, the assumption of $7.6 million in liabilities, notes to sellers totalling $10.1 million, and cash paid to sellers totalling $8.2 million. The amortization expense related to the Final DCT Acquisition is based on the acquisition of current assets totalling $5.4 million, property and equipment totalling $4.8 million, the assumption of liabilities totalling $13.5 million (net of debt forgiven totalling $16.5 million), and cash paid to sellers totalling $1.0 million. No adjustments were made to the carrying value of the assets acquired as management believes their book values approximate fair market value.



(FF) Reflects imputed interest at a rate of 9.25% on the acquisition cost of $850,000 for UPP totaling $58,968 (this interest expense adjustment is eliminated with the payment of the $850,000 with proceeds from the Offering), the additional interest expense of $318,750 relating to the purchase of CTIC and the imputed


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


      interest expense on the Utilase Notes issued in connection with the Utilase Acquisition totaling $467,715. The Utilase Notes mature over a four-year period from the date of the Utilase Acquisition. The Series A, B, and C Utilase Notes have a negotiated interest rate of 6.0%, and the Series D Utilase Note has a negotiated interest rate of 6.5%.



(GG) Reflects the interest expense savings totaling $72,000 resulting from the repayment of the 10%, $960,000 payable to DCT.



(HH) Reflects the addition of rent income of $18,750 due to the purchase of CTIC.



(II) Reflects the elimination of the equity in loss of unconsolidated affiliate, DCT, totaling $99,046.



(JJ) Reflects the tax effect of the pro forma adjustment amounting to $326,384 and the presumed utilization of DCT's loss for the nine months ended September 30, 1997 providing a total benefit of $81,214.



(KK) Reflects the amortization over seven years of the Vassar consulting agreements settled with proceeds from the Offering. The basis of these consulting agreements, as settled, totaled $183,500, of which payments totaling $72,500 have been made through September 30, 1997. The adjustment reflects the difference between the $22,500 expensed by the Company relating to the consulting agreements during the nine months ended September 30, 1997 and the $19,661 amortization expense allocable to such nine-month period.



(LL) Reflects the interest expense savings totaling $952,900 resulting from the reduction of debt through application of the Offering proceeds. These savings include the repayment of debt totaling approximately $13.2 million at an interest rate of 9.3% that reflects the weighted average interest rate of such debt at January 1, 1996. The savings also include the repayment of the $500,000 balance remaining outstanding under the note issued in connection with the Monroe Acquisition at an imputed interest rate of 8.5%.


(MM) Reflects the tax effects, at 34%, of the other Offering proceeds adjustments.


(NN) Represents the shares of Common Stock offered hereby to the extent not utilized to finance the Closing Acquisitions.

(OO) Earnings per share on a pro forma combined basis adjusted for the Offering and the Closing Acquisitions include an adjustment to earnings related to preferred dividends as if the preferred stock of DCT was converted to shares of the Company's preferred stock (redeemable at the option of the holder pursuant to a stated 'put' formula) as of January 1, 1996 and were redeemed pursuant to such formula ($37,500 per quarter) during the period. The adjustment of $8,200 reflects the excess of the actual dividends paid of $47,808 over the pro forma dividends of $39,608. See 'Description of Capital Stock--Preferred Stock.'

               NOBLE INTERNATIONAL, LTD. AND ACQUIRED BUSINESSES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (IN THOUSANDS)


                                                                             SEPTEMBER 30, 1997
                                            -------------------------------------------------------------------------------------
                                                                               CLOSING
                                                                            ACQUISITIONS                     OTHER
                                                                             AND RELATED      ADJUSTED     OFFERING
                                                                          OFFERING PROCEEDS   PRO FORMA    PROCEEDS     PRO FORMA
                                             NOBLE      DCT     UTILASE      ADJUSTMENTS      COMBINED    ADJUSTMENTS   COMBINED
                                            -------   -------   -------   -----------------   ---------   -----------   ---------

ASSETS:

Cash and cash equivalents.................  $   296   $   209   $     1                        $   506                   $   506
Accounts receivable, net..................    2,837     3,722     4,418                         10,977                    10,977
Inventory.................................    2,922     2,937       324                          6,183                     6,183
Other.....................................      934       317       107                          1,358                     1,358
                                            -------   -------   -------                       ---------                 ---------
Total current assets......................    6,989     7,185     4,850                         19,024                    19,024
PP&E, net.................................    3,013     3,822     8,293       $   4,329         19,457      $   500       19,957
Goodwill..................................    4,823        --        --          20,363         25,186                    25,186
Other.....................................      567        25       108             861          1,561          111        1,672
                                            -------   -------   -------   -----------------   ---------   -----------   ---------
Total assets..............................  $15,392   $11,032   $13,251       $  25,553        $65,228      $   611      $65,839
                                            -------   -------   -------   -----------------   ---------   -----------   ---------
                                            -------   -------   -------   -----------------   ---------   -----------   ---------

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts payable..........................  $ 1,675   $ 4,328     2,963       $    (539)       $ 8,427                   $ 8,427
Accrued liabilities.......................    1,233       646     1,497                          3,376                     3,376
Notes payable.............................      100     3,687        --                          3,787      $(3,787)          --
Current maturities of long-term debt......    1,020     2,660       898                          4,578       (3,997)         581
Current maturities-related parties........    1,850        --        --            (850)         1,000         (500)         500
                                            -------   -------   -------   -----------------   ---------   -----------   ---------
Total current liabilities.................    5,878    11,321     5,358          (1,389)        21,168       (8,284)      12,884
Long term debt............................    4,464     1,200     4,959          14,464         25,087       (5,416)      19,671
Other.....................................      252     1,565       177          (1,154)           840                       840
Preferred stock-redeemable................       --       925        --                            925                       925
Preferred Stock...........................    3,447        --        --              --          3,447                     3,447
Common stock..............................    1,439         4         1          12,405         13,849       14,311       28,160
Paid in capital...........................             17,345     1,703         (19,048)            --                        --
Retained earnings (deficit)...............      (88)  (21,328)    1,053          20,275            (88)                      (88)
                                            -------   -------   -------   -----------------   ---------   -----------   ---------
Total liabilities and shareholders'
  equity..................................  $15,392   $11,032   $13,251       $  25,553        $65,228      $   611      $65,839
                                            -------   -------   -------   -----------------   ---------   -----------   ---------

                                            -------   -------   -------   -----------------   ---------   -----------   ---------


Notes: Please see following page

               NOBLE INTERNATIONAL, LTD. AND ACQUIRED BUSINESSES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

NOTE 1: PRO FORMA BALANCE SHEET ADJUSTMENTS


     The accompanying pro forma combined balance sheet as of September 30, 1997 gives effect to the Closing Acquisitions and the Offering as if such transactions occurred on September 30, 1997.


CLOSING ACQUISITIONS                                                       LIABILITIES AND SHAREHOLDERS' EQUITY
AND                                   ASSETS                  --------------------------------------------------------------
RELATED OFFERING       -------------------------------------   CURRENT    CURRENT    ACCOUNTS  CURRENT MATURITIES  LONG-TERM
PROCEEDS ADJUSTMENTS:    CASH      PP&E    GOODWILL   OTHER   BANK DEBT  MATURITIES  PAYABLE    RELATED PARTIES      DEBT
---------------------  --------   ------   --------   ------  ---------  ----------  --------  ------------------  ---------
Utilase
  Acquisition(A).....  $ (8,200)           $15,578                                                                  $10,135
Utilase non-compete
  payments(B)(C).....    (1,400)                      $1,400
Payment of note
  related to UPP
  Acquisition........      (850)                                                                     $ (850)
DCT debt repayment...      (960)
DCT purchase(D)......    (1,000)             4,979
Elimination of equity
  in loss of
  unconsolidated
  affiliate..........                         (194)
Elimination of
  receivable from
  unconsolidated
  affiliate..........                                   (539)                        $  (539)
CTIC
  acquisition(E).....             $4,329                                                                              4,329
Offering
  proceeds(F)........    12,410
                       --------   ------   --------   ------  ---------  ----------  --------         -----        ---------
                       $      0   $4,329   $20,363    $  861   $     0    $      0   $  (539 )       $ (850)        $14,464
                       --------   ------   --------   ------  ---------  ----------  --------         -----        ---------
                       --------   ------   --------   ------  ---------  ----------  --------         -----        ---------

CLOSING ACQUISITIONS             LIABILITIES AND SHAREHOLDERS' EQUITY
AND                   -----------------------------------------------------------
RELATED OFFERING                                                    RETAINED
PROCEEDS ADJUSTMENTS:   OTHER   COMMON STOCK  PAID IN CAPITAL  EARNINGS (DEFICIT)
---------------------  -------  ------------  ---------------  ------------------
Utilase

  Acquisition(A).....             $     (1)      $  (1,703)         $ (1,053)
Utilase non-compete
  payments(B)(C).....
Payment of note
  related to UPP
  Acquisition........
DCT debt repayment...  $  (960)
DCT purchase(D)......                   (4)        (17,345)           21,328
Elimination of equity
  in loss of
  unconsolidated
  affiliate..........     (194)
Elimination of
  receivable from
  unconsolidated
  affiliate..........
CTIC
  acquisition(E).....
Offering
  proceeds(F)........               12,410
                       -------  ------------  ---------------       --------
                       $(1,154)   $ 12,405       $ (19,048)         $ 20,275
                       -------  ------------  ---------------       --------
                       -------  ------------  ---------------       --------

               NOBLE INTERNATIONAL, LTD. AND ACQUIRED BUSINESSESS
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

NOTE 1: PRO FORMA BALANCE SHEET ADJUSTMENTS--(CONTINUED)

                                                                           LIABILITIES AND SHAREHOLDERS' EQUITY
                                      ASSETS                  --------------------------------------------------------------
OTHER OFFERING         -------------------------------------   CURRENT    CURRENT    ACCOUNTS     CURRENT MAT      LONG-TERM
PROCEEDS ADJUSTMENTS:    CASH      PP&E    GOODWILL   OTHER   BANK DEBT  MATURITIES  PAYABLE    RELATED PARTIES      DEBT
---------------------  --------   ------   --------   ------  ---------  ----------  --------  ------------------  ---------
Payment of Offering
  expenses...........  $   (463)
Purchase of capital
  equipment at
  Vassar.............      (500)  $  500
Payment of note
  related to Monroe
  Acquisition........      (500)                                                                     $ (500)
Repayment of bank
  debt(G)............   (13,200)                               $(3,787)   $ (3,997)                                 $(5,416)
Prepayment of Vassar
  consulting
  agreements.........      (111)                      $  111
Offering
  Proceeds(H)........    14,774
                       --------   ------   --------   ------  ---------  ----------  --------         -----        ---------
                       $      0   $  500   $     0    $  111   $(3,787)   $ (3,997)  $     0         $ (500)        $(5,416)
                       --------   ------   --------   ------  ---------  ----------  --------         -----        ---------
                       --------   ------   --------   ------  ---------  ----------  --------         -----        ---------

                                   LIABILITIES AND SHAREHOLDERS' EQUITY
                       ----------------------------------------------------------
OTHER OFFERING                                                      RETAINED
PROCEEDS ADJUSTMENTS:   OTHER   COMMON STOCK  PAID IN CAPITAL  EARNINGS (DEFICIT)
---------------------  -------  ------------  ---------------  ------------------
Payment of Offering
  expenses...........             $   (463)
Purchase of capital
  equipment at
  Vassar.............
Payment of note
  related to Monroe
  Acquisition........
Repayment of bank
  debt(G)............
Prepayment of Vassar
  consulting
  agreements.........

Offering
  Proceeds(H)........               14,774
                       -------  ------------  ---------------       --------
                       $     0    $ 14,311       $       0          $      0
                       -------  ------------  ---------------       --------
                       -------  ------------  ---------------       --------


------------------
(A) The adjustment reflects the acquisition of Utilase under the purchase method of accounting. The excess of the purchase price over the net book value of the assets acquired has been recorded as goodwill as management believes net book value approximates fair value. No specifically identifiable intangible assets will be acquired.
(B) The covenants not to compete are being amortized over the seven-year period of the agreement.
(C) In consideration for his covenant not to compete, Jeffrey Moss, a director of Utilase and President of DCTI will, subject to continuing compliance with the covenant, receive 11,698 shares of Common Stock on each anniversary of the Utilase Acquisition closing date commencing in 1999 and continuing through 2003. The issuance of the shares will be recorded as earned pursuant to the terms of the agreement.
(D) Reflects the acquisition of DCT under the purchase method of accounting. The excess of the purchase price over the net book value of the assets acquired has been recorded as goodwill as management believes net book value approximates fair value. No specifically identifiable intangible assets will be acquired.
(E) Reflects the acquisition of CTIC under the purchase method of accounting. This transaction was part of the DCT acquisition accordingly, the excess of the debt assumed over the fair market value of the real estate acquired was recorded as goodwill.
(F) Reflects the proceeds from the Offering that were used to finance the Closing Acquisitions.

(G) The bank debt will be reduced from the proceeds of the Offering, including repayment of credit lines of $3.8 million, current maturities of long term debt of $4.0 million, and long-term debt of $5.4 million.

(H) Reflects the proceeds from the Offering, except to the extent proceeds were used to finance the Closing Acquisitions.

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following selected historical financial data as of and for each of the three fiscal years in the period ended December 31, 1996 is derived from the audited financial statements of Noble and should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein. The selected financial data as of and for the nine months ended September 30, 1996 and 1997 is derived from the unaudited financial statements of Noble included elsewhere herein. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'



                                                                                           NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                              --------------------------------------    ------------------------
                                                 1994          1995          1996          1996          1997
                                              ----------    ----------    ----------    ----------    ----------
CONSOLIDATED STATEMENTS OF OPERATIONS:
Net sales..................................   $    3,305    $    4,442    $   16,187    $   12,125    $   14,262
Cost of goods sold.........................        2,261         2,911        10,587         7,807         9,598
                                              ----------    ----------    ----------    ----------    ----------
Gross profit...............................        1,044         1,531         5,600         4,318         4,464
Selling, general and administrative
  expense..................................          915         1,030         5,088         2,902         3,541
                                              ----------    ----------    ----------    ----------    ----------
Operating profit...........................          129           501           512         1,416         1,123
Equity in loss of unconsolidated
  subsidiary...............................           --            --            95             2            99
Interest income............................           --            --            (5)           --            --
Interest expense...........................           24            24           555           350           654
Sundry, net................................           (1)          (29)          (64)          (64)         (120)
                                              ----------    ----------    ----------    ----------    ----------
Earnings (loss) before income taxes and
  minority interest........................          106           506           (69)        1,128           490
Minority interest..........................           38            67            --            --            --
Income tax expense.........................            8            30             7           384           207
                                              ----------    ----------    ----------    ----------    ----------
Net earnings (loss) on common shares.......   $       60    $      409    $      (76)   $      744    $      283
                                              ----------    ----------    ----------    ----------    ----------
                                              ----------    ----------    ----------    ----------    ----------
Net earnings (loss) per common share(1)....   $      .03    $      .10    $     (.02)   $      .22    $      .06
                                              ----------    ----------    ----------    ----------    ----------
                                              ----------    ----------    ----------    ----------    ----------
Weighted average common shares
  outstanding..............................    1,535,170     2,807,390     3,820,390     3,311,854     3,874,569

OTHER FINANCIAL INFORMATION:

EBITDA(2)..................................   $      121    $      566    $      999    $    1,823    $    1,668
Ratio of EBITDA to interest expense........          5.0x         23.6x          1.8x          5.2x          2.6x
Cash flow from:
  Operating................................   $     (214)   $      392    $      913    $    1,050    $   (1,298)
  Investing................................         (429)         (203)          270           418          (623)
  Financing................................          645          (191)         (713)       (1,013)        1,746
                                              ----------    ----------    ----------    ----------    ----------
  Net cash flow............................   $        2    $       (2)   $      470    $      455    $     (175)
                                              ----------    ----------    ----------    ----------    ----------
                                              ----------    ----------    ----------    ----------    ----------



                                                                              DECEMBER 31,
                                                                       ---------------------------    SEPTEMBER 30,
                                                                        1994      1995      1996          1997
                                                                       ------    ------    -------    -------------
CONSOLIDATED BALANCE SHEET DATA:
Total assets........................................................   $1,189    $1,785    $11,533       $15,392
Working capital (deficiency)........................................      295       349       (817)        1,099
Total debt..........................................................      152       218      8,675         7,434
Shareholders' equity................................................      355       624        729         4,798

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------

(1) Net earnings (loss) per common share data for 1994 and 1995 have been presented to reflect the pro forma tax effects attributable to Prestolock being taxed under Subchapter S of the Internal Revenue Code through December 31, 1995. Net earnings per common share for the nine months ended September 30, 1997 have been reduced to reflect $75,330 of preferred dividends.

(2) EBITDA represents income before income taxes, plus interest expense and depreciation and amortization expense. EBITDA is not presented as, and should not be considered, an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. While commonly used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by the Company's competitors.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     The Company is a full service, independent supplier of automotive components, component assemblies and value-added services to the automotive industry. Pursuant to its strategic acquisition program, the Company has, since its formation in 1993, completed five acquisitions, and will complete two more in connection with the Offering. The Company completed its first acquisition in February 1994 by acquiring the assets of Prestolock. In January 1996, the Company completed the acquisition of all of the outstanding shares of Vassar and Monroe. In July 1996, the Company acquired a minority interest in DCT. In January 1997, the Company acquired all of the outstanding capital stock of Skandy. In March 1997, the Company, through UPP, acquired certain assets of Utilase. Concurrently with the consummation of the Offering, the Company will also acquire all of the outstanding shares of Utilase and the balance of the shares of DCT.

     Prestolock commenced operations in February 1994 and subsequently incurred significant engineering and other start-up costs to improve its market position as a provider of glovebox latches to the automotive industry. The historical operating results which include these costs are not necessarily indicative of future operating results. As a result of the acquisition of Vassar, in January 1996, the Company enhanced its relationship with GM/Delphi, which the Company regards as a first step in realizing its strategy of providing multiple, integrated services to its automotive customers. DCT has experienced continued improvement in its operating results over the past three years. As a result of changes in DCT and the affiliation with Skandy, UPP and Utilase, it is anticipated that DCT's operating results in the future will vary from historical operating results due to strengthened sales efforts and the ability to provide assembled products using production laser welding processes. The results of UPP and Utilase are also expected to be impacted by the addition of a dedicated sales force. Management believes Utilase's growth has been limited by the funds available for both working capital requirements and capital expenditures for expanding capacity. The proceeds of the Offering, the increased availability created under existing bank lines as a result of the use of proceeds of the Offering to reduce bank debt, and the cash generated from operations are expected to cause Utilase's future operating results to differ from its historical operating results.

     The following analysis of the financial condition and results of operations of the Company should be read in conjunction with 'Pro Forma Financial Data,' 'Selected Financial Data,' and the financial statements, including the notes thereto, of the Company, Monroe, DCT and Utilase, included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains or may contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed herein, as well as those factors discussed under 'Risk Factors' and elsewhere in this Prospectus. Historical results are not necessarily indicative of trends in operating results for any future periods. For example, labor interruptions at customers' plants during 1997 have resulted in lost sales and earnings before income taxes for the Company estimated at $1.5 million and $0.5 million, respectively. In addition, a recent strike at Vassar has resulted in approximately $0.2 million in increased costs bringing the total strike related reduction in earnings before income taxes to approximately $700,000 over the second and third quarters of fiscal 1997.


RESULTS OF OPERATIONS



  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996
  (Pro Forma and Historical)



     The following table sets forth certain financial data for the Company both on a pro forma basis (giving effect to the Acquisitions as reflected in 'Pro Forma Financial Data') and on a historical basis. The pro forma information may not be indicative of actual results that would have been achieved if the Acquisitions had occurred at the beginning of the periods. See 'Pro Forma Financial Data' and the financial statements and notes thereto appearing elsewhere in this Prospectus.

                             RESULTS OF OPERATIONS
                                 (IN THOUSANDS)



                                                                      PRO FORMA COMBINED          HISTORICAL
                                                                      NINE MONTHS ENDED       NINE MONTHS ENDED
                                                                        SEPTEMBER 30,           SEPTEMBER 30,
                                                                      ------------------      ------------------
                                                                       1996       1997         1996       1997
                                                                      -------    -------      -------    -------
Net sales..........................................................   $34,933    $45,145      $12,125    $14,262
Cost of goods sold.................................................    26,282     32,794        7,807      9,598
                                                                      -------    -------      -------    -------
Gross profit.......................................................     8,651     12,351        4,318      4,664
Selling, general, and administrative expenses......................     6,136      8,090        2,902      3,541
                                                                      -------    -------      -------    -------
Operating profit...................................................     2,515      4,271        1,416      1,123
Interest expense...................................................     1,229      1,616          350        654
Sundry, net........................................................       250        291           62         21
                                                                      -------    -------      -------    -------

Earnings (loss) before income taxes and minority interest..........     1,536      2,946        1,128        490
Minority interest..................................................        --         --           --         --
Income tax expense.................................................       523      1,001          384        207
                                                                      -------    -------      -------    -------
Net earnings.......................................................   $ 1,013    $ 1,945      $   744    $   283
                                                                      -------    -------      -------    -------
                                                                      -------    -------      -------    -------



     Net Sales. The Company's pro forma combined net sales increased by $10.2 million, or 29.2%, to $45.1 million for the nine months ended September 30, 1997 from $34.9 million for the nine months ended September 30, 1996. The increase in sales is comprised of: (i) an increase in Utilase sales of $5.8 million, or 88.2%, to $12.3 million from $6.5 million, due to new orders for Utilase's tailored blanks resulting from GM's addition of several new car and truck models, a new Honda door application, and the addition of several Chrysler car and truck models; (ii) an increase in DCT sales of $2.3 million, or 14.1%, to $18.5 million from $16.2 million, as a result of DCT receiving outsource stamping business for Chrysler products; and (iii) an increase in Noble sales of $2.2 million, or 17.6%, to $14.3 million from $12.1 million.



     The increase in consolidated net sales for Noble for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996 is comprised of: (i) Prestolock's increase in sales of $0.7 million, or 22.8%, to $5.0 million from $4.1 million, which was primarily attributable to new business for the Chrysler and GM glovebox latches; and (ii) Vassar's increase in sales of $0.1 million, or 2.0%, to $4.2 million from $4.1 million, which was primarily attributable to new assembly and painting business awarded from GM/Delphi on steering column shrouds for several passenger car vehicle lines. In addition, the acquisition of UPP increased the consolidated sales of Noble by $0.8 million for the nine months ended September 1997 as compared to the prior year period.



     Cost of Goods Sold. The Company's pro forma combined cost of goods sold increased $6.5 million, or 24.8%, to $32.8 million for the nine months ended September 30, 1997 from $26.3 million for the comparable 1996 period. As a percent of net sales, pro forma combined cost of goods sold decreased to 72.6% for the period ended September 30, 1997 from 75.2% for the period ended September 30, 1996. The cost of goods sold at Utilase decreased to 56.9% for the nine months ended September 30, 1997 from 61.6% for the nine months ended September 30, 1996, as its manufacturing overhead cost was absorbed by an increased sales base. The cost of goods sold at DCT decreased to 87.2% of net sales for the nine months ended September 30, 1997 from 88.8% of net sales for the nine months ended September 30, 1996.



     The cost of goods sold for Noble increased to 67.3% of its consolidated net sales for the period ended September 30, 1997 from 64.4% of its consolidated net sales for the period ended September 30, 1996, primarily due to increased engineering, prototyping, and other expenses related to the Company's investment in developing future glovebox latches. These expenses have resulted in the awarding of new business for future periods. The remainder of the increase is due to the additional costs incurred as a result of the strike at Vassar.



     Gross Profit. As a result of the foregoing factors, the Company's pro forma combined gross profit increased $3.7 million, or 42.8%, to $12.4 million for the nine months ended September 30, 1997 from $8.7 million for the nine months ended September 30, 1996.

     Noble's gross profit increased by $0.4 million, or 8.0%, to $4.7 million for the nine months ended September 30, 1997 from $4.3 million for the prior year period.



     Selling, General and Administrative Expenses. Pro forma combined selling, general and administrative expenses increased $1.9 million, or 31.7%, to $8.0 million for the nine months ended September 30, 1997 from $6.1 million for the nine months ended September 30, 1996. For the period ended September 30, 1997, selling, general and administrative expenses as a percent of net sales was 17.9%, as compared to 17.6% for the nine month period ended September 30, 1996. Selling, general and administrative expenses at Utilase increased by $0.8 million primarily due to an increase in personnel incurred in anticipation of new business.



     Selling, general and administrative expenses at Noble increased by $0.6 million, or 22.0%, for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996, due to expenses incurred to establish the necessary infrastructure to support the continued growth of the Company.



     Operating Profit. As a result of the foregoing factors, the Company's pro forma combined operating profit decreased by $1.8 million, or 69.8%, to $4.3 million for the nine months ended September 30, 1997 from $2.5 million for the comparable 1996 period.



     Noble's operating profit decreased by $0.3 million, or 20.0%, to $1.1 million for the nine months ended September 30, 1997 from $1.4 million for the nine months ended September 30, 1996.




     Interest Expense. Pro forma combined interest expense increased $0.4 million, or 31.5%, to $1.6 million for the nine month period ended September 30, 1997 from $1.2 million for the nine month period ending September 30, 1996. The increase was primarily due to an increase in DCT's weighted average interest rate to 10.75% from 9.1% as a result of debt restructuring.



     Noble's interest expense increased $0.3 million, or 87.0%, to $0.6 million for the nine month period ended September 30, 1997 from $0.3 million for the prior year period, primarily due to the financing obtained to support increased sales as well as the financing of the Acquisitions.



     Net Earnings. As a result of the foregoing factors, the Company's pro forma combined net earnings increased by $0.9 million, or 92.9%, to $1.9 million for the period ended September 30, 1997 from $1.0 million for the period ended September 30, 1996, after providing for income tax.



     Noble's consolidated net earnings decreased by $0.4 million, or 62.0%, to $0.4 million for the nine month period ended September 30, 1997 from $0.5 million for the nine month period ended September 30, 1996, primarily due to increased interest expense and the strike at Vassar.


  Fiscal Year Ended December 31, 1996 Compared to Fiscal Year Ended December 31, 1995 (Historical)

     Net Sales. Net sales increased $11.8 million, or 264%, to $16.2 million for the year ended December 31, 1996 from $4.4 million for the year ended December 31, 1995. The increase was primarily attributable to the acquisitions of Monroe and Vassar and new business at Prestolock relating to glovebox latches for GM. The Monroe Acquisition increased sales by $5.1 million, or 114.8%, for the year ended December 31, 1996. The Vassar Acquisition increased sales by $5.5 million, or 122.9%, for the year ended December 31, 1996. The Prestolock sales increased the Company's net sales by $1.1 million, or 24.7%, to $5.5 million for the year ended December 31, 1996.

     Cost of Goods Sold. Cost of goods sold increased $7.7 million, or 263.7%, to $10.6 million for the year ended December 31, 1996 from $2.9 million for the year ended December 31, 1995. As a percentage of net sales, cost of goods sold decreased to 65.4% for the year ended December 31, 1996 from 65.9% for the year ended December 31, 1995. The increase in cost of goods sold was primarily attributable to the Monroe and Vassar Acquisitions which increased the Company's cost of goods sold by $2.0 million and $4.4 million, respectively, for the year ended December 31, 1996, and the increased expenses at Prestolock related to the Company's investment in developing future glovebox latches.

     Gross Profit. As a result of the foregoing factors, gross profit increased $4.1 million, or 26.6%, to $5.6 million for the year ended December 31, 1996 from $1.5 million for the year ended December 31, 1995.

     Selling General and Administrative Expenses. Selling, general and administrative expenses increased $4.1 million, or 393.8%, to $5.1 million for the year ended December 31, 1996 from $1.0 million for the year ended December 31, 1995. The increase in selling, general and administrative expenses was primarily attributable to: (i) the Monroe and Vassar Acquisitions, which increased such expenses by $1.6 million and $1.0 million, respectively, for the year ended December 31, 1996; (ii) an increase of $1.1 million, or 110.0%, for the year ended December 31, 1996, due to the establishment of Noble as a holding company and a bonus to Robert J. Skandalaris; and (iii) an increase of $0.3 million, or 29.2%, at Prestolock due to increased commissions on net sales, increased personnel and expenses incurred to move administration and engineering to Michigan.

     Operating Profit. As a result of the foregoing factors, operating profit increased $10,849, or 2.2%, to $0.5 million for the year ended December 31, 1996.

     Interest Expense. Interest expense increased $0.5 million, to $0.6 million for the year ended December 31, 1996 from $23,836 for the year ended December 31, 1995. This increase was primarily attributable to the financing of the acquisitions of Monroe and Vassar. Included in the interest expense for 1996 is imputed interest of $0.12 million on a related party note arising from the Monroe Acquisition. See 'Certain Transactions--Monroe Acquisition.'

     Net Earnings (Loss). As a result of the foregoing factors, net earnings decreased $0.5 million to a net loss of $76,363 for the year ended December 31, 1996 from net earnings of $0.4 million for the prior year after providing for the income tax effect.

  Fiscal Year Ended December 31, 1995 Compared to Fiscal Year Ended December 31, 1994 (Historical)

     Net Sales. Net sales increased $1.1 million, or 34.4%, to $4.4 million for the year ended December 31, 1995 from $3.3 million for the year ended December 31, 1994, primarily due to additional purchase orders for new parts on new car models and an increase in tooling sales.

     Cost of Goods Sold. Cost of goods sold increased $0.6 million, or 26.1%, to $2.9 million for the year ended December 31, 1995 from $2.3 million for the year ended December 31, 1994. As a percentage of net sales, cost of goods sold decreased to 65.5% for the year ended December 31, 1995 from 68.4% for the year ended December 31, 1994. This decrease was primarily due to manufacturing costs being allocated over an increased sales base.

     Gross Profit. Gross profit increased $0.5 million, or 46.7%, to $1.5 million for the year ended December 31, 1995 from $1.0 million for the year ended December 31, 1994. As a percent of net sales, the gross profit margin increased to 34.5% for the year ended December 31, 1995 from 31.6% for the year ended December 31, 1994.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $0.1, or 12.6%, to $1.0 million for the year ended December 31, 1995 from $0.9 million for the year ended December 31, 1994. This increase was primarily due to additional compensation, partially offset by a decrease in bad debt expense.

     Net Earnings. Net earnings increased $0.3 million, or 581.7%, to $0.4 million for the year ended December 31, 1995 from $60,000 for the year ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's cash requirements have historically been satisfied through a combination of cash flow from operations, equipment financing, bank financing and loans from shareholders. The Company's working capital needs and capital equipment requirements have increased as a result of the growth of the Company and are expected to continue to increase as a result of anticipated growth in laser welded blanks, glovebox latch, and assembly operations. The anticipated increase in required working capital and capital equipment requirements, and the cash requirements for the purchase of Utilase and DCT, are expected to be met from the net proceeds from the Offering, cash flow from operations, equipment financing and revolving credit borrowings. As of September 30, 1997, the Company had working capital of approximately $6.2 million on a pro forma combined basis and a working capital of $1.1 million on a historical basis.

     Noble generated cash flow from operations of $0.9 million for the year ended December 31, 1996 and used $1.3 million in operating cash flow for the nine months ended September 30, 1997. Cash flow from operating activities in these periods was primarily the result of net earnings (loss), depreciation and amortization offset by changes in working capital necessary to support increased sales. The Company generated cash flow from investing activities of $0.3 million for the year ended December 31, 1996 and used $0.6 million in investing activities for the nine months ended September 30, 1997. Cash used in investing activities during the nine months ended September 30, 1997 was primarily the result of investments in property and equipment. Investing activities for the year ended December 31, 1996, were offset by cash acquired through the Monroe Acquisition and the Vassar Acquisition. The Company used $0.7 million in financing activities for the year ended December 31, 1996 and generated $1.7 million in cash flow from financing activities for the nine months ended September 30, 1997. The financing activities in both periods were primarily the result of net repayments and issuances of bank debt used to finance the Company's operations.



     DCT used $0.3 million and $0.3 million in operating activities for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. Cash flow from operating activities in these periods was primarily attributable to net losses and increases in working capital necessary to support increased sales. Cash used in investing activities for the year ended December 31, 1996 and the nine months ended September 30, 1997 was $0.2 million and $78,000, respectively. Cash used for investing activities in these periods was primarily the result of minimal equipment upgrades and purchases as management believes there is sufficient available manufacturing capacity to meet anticipated demand. Cash flow generated from financing activities for the year ended December 31, 1996 was $1.1 million and cash used in financing activities was $35,000 for the nine months ended September 30, 1997. The financing activities in both periods were primarily the result of net issuances of bank debt used to finance the Company's operations.



     Utilase generated cash flow from operations of $1.8 million and $1.9 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. Cash flow from operations in these periods was primarily the result of net earnings, depreciation and amortization and increased accounts payable and accrued liabilities. Utilase generated $1.4 million from investing activities for the year ended December 31, 1996 and used $4.6 million to finance investing activities for the nine months ended September 30, 1997. Cash provided from investing activities for the year ended December 31, 1996, was primarily the result of the repayment of notes receivable offset by investments in property and equipment. Cash used in investing activities for the nine months ended September 30, 1997, was primarily the result of investments in property and equipment. Cash used in financing activities for the year ended December 31, 1996 was $2.8 million. For the nine months ended September 30, 1997, Utilase generated $2.8 million in cash flow from financing activities. Cash provided
(used) by financing activities in both periods were primarily the result of net repayments and issuances of bank debt used to finance the Company's operations.



     The Company currently has a $3.5 million secured revolving line of credit facility, subject to qualifying accounts receivable and inventory, with Comerica which expires on November 30, 1997 (the 'Noble/Comerica Line'). The outstanding balance on the Noble/Comerica Line was $0.1 million at September 30, 1997. Interest on the Noble/Comerica Line is payable monthly at 1% over Comerica's prime lending rate (a total of 9.50% at September 30, 1997). The Company also has a term loan with Comerica, which had an outstanding principal balance of $3.0 million at September 30, 1997, is payable in monthly principal installments of $78,125, plus accrued interest at 1.5% over Comerica's prime lending rate (a total of 10% at September 30, 1997), and matures December 31, 2000 (the 'Noble/Comerica Term Loan'). See 'Certain Transactions--Other Matters.'



     DCT currently has a credit facility with CIT which allows it to borrow up to $7.5 million based upon a percentage of certain balance sheet accounts (the 'DCT/CIT Line'). At September 30, 1997 there was approximately $3.7 million outstanding under the DCT/CIT Line, which bears interest, payable monthly, at 2.625% over CIT's prime lending rate (a total of 11.125% at September 30, 1997) and expires June 1, 1998. DCT also has a term loan with CIT which had a balance outstanding of $2.2 million at September 30, 1997, bears interest at 2.625% above CIT's prime lending rate (a total of 11.125% as of September 30, 1997), is payable in monthly installments of $46,992 plus interest and matures June 1, 1998 (the 'DCT/CIT Term Loan').



     Utilase has a term loan with Comerica which had an outstanding principal balance of $1.1 million at September 30, 1997, bears interest at 2.0% above Comerica's prime rate and matures October 31, 2000 (the

'Utilase/Comerica Term Loan'). The Utilase/Comerica Term Loan is payable in monthly principal installments of $30,000 plus accrued interest. In addition, on September 18, 1997, Utilase obtained an $8 million credit facility from Comerica to be used for the purchase of equipment. At September 30, 1997 there was approximately $3.3 million outstanding under the line which bears interest at 1.25% over Comerica's prime lending rate (a total of 9.75% at September 30, 1997) and expires on December 31, 1997. The Company and its consolidated subsidiaries are guarantors of this credit facility.


     The Company intends to restructure or refinance its various credit facilities upon the consummation of the Offering. On May 6, 1997, the Company received a letter of intent from Comerica confirming the bank's interest in restructuring the Company's various credit facilities by providing a $15.0 million secured revolving credit facility with a two-year term. This letter of intent also includes confirmation of Comerica's interest in refinancing the Company's term debt with a $10.0 million secured term loan with a five-year term. On September 5, 1997, the Company obtained a commitment letter from NBD Bank for a $15.0 million secured revolving credit facility with a two-year term. The NBD Bank commitment letter, which provides the Company with an alternative refinancing choice, provides for interest at a base rate equal to either prime or LIBOR (at the option of the Company) plus a margin rate based upon the rate of the Company's funded senior debt EBITDA ranging from 0% to 2.25%. The Company intends to restructure or refinance its existing credit facilities on terms no less favorable than those provided in the NBD Bank commitment letter immediately following the consummation of the Offering.

     The Company has, on a pro forma combined basis, from time to time been in violation of certain of its financial debt ratio covenants and covenants relating to the issuance of preferred stock and the payment of preferred stock dividends, requiring it to obtain waivers of default from its lenders. In addition, the Company has from time to time had to negotiate extensions relating to the payment of several of its debt obligations. As of the date of this Prospectus, however, the Company is in compliance with all of its debt covenants and/or has obtained waivers of default relating thereto.


     The Company intends to utilize a portion of the net proceeds from the Offering to reduce its outstanding obligations to financial institutions by $13.2 million. See 'Use of Proceeds.' The additional liquidity provided by the reduction of the Company's existing revolving debt, and the anticipated increase in available credit facilities, combined with the proceeds from the Offering and cash flow from operations is expected to be sufficient to meet the Company's currently anticipated working capital and capital expenditure needs for existing debt service and operations, including all of the Acquisitions, for at least 12 months. There can be no assurance, however, that such funds will not be expended prior thereto due to changes in economic conditions or other unforeseen circumstances, requiring the Company to obtain additional financing prior to the end of such 12-month period. In addition, the Company intends to pursue, as part of its business strategy, future growth through opportunistic acquisitions of assets or companies involved in the automotive component supply industry, which acquisitions may involve the expenditure of significant funds. Depending upon the nature, size and timing of future acquisitions, the Company may be required to obtain additional debt or equity financing in connection with such future acquisitions. There can be no assurance, however, that additional financing will be available to the Company, when and if needed, on acceptable terms or at all.


INFLATION

     Inflation generally affects the Company by increasing the interest expense of floating rate indebtedness and by increasing the cost of labor, equipment and raw materials. The Company does not believe that inflation has had any material effect on its business over the past three years.

                                    BUSINESS

GENERAL

     Noble is a full service, independent supplier of automotive components, component assemblies and value-added services to the automotive industry. The Company's customers include OEMs, such as GM, Chrysler, Ford (collectively, the 'Big Three') and Mitsubishi, and Tier I suppliers, such as Textron Automotive Company, GM/Delphi and United Technologies, Inc. The Company believes that it is one of the few Tier II suppliers to provide integrated manufacturing, design, planning, engineering and other value-added services to the automotive market. In addition, the Company also operates as a Tier I supplier with respect to its Utilase operations.

     The Company's operations include, among other things: (i) laser welding of tailored blanks and laser welding and cutting of components; (ii) automotive component manufacturing utilizing progressive die stamping; (iii) design, engineering and assembly of automotive glovebox latches and other automotive component systems; (iv) painting and coating of automotive components; (v) other value-added services such as prototyping of automotive components and die design and construction; and (vi) assembly, machining and distribution of components used in machine tooling.

INDUSTRY OVERVIEW

     As a result of the mature and competitive nature of the automotive industry, the world's automakers are under intense pressure to cut costs and development times for new products. In order to accomplish this feat, automakers are increasingly relying on Tier I suppliers with the capability to design, engineer and deliver entire vehicle modules, systems and solutions. Pricing pressure in the automotive supplier industry is intense because most automakers wield an extraordinary amount of leverage over their suppliers. However, management believes systems-oriented suppliers have the ability to reduce the cost of components as they take control of the design and engineering function. The Tier I suppliers have made similar demands on Tier II suppliers to provide integrated systems and sub-systems, as well as to accept more responsibility. These changing industry relationships have resulted in a consolidation of the Tier I and Tier II suppliers, since many of them do not have the financial resources or operational capability to accept these increased responsibilities. Such companies are either going out of business or selling their businesses to other Tier I and Tier II suppliers. In addition, those Tier I and Tier II suppliers that choose to remain in the industry are increasingly consolidating in order to achieve operating efficiencies that will allow them to respond to these increasing demands.

STRATEGY

     The Company's objective is to become one of the premier full service Tier II suppliers to the automotive industry, through both internal growth and acquisitions. The key element of the Company's strategic plan is the identification of alternative methods to assist OEMs and Tier I suppliers in meeting their cost reduction needs. The Company intends to implement its strategy through the pursuit of strategic acquisitions, the delivery of integrated component systems, technological leadership and product production innovations, cross-selling to existing customers, and the development of strategic alliances and joint ventures. The Company believes that by focusing on this strategy it can continue to capitalize on the increasing opportunities for growth within the automotive component supply industry and increase both its sales volumes and model penetration with existing customers and its creation of new business.

  Strategic Acquisitions

     The Company views the strategic acquisition of automotive suppliers that operate in high-growth niche markets, or that are strategic to the further integration of its operations, as a fundamental part of its growth strategy. The Company continually seeks strategic acquisition opportunities within the highly fragmented automotive component supply business. Specifically, the Company seeks to acquire businesses that will enable the Company to broaden its product offerings, access new niche markets and new geographic regions, obtain additional manufacturing capabilities and develop new customer relationships. Since its inception in 1993, the Company has successfully integrated five acquisitions, which have contributed to broadening its product mix. Concurrent with the Offering, it intends to complete the two Closing Acquisitions, which it believes will further contribute to the Company's growth by providing it with a dominant position in a niche market and additional integration opportunities for its existing operations. The Company believes that its extensive knowledge of the automotive component supply industry provides it with an important competitive advantage in identifying domestic acquisition opportunities and that its considerable experience in integrating acquired businesses will continue to provide it with significant growth opportunities.

  Delivery of Integrated Component Systems

     Management has positioned the Company to meet the demands of OEMs and Tier I suppliers for additional product responsibility and the delivery of integrated component systems. The Company has identified numerous individual components it currently produces that are suitable for additional processing and assembly by the Company in order to produce an integrated system for delivery to OEMs and Tier I suppliers. The Company believes that the adoption of and focus on a systems approach is crucial to achieving significant sales growth and increasing profitability. As an example, by enlarging upon the Company's engineering and design capabilities, the Company expects to promote further vertical integration of its manufacturing and assembly operations and to increase the scope and complexity of the projects it undertakes, thereby expanding the Company's product offerings.

     For example, the Company believes that current design, engineering and assembly responsibilities in connection with its glovebox latch business can be expanded to include in-house manufacturing of latch components, as well as of the entire glovebox as an integrated system for insertion into an instrument panel. In addition, a significant portion of the Company's painting business involves the painting of steering columns and related shrouds for GM/Delphi, which can now be expanded to include the assembly of steering columns after painting. Further, as a result of its stamping and laser welding capabilities, the Company has recently been able to combine the stamping of door latch components with laser welding of such components to produce a value-added product. With the Utilase and Final DCT Acquisitions, the Company will be able to integrate its current component laser welding services with the laser welding of tailored blanks performed by Utilase and the progressive die stamping applications of DCT, to provide additional value-added products and integrated systems.

  Providing Technological Leadership and Product Innovation

     The Company takes a proactive approach to product line introduction and expansion. The Company's team of highly talented and experienced engineers work closely with the advance engineering teams of the OEMs and Tier I suppliers to provide solutions and enhancements to the passenger car and light truck production process by incorporating the Company's technologies. By providing this level of service, management believes the Company is in a more competitive position.

  Cross-Selling to Existing Customer

     The Company focuses on leveraging its relationships with its customers to obtain additional business by cross-selling the services of each of its business units. For example, because Vassar's painting and coating facility serves as a dedicated facility to GM/Delphi, Vassar has been able to leverage its relationship with GM/Delphi to obtain additional component assembly business. Management strongly believes that the ability to provide customers with a full line of products and services designed to meet their increasing demands distinguishes the Company from its competitors and provides it with a competitive advantage.

  Building Strategic Alliances/Joint Ventures

     In an effort to maximize profitability and support future growth, the Company will evaluate strategic alliances and joint ventures on an ongoing basis and seek opportunities that allow it to expand the scope of its operations, add sales and marketing capabilities and share capital expenditures, while continuing to control production quality. The Company is currently evaluating several opportunities, which, if successful, could increase distribution of several products. For example, the Company intends to pursue participation in OEM sponsored minority-owned business mentoring programs.

OPERATIONS

  Laser Welding and Cutting of Components

     The Company provides laser welding and cutting services for a variety of automotive components. The process of laser welding involves the concentration of a beam of light, producing energy densities of from 16 to 20 million watts per square inch, at the point where two metal pieces are to be joined. Laser welding allows rapid weld speeds with low heat input, thus minimizing topical distortion of the metal and resulting in ductile and formable welds that have mechanical properties comparable to, or in some cases superior to, the metal being welded. Laser welds provide improved visual aesthetics as well as less likelihood of the rattling associated with multi-piece, spot-welded assemblies. The process of laser cutting involves the same concentrated light-beam production of energy, but uses a different wavelength and mode. A coherent beam of single wavelength light is focused on a small area of the metal piece to be cut, where the optical energy is converted into thermal energy intense enough to melt and vaporize the affected area.

     Some of the laser processes performed by UPP for the Company include the laser welding of latch strike plates for Chrysler's B-van mini-van doors and the welding of covers onto fuel chargers as an aftermarket part. In addition, UPP also provides laser cutting services for the reverse transmission bands on certain Chrysler trucks and the hydroform rails for GM's Chevrolet Corvettes.

  Laser Welding of Tailored Blanks

     Utilase is one of the dominant suppliers of laser welded tailored blanks to the automotive industry. Laser welding of blanks offers significant advantages over other blank welding technologies, including cost, weight and safety benefits. The Company believes that Utilase has developed a proprietary technology and production process that permits it to produce laser welded blanks more quickly and with higher quality and tolerance levels than its competitors. In 1995, the UltraLight Steel Auto Body Consortium, a worldwide industry association of steel producers, commissioned a study which concluded that laser welded tailored blanks will play a significant role in car manufacturing in the next decade as the automotive industry is further challenged to produce lighter cars for better fuel economy, with enhanced safety features and lower manufacturing costs. In addition, the study identified 18 potential applications for laser welding of tailored blanks per vehicle. An additional 13 potential applications have been identified by Utilase. These 31 potential applications, if adopted by OEMs, could provide significant levels of growth in the tailored blanking segment of the industry.

     The manufacture of conventional (non-tailored) blanks begins with the cutting of part-specific pieces from larger coils, or rolls, of sheet metal. These blanks are then stamped or formed into a part for ultimate spot-weld assembly into an end product at the OEM. Conventional blanks are cut from a single steel coil and possess a uniform thickness, strength, coating and alloy. In many cases, a particular product requires a part to possess different characteristics in certain areas. When conventional blanks are used, achieving these differences requires reinforcements and additional processing or the use of material with the required characteristic throughout the entire part. In addition, when conventional blanks are used, blanks must be stamped separately prior to being welded together. This results in increased design, assembly and tooling costs, as well as increased waste associated with cutting irregularly shaped parts for reinforcement from single sheets of steel.

     Tailored blanks are combinations of flat sheet metal of varying thickness, strength, coating and/or alloy which, when welded together prior to stamping, result in a product that possesses the desired characteristics in the appropriate areas of the finished stampings. The use of tailored blanks in automotive applications results in cost, weight and safety benefits. Use of tailored blanks frequently decreases the number of dies required to produce the finished product and eliminates the spot welds required to fasten reinforcements to conventional blanks. As a result, tooling costs are decreased due to the elimination of dies and manufacturing costs are decreased due to elimination of stamping and spot-welding operations. Steel utilization is also improved as a result of the ability to assemble smaller, irregular parts into a single tailored blank. The Company estimates that use of tailored blanks can decrease manufacturing scrap by as much as 30% in certain applications. In addition, by permitting the use of varying weights of steel and eliminating the need for reinforcements, tailored blanks can result in decreased vehicle weight and improved gas mileage. For example, many automotive applications require the use of zinc-coated steel, which is more expensive than uncoated steel, in order to improve corrosion resistance. When conventional blanks are used in such applications, coated steel must be used for an entire sub-assembly even when only a portion of the sub-assembly requires corrosion resistance. On the other hand, the use of tailored blanks in such applications permits the manufacturer to limit its use of coated steel to those areas where it is specifically needed. For each reinforcement included in a sub-assembly produced using conventional blanks, costs are incurred for design, development, engineering, prototyping and die tryout. The use of tailored blanks eliminates these costs and shortens the product development cycle.

     The dimensional accuracy of an automobile is a function of the fit and finish of individual components and the associated assembly operations. Tailored blanks improve dimensional accuracy by decreasing the number of separate components, eliminating the need for reinforcements and decreasing required assembly operations. This results in improved fit and finish, reduced wind noise and a quieter ride. Because tailored blanks are stamped after welding, the welds have higher reliability than spot welds made on conventional blanks after stamping. Weld defects on tailored blanks, if any, are likely to become apparent upon stamping, resulting in improved quality control. Tailored blanks can also improve the crashworthiness ratings of automobiles since their welds are stiffer and provide continuous load-carrying ability.

  Design and Engineering

     The development of new automobile models generally begins two to five years prior to the marketing of such models to the public. The Company's engineering staff typically works with OEM and Tier I engineers early in the development phase to design components to meet OEM or Tier I specifications on new or redesigned models. The Company presently offers engineering services for all its products.

     The Company designs, engineers and assembles automobile glovebox latches under the brand name Prestolock(Registered). The design and engineering of a new Prestolock(Registered) latch begins two to three years prior to actual production. After a new latch is designed, the Company produces prototype latches and builds the required tooling for production parts. The Company then contracts with manufacturers for the various component parts of the latch and begins the assembly planning process.


     Prestolock's engineers are included in the planning and design phase by both GM and Chrysler, and remain up to date with the new body platforms under consideration by the OEMs and Tier I instrument panel suppliers. Automotive glovebox latches are required to comply with certain safety standards and to be engineered to fit securely into the glovebox. Historically, the Company's primary customer for Prestolock(Registered) latches has been GM, with the Company currently supplying approximately 58% of GM's glovebox latch requirements. Beginning in 1997, the Company also began supplying glovebox latches to Chrysler and management anticipates, based upon Chrysler's current production estimates, that the Company will supply approximately 42% of Chrysler's 1998 model year requirements.

  Stamping, Painting and Assembly

     The Company, through DCT, manufactures a variety of automotive components utilizing progressive die stampings. Progressive die stamping is a process in which steel is passed through a series of dies in a stamping press in order to form the steel into three-dimensional parts. DCT's stamping presses range in size from 75 tons to 800 tons, providing the flexibility to stamp flat-rolled steel and steel blanks ranging in thickness from .028 inches to .25 inches. DCT's products are sold primarily to both OEMs and Tier I suppliers, DCT's stamping operations also include the production of parts through extrusion stamping, a process that involves the forcing of steel through a die opening, by restricting movement in other directions, in order to produce a product of uniform cross-sectional shape. DCT operates one of only six stamping facilities approved by Chrysler to provide extrusion stampings.

     Through Vassar, the Company also provides painting and coating services to OEMs and Tier I suppliers on automotive components consigned to the Company for processing and re-delivery to the customer on a just-in-time basis. Since 1986, Vassar has operated as a dedicated GM/Delphi supplier, painting steering column component parts for GM/Delphi's Saginaw Steering Division. As an extension of its relationship with GM/Delphi, the Company also provides steering column sequencing and shoe release and air pump assembly services.

     While the Company is actively pursuing and developing additional assembly business as part of its overall integration strategy, historically the Company's assembly business primarily consisted of the production of glovebox latches at Prestolock. Following Prestolock's design and engineering of a latch, the approximately eight to 12 component parts are contract manufactured on a competitive bid basis. These components are then delivered to Prestolock for assembly into a completed glovebox latch assembly.

     The Company also provides other value-added services such as prototyping and mold design and construction. The Company also designs, engineers and produces precision tools and dies for use in its own stamping operations.

  Distribution of Tooling Components

     The Company, through Monroe, distributes tooling components, including adjustable handles, hand wheels, plastic knobs, levers, handles, hydraulic clamps, drills, jigs and permanent magnets to non-automotive customers. The

Company's primary tooling component product line is Kipp(Registered) brand standard and heavy duty adjustable handles, representing approximately one-half of its tooling component sales. The Company also distributes Elesa(Registered) brand high tensile plastic hand wheels, knobs, handles and levers, representing approximately one-quarter of tooling component sales. The other products distributed through Monroe are purchased from a variety of suppliers, none of which represents more than 10% of the Company's tooling component sales. Although most tooling component products are sold off the shelf, the Company does perform some light machining of parts for custom orders.

     The Company is the primary North American distributor for Kipp(Registered) products and holds the U.S. patent rights to Kipp(Registered) adjustable handles. The Company also holds non-exclusive rights to distribute Elesa(Registered) products throughout North America. Kipp(Registered) is based in Germany and Elesa(Registered) is based in Italy. Both product lines have international reputations for quality in the engineering community. The Company has recently been successful in challenging a patent infringement, reestablishing its position as the sole United States source for certain Kipp(Registered) adjustable handles. See 'Legal Proceedings' below.

MARKETING AND SALES

  Automotive Supply

     Historically, a number of independent sales representatives were engaged in connection with the Company's operations. As a result of the Acquisitions, the Company is in the process of consolidating sales representation in-house (i.e., within Skandy) in order to provide a more focused sales effort with lower costs. The Company's sales representatives and project managers have experience in representing both Tier I and Tier II automotive suppliers. The Company's in-house sales force (excluding Utilase) currently consists of five full-time sales representatives, although expansion to approximately eight full-time salespersons is anticipated within the next 12 months. Management believes that the Company's in-house sales team provides it with significant marketing advantages. The Company's salesmen and project managers are involved in product planning and spend a significant amount of time consulting with OEM engineers in order to facilitate the integration of the Company's products into future automotive models. Prior to its acquisition by the Company, Skandy acted as an independent sales representative for a number of automotive suppliers other than the Company and its affiliates, and it continues to do so. Additional non-affiliate sale representation relationships may be pursued in the future for product lines that are not competitive with those of the Company.

     Due to the product specific nature of Utilase's sales presentations, marketing efforts for Utilase are currently handled by a separate, dedicated in-house sales force. Orders for tailored blanks are typically placed by OEMs directly with producers of coiled steel. Further processing steps, such as blanking, are done either by the steel producer or by an independent processor sub-contracted by the steel producer. As part of its product line expansion strategy, the Company plans on offering blanking and other services currently provided by independent processors. Project managers at Utilase work closely with OEMs during the design phase to promote the specification of Utilase as the processor prior to the placing of orders by OEMs with steel producers. Relationships with domestic steel producers are also maintained in order to obtain sub-contracting work for which no processor has been specified by an OEM. Working with OEM product development teams from the early stages of new body platform concepts, the Company intends to increase efforts to encourage the design of laser welded tailored blanks into new platforms and vehicles.

  Tooling Components

     The Company's tooling component products are sold through catalogs as well as through a network of regional distributors of Kipp(Registered) and Elesa(Registered) products. There are approximately 78 wholesale distributors located throughout the United States offering the Company's products. These distributors sell to industrial manufacturing companies such as GM, Chrysler, Caterpillar Inc. and Deere & Company. In addition, there are three distributors of the Company's products in Canada and one in Mexico.

CUSTOMERS

     Sales to the automotive industry constitute a substantial portion of the Company's net sales. The Company's remaining sales are primarily to the tooling component industry. In 1996, sales to the automotive industry accounted for approximately 68.5% of the consolidated net sales of the Company (89.5% of its pro forma combined net sales giving effect to all of the Acquisitions) with GM, Chrysler and Ford, including their respective Tier I suppliers, accounting for substantially all of the Company's historical and pro forma net sales to the automotive industry.

     The Company works closely with its major customers during the design and development stages of their products. The Company believes that its commitment to quality, service and just-in-time delivery has enabled it to build and maintain strong and stable customer relationships.

SUPPLIERS AND RAW MATERIALS

     The raw materials required for the Company's operations include steel, paint, plastic and gases such as carbon dioxide and argon. The Company obtains its raw materials from a variety of suppliers. With the exception of Monroe's purchase of tooling components from Kipp(Registered) and Elesa(Registered), the Company does not believe that it is dependent upon any of its suppliers despite concentration of purchasing of certain materials from a few sources. For example, approximately 65% of the paint used at Vassar is purchased from a single supplier, although other suppliers of the same or similar materials are readily available. Management believes that volume purchasing from a single source can provide pricing advantages. The Company typically purchases its raw materials on a purchase order basis as needed and has generally been able to obtain adequate supplies of raw materials for its operations.

COMPETITION

     Both the automotive component supply and tooling component industries are highly competitive. Competition in the sale of all of the Company's products is primarily based on engineering, product design, process capability, quality, cost, delivery and responsiveness. The Company believes that its performance record in these respects places it in a strong competitive position. Many of the Company's competitors are larger and have greater financial and other resources than the Company. In addition, with respect to certain of its products, some of the Company's competitors, such as GM/Delphi, are divisions of its OEM customers. There can be no assurance that the Company's products will be able to compete successfully with the products of these other companies.

ENVIRONMENTAL MATTERS

     The Company is subject to environmental laws and regulations concerning emissions to the air, discharges to waterways, and generation, handling, storage, transportation, treatment and disposal of waste materials. The Company is also subject to other Federal and state laws and regulations regarding health and safety matters. Each of the Company's production facilities has permits and licenses allowing and regulating air emissions and water discharges. The Company believes that it is currently in compliance with applicable environmental and health and safety laws and regulations, however, these laws and regulations are constantly evolving and it is impossible to predict whether compliance with these laws and regulations may have a material adverse effect on the Company in the future.

PATENTS AND TRADEMARKS

     The Company holds the registered U.S. trademarks 'Presto' and 'Prestolock' used in connection with its glovebox latch business. The Company also holds U.S. Patent No. 4,598,614 entitled 'Hand Lever Turning Mechanism' which provides the Company with the exclusive right to distribute certain Kipp(Registered) brand adjustable handles, which incorporate such technology, in the United States. The Company's rights under this patent were recently upheld in United States District Court in an action commenced by the Company against an entity which was found by the Court to be infringing upon the patent through the sale of similar hand levers. See 'Legal Proceedings.' Utilase has proprietary technology and equipment that constitute trade secrets which it has chosen not to register in order to avoid public disclosure thereof.

SEASONALITY

     The Company's business is largely dependent upon the automotive industry, which is highly cyclical and is dependent on consumer spending. Economic factors adversely affecting automotive production and consumer spending could adversely impact the Company. In addition, the automotive component supply industry is somewhat seasonal. Increased revenues and operating income are generally experienced during the second calendar quarter as a result of the automotive industry's spring selling season, the peak sales and production period of the year. Decreased revenues and operating income are generally experienced during July and December of each year as a result of scheduled OEM plant shut downs for vacations and holidays, as well as changeovers in production lines for the new model year. The Company's historical results of operations do not reflect cyclical or seasonal fluctuations in revenues and operating income because the

Acquisitions have resulted in a growth trend through successive periods which has masked the effect of any such fluctuations.

LEGAL PROCEEDINGS

     The Company faces an inherent business risk of exposure to product liability claims in the event that the failure of one of its products results in personal injury or death, and there can be no assurance that the Company will not experience any material product liability losses in the future. In addition, if any of the Company's products prove to be defective, the Company may be required to participate in a recall involving such products. The Company maintains insurance against product liability claims, but there can be no assurance that such coverage will be adequate for liabilities ultimately incurred or that such insurance will continue to be available to the Company on acceptable terms or at all. A successful claim brought against the Company in excess of available insurance coverage or a requirement to participate in any product recall may have a material adverse effect on the Company.

     On December 4, 1994, Monroe filed an action in United States District Court, Eastern District of Michigan, against J.W. Winco, Inc. for infringement of Monroe's U.S. Patent for a hand lever turning mechanism, which patent protects Monroe's exclusive right to distribute certain Kipp(Registered) brand adjustable handles in the United States. On June 17, 1996, a judgment was entered in favor of Monroe on the issue of infringement. On August 13, 1997, the United States Court of Appeals for the Federal Circuit affirmed the trial court's finding of infringement with respect to one of the litigated parts but overturned the finding of infringement with respect to the second part. A hearing on the damages related to the infringing part is pending.The Company does not believe that the decision will have a material adverse effect on the Company.

     On December 10, 1995, Utilase filed an action in Wayne County Circuit Court in the State of Michigan against Mark Williamson, a former employee of Utilase, for misappropriation of trade secrets, breach of confidentiality and non-compete agreements and related claims. The action was subsequently removed to federal court. On May 6, 1997, Utilase obtained an injunction in United States District Court, Eastern District of Michigan, prohibiting Mr. Williamson from becoming employed in any capacity without establishing to the satisfaction of the court that the proposed employment does not involve laser blank welding. On May 6, 1997, Utilase filed a related action in United States District Court, Eastern District of Michigan, against Olympic Steel, Inc. for breach of contract, misappropriation of trade secrets, and tortuous interference with contract. Following the Utilase Acquisition, the former principal shareholder of Utilase, which is controlled by James Bronce Henderson, III, a nominee for director of the Company, will continue to have the right to control the actions of Utilase with respect to the litigation, including decisions with respect to whether to bring actions against additional parties, subject to the requirement of the Company's reasonable consent for any settlement. Any cash or property recovered in connection with the litigation will be divided equally with such former principal shareholder of Utilase and the Company's portion will be deposited into a sinking fund to be applied against payment of the Utilase Notes delivered by the Company in connection with the Utilase Acquisition. See 'Certain Transactions.'

     From time to time, the Company is involved in lawsuits arising in the ordinary course of its business. In addition, the Company is a party to certain lawsuits arising in connection with the Acquisitions. In management's opinion, the outcome of such pending matters will not have a material adverse effect on the Company's business, financial condition or results of operations. See 'Certain Transactions.'

PROPERTIES

     All of the Company's current operations, with the exception of one assembly plant, are conducted at facilities located in the greater Detroit area of Michigan. The Company's existing facilities are adequate for current operations. Management currently anticipates that additional facilities will be leased as needed and that sufficient facilities for the Company's needs are readily available.

     The following is a summary of the location, ownership status, size and function of each of the Company's facilities:


                                                          APPROXIMATE
                                              OWNED OR       SIZE
FACILITY LOCATION                              LEASED      (SQ.FT.)     PRIMARY USE
-----------------                             --------    -----------   -----------
Bloomfield Hills Pkwy,
  Bloomfield Hills, Michigan                   Leased        10,145     Executive Offices, Sales and Engineering

Enterprise Drive, Vassar, Michigan             Owned(1)      30,000     Painting and Assembly

Sherman Street, Vassar, Michigan               Leased        14,600     Painting and Assembly

El Paso, Texas                                 Leased        24,200     Prestolock(Registered) Assembly

34683 Centaur, Clinton Township, Michigan      Leased(2)      9,250     Warehouse

34660 Centaur, Clinton Township, Michigan      Leased(2)     54,470     Stamping

34706 Centaur, Clinton Township, Michigan      Leased(2)     12,692     Warehouse and Engineering

34728 Centaur, Clinton Township, Michigan      Leased(2)     13,675     Warehouse

34635 Nova, Mt. Clemens, Michigan              Leased(2)     12,200     Die Maintenance

Woodward Avenue, Bloomfield Hills, Michigan    Leased         1,417     Tooling Component Sales

Harbor Springs, Michigan                       Owned(3)       9,600     Tooling Component Warehouse Distribution
                                                                          Facility


20530 Hoover Road, Detroit, Michigan           Leased(4)     50,937     Laser Welding and Tailored Blanks

20201 Hoover Road, Detroit, Michigan           Leased(4)     11,110     Utilase Production Process

20101 Hoover Road, Detroit, Michigan           Leased(4)    210,000     Laser Welding and Tailored Blanks

Brantford, Ontario, Canada                     Leased        89,330     Laser Welding and Tailored Blanks


------------------
(1) Purchased pursuant to a Land Contract dated October 26, 1994 from Cass River Investment Company, an entity affiliated with a former controlling shareholder of Vassar. See 'Certain Transactions.'

(2) Each of these facilities is leased by DCT from Competitive Technologies Investment Company which is controlled by affiliates of the Company. The Company will acquire ownership of this landlord entity concurrently with the consummation of its purchase of the balance of the outstanding capital stock of DCT. See 'Certain Transactions.' A portion of the 34683 Centaur facility is sublet to a local law enforcement agency for storage purposes.

(3) Purchased pursuant to a Land Contract dated April 30, 1996 from the former controlling shareholder of Monroe who is currently an affiliate of the Company, for an aggregate purchase price of $500,000 payable in monthly installments of interest only at the rate of 12% per annum with all outstanding principal and accrued interest due April 30, 1998. See 'Certain Transactions.'

(4) The Hoover Road facilities are leased from entities controlled by an affiliate of the Company. See 'Certain Transactions.'

EMPLOYEES


     As of October 31, 1997, the Company, including DCT and Utilase, had approximately 710 employees, including 389 production employees, 21 engineering employees, 58 sales and clerical employees and 57 management and administrative employees, as well as approximately 63 leased production workers at Prestolock and 122 leased production workers at Utilase. Upon consummation of the Utilase Acquisition, the Company intends to discontinue this leasing arrangement for the 122 production workers at Utilase. It is anticipated the subject workers will be hired as employees of the Company on similar terms. All of the Company's operations are non-union except for Vassar, whose production workers are represented by the AFL-CIO. The AFL-CIO workers have been out on strike since August 1, 1997. Management estimates that increased costs relating to the strike were approximately $207,000 through September 30, 1997 on a pre-tax basis due to increased overtime, labor variances, containment by the customer and security measures. There has been no other recent history of labor strikes or unrest at any of the Company's facilities. The Company believes that its relations with its employees are satisfactory. In addition, management believes the available labor force in the geographic areas where its facilities are located is sufficient to provide the workers required for the Company's anticipated expansion over the next 12 months.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning each director, nominee for director and executive officer of the Company. Upon consummation of the Offering, Christopher L. Morin, James Bronce Henderson, III, Richard J. Reason, Timothy F. Healy, Daniel J. McEnroe and Anthony R. Tersigni have agreed to become directors of the Company. Messrs. Richard V. Balgenorth and Michael C. Azar will resign as directors, but remain as executive officers.

                                                                                                            DIRECTOR
NAME                                               AGE   POSITION                                            SINCE
----                                               ---   --------                                           --------
Robert J. Skandalaris...........................   44    President, Chief Executive Officer and Director      1993

Christopher L. Morin............................   38    Chief Operating Officer, Director Nominee              --

Richard V. Balgenorth...........................   49    Treasurer, Chief Financial Officer and Director      1996

Michael C. Azar.................................   33    General Counsel, Secretary and Director              1996

James Bronce Henderson, III.....................   46    Director Nominee (Chairman)                            --

Richard J. Reason...............................   69    Director Nominee                                       --

Timothy F. Healy................................   44    Director Nominee                                       --

Daniel J. McEnroe...............................   35    Director Nominee                                       --

Anthony R. Tersigni.............................   48    Director Nominee                                       --

     Robert J. Skandalaris the Company's founder, currently serves as President, Chief Executive Officer and Director. Prior to founding the Company in 1993, Mr. Skandalaris was Vice Chairman and a shareholder of The Oxford Investment Group, Inc., a Michigan-based merchant banking firm. From 1987 until its sale in 1993, Mr. Skandalaris served as Chairman and Chief Executive Officer of Acorn Asset Management, a privately held investment advisory firm. Mr. Skandalaris began his career as a Certified Public Accountant with the national accounting firm of Touche Ross & Co. Mr. Skandalaris also serves as a Manager of Twenty-First Century Advisors, LLC, an investment fund manager, which acts as the investment manager of two funds, one of which, Twenty-First Century Advisor Offshore Fund, Ltd., is publicly traded on the Irish Stock Exchange. In addition, since 1995 Mr. Skandalaris has served as a Manager of Invest L'Inc. Partners, LLC, a consulting firm, and from 1994 to March 1997, Mr. Skandalaris served as the Chairman of River Capital, Inc., an investment banking firm.

     Christopher L. Morin joined the Company on June 1, 1997 as its Chief Operating Officer. From July 1994 to June 1997, Mr. Morin was the Chief

Operating Officer of Talon Automotive LLC, a privately held automotive supplier with over $200 million in annual revenues. Prior to joining Talon Automotive, LLC in 1994, Mr. Morin was the Vice President of operations for Irvin Automotive Products, an operating division of Takata North America. Mr. Morin began his career as a production supervisor and has held management positions in materials, quality, sales and marketing and operations. Mr. Morin will be appointed to the Board of Directors upon consummation of the Offering.

     Richard V. Balgenorth joined the Company on May 1, 1996 as its Chief Financial Officer and was elected to the Board of Directors in December 1996. From 1990 to 1996, Mr. Balgenorth was a member of the Mergers and Acquisitions Group in NBD Bank's Capital Markets Division. Mr. Balgenorth began his career as a Certified Public Accountant with the national accounting firm of Arthur Andersen, LLP.

     Michael C. Azar joined the Company in November 1996 as its General Counsel and Secretary and was elected to the Board of Directors in December 1996. Prior to joining the Company, Mr. Azar was employed as General Counsel to River Capital, Inc., an investment banking firm, from January through November 1996. From 1988 to 1995, Mr. Azar practiced law with the firm of Mason, Steinhardt, Jacobs and Perlman in Southfield, Michigan.

     James Bronce Henderson, III will be appointed as Chairman of the Company's Board of Directors upon consummation of the Offering. Since 1989, Mr. Henderson has served as the Chairman and Chief Executive Officer of DCT, Inc., the privately held parent company of Utilase and the majority owner of DCT prior to their acquisitions by the Company in connection with the Closing Acquisitions. Mr. Henderson has served on the Chrysler CEO Round Table since July 1995 and is a past chairman of the Michigan/Japan Foundation. Mr. Henderson will serve as a member of the Board of Directors pursuant to an agreement entered into in connection with the DCT Acquisition. See 'Certain Transactions.'

     Richard J. Reason will be appointed to the Board of Directors upon consummation of the Offering. In 1968, Mr. Reason founded Monroe and has served as its President since inception.

     Timothy F. Healy will be appointed to the Board of Directors upon consummation of the Offering. Mr. Healy is the President and Chief Operating Officer of Irvin Automotive Products, an operating division of Takata North America. Mr. Healy joined Irvin Automotive Products in 1987, holding management positions in sales, marketing and operations before being appointed President in January 1994. Prior to joining Irvin Automotive Products, Mr. Healy held various sales and marketing positions with Diversified General, now operating as Gen-Corp., and Indian Head Industries.

     Daniel J. McEnroe will be appointed to the Board of Directors upon consummation of the Offering. Since 1995, Mr. McEnroe has been the Treasurer of Detroit Diesel Corporation. Mr. McEnroe also serves as a member of the board of directors and as a representative on the Credit Committee of Detroit Diesel Capital Corporation, a joint venture of Detroit Diesel Corporation. Prior to joining Detroit Diesel Corporation, Mr. McEnroe served as Assistant Treasurer of Penske Corporation, a privately held holding company whose operating entities include Detroit Diesel Corporation. Mr. McEnroe has been a Certified Public Accountant since 1985 and a Chartered Financial Analyst since 1991.

     Anthony R. Tersigni will be appointed to the Board of Directors upon consummation of the Offering. Dr. Tersigni is the President and Chief Executive Officer of St. John Health System, an integrated health delivery system headquartered in Detroit, Michigan. Prior to joining St. John Health System in 1995, Dr. Tersigni was President and Chief Executive Officer of Oakland General Health Systems, Inc., in Madison Heights, Michigan from 1987 through 1995. Dr. Tersigni holds a doctorate in Organizational Development.

     Directors are elected to serve until the next annual meeting of shareholders or until a successor is duly elected and qualified. Executive officers are duly elected by the Board of Directors to serve until their respective successors are elected and qualified.

     Each of the Company's subsidiaries maintains its own board of directors which oversees operational issues at each respective subsidiary. Each of these boards of directors consists of five members, with the Company's Chief Operating Officer serving as the chairman of each subsidiary. Outside directors are included as deemed appropriate by the management and chairman of each subsidiary.

COMMITTEES OF THE BOARD OF DIRECTORS

  Audit Committee

     Promptly following the consummation of the Offering, the Board of Directors will establish an Audit Committee comprised of Messrs. James Bronce Henderson, III, Daniel J. McEnroe, and Anthony R. Tersigni, all of whom will be independent directors. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans of the audit engagement, approve professional services provided by the independent accountants, review the independence of the independent accountants and review the adequacy of the Company's internal accounting controls.

  Compensation Committee

     Promptly following the consummation of the Offering, the Board of Directors will establish a Compensation Committee which will be comprised solely of independent directors. The Compensation Committee will establish compensation policies and determine compensation for the Company's and each of its subsidiaries' executive officers in addition to administering the Company's 1997 Stock Option Plan, described elsewhere herein.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the total compensation earned by the Chief Executive Officer and the only other executive officer who received compensation in excess of $100,000 during the fiscal year ended December 31, 1996, for services rendered to the Company in all capacities during such year.


                                                                                 SUMMARY COMPENSATION TABLE(1)
                                                                           ------------------------------------------
                                                                                                           RESTRICTED
                                                                                                             STOCK
NAME AND PRINCIPAL POSITION                                                YEAR     SALARY      BONUS        AWARDS
---------------------------                                                ----    --------    --------    ----------
Robert J. Skandalaris...................................................   1996    $ 94,000    $960,000(2)        --
  President, Chief Executive Officer and Director

Mark A. Davis...........................................................   1996    $112,400          --     $ 32,000(4)
  Former President, General Counsel and Director(3)

------------------
(1) Does not include any value that might be attributable to job-related personal benefits, the annual value of which has not exceeded the lesser of 10% of annual salary plus bonus or $50,000 for each executive officer.
(2) Mr. Skandalaris has agreed to forego any bonus for the year ended December 31, 1997. See '--Employment Agreements.'
(3) Mr. Davis served as an officer and director of Noble from July 1996 to October 1996. Prior thereto, Mr. Davis was employed as an officer of Prestolock from January 1996 to July 1996. Compensation set forth in the table includes Mr. Davis' salaries at Prestolock and Noble.
(4) Represents the book value of shares of Common Stock issued to Mr. Davis on January 1, 1996. These shares were subsequently repurchased from Mr. Davis when he left the Company in October 1996 by Robert J. Skandalaris, as assignee of the Company's right to repurchase pursuant to Mr. Davis' Shareholder's Agreement with the Company. See 'Certain Transactions.'

EMPLOYMENT AGREEMENTS

     The Company entered into an Employment Agreement (the 'Employment Agreement') with Robert J. Skandalaris, its President and Chief Executive Officer, dated April 2, 1997. The Employment Agreement provides for an initial term of three years, with an unlimited number of successive three-year renewals subject to the election by either party not to renew the Employment Agreement. The Employment Agreement provides for a base salary of $225,000 per annum commencing May 1, 1997 and continuing for the remainder of the term of employment. Mr. Skandalaris is also entitled to an incentive bonus for each fiscal year in an amount to be determined by the Compensation Committee of the Board (other than for 1997, for which year Mr. Skandalaris has agreed to forgo any bonus) as well as to participate in any executive bonus or other incentive compensation program adopted by the Company. In the event that Mr. Skandalaris' employment is terminated by the Company, without cause, or by reason of his death or disability, or in the event that the Employment Agreement is not renewed, the Company is obligated to pay to Mr. Skandalaris, as severance and/or liquidated damages, an amount equal to three times his annual base salary at the time of termination plus any incentive bonus due under the Employment Agreement. Prior to April 1, 1997, the Company did not have an employment agreement with Robert J. Skandalaris.


     Utilase has an employment agreement with its President, John K. Baysore which was entered into on April 7, 1997 in contemplation of the Utilase Acquisition. Mr. Baysore's employment agreement has a term of three years and provides for an initial base salary of $175,000 per annum, with increases to be determined by Utilase's board of directors. Mr. Baysore is eligible to receive annual bonus awards as follows: (i) from April 7, 1997 to December 31, 1997, 8% of the excess of Utilase's net income over $1.0 million; (ii) for calendar year 1998, 4.5% of the excess of Utilase's net income over $2.5 million; and (iii) for calendar 1999, 2.25% of the excess of Utilase's net income over $6.0 million. If Mr. Baysore's employment is terminated by Utilase without cause, he is entitled to a lump sum severance payment equal to one time his annual base salary. Mr. Baysore's employment agreement also contains a covenant not to compete for the term of his employment agreement and for a period of three years thereafter, for which Mr. Baysore shall receive $200,000 upon closing of the Utilase Acquisition out of the proceeds of the Offering. See 'Certain Transactions.'

BOARD OF DIRECTORS

     Directors who are employees of the Company receive no compensation, as such, for their service as members of the Board. Directors who are not employees of the Company receive an attendance fee of $1,000 for each Board meeting or committee meeting attended in person by that director and $250 for each telephonic Board meeting or committee meeting in which such director participated; however, fees for in-person meetings of the Board and committees may not exceed $1,000 per day. All directors are reimbursed for expenses incurred in connection with attendance at meetings. In addition, directors are eligible to participate in the Company's 1997 Stock Option Plan, which will become effective upon consummation of the Offering.

STOCK OPTION PLAN

     The Company intends to adopt the 1997 Stock Option Plan (the 'Option Plan') effective upon consummation of the Offering. The Option Plan provides for the grant to employees, officers, directors, consultants and independent contractors of non-qualified stock options as well as for the grant to employees of stock options that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the 'Code'). The Option Plan has a 10 year term. The purpose of the Option Plan is to enable the Company to attract and retain qualified persons as employees, officers and directors and others whose services are required by the Company, and to motivate such persons by providing them with an equity participation in the Company. Under the Option Plan, 700,000 shares of the Company's Common Stock are reserved for issuance, subject to adjustment upon occurrence of certain events affecting the capitalization of the Company.

     The Option Plan will be administered by the Compensation Committee of the Board of Directors which has, subject to specified limitations, the full authority to grant options and establish the terms and conditions for vesting and exercise thereof. The exercise price of incentive stock options granted under the Option Plan is required to be no less than the fair market value of the Common Stock on the date of grant (110% in the case of a greater than 10% shareholder). The exercise price of non-qualified stock options is required to be no less than 85% of the fair market value of the Common Stock on the date of grant. Options may be granted for terms of up to 10 years (5 years in the case of incentive stock options granted to greater than 10% shareholders). No optionee may be granted incentive stock options such that the fair market value of the options which first become exercisable in any one calendar year exceeds $100,000. If an optionee ceases to be employed by, or ceases to have a relationship with the Company, such optionee's options expire six months after termination of the employment or consulting relationship by reason of death, one year after termination by reason of permanent disability, immediately upon termination for cause and three months after termination for any other reason.

     In order to exercise an option granted under the Option Plan, the optionee must pay the full exercise price of the option with respect to the shares being purchased. Payment may be made either: (i) in cash; (ii) at the discretion of the Committee, by delivering shares of Common Stock already owned by the optionee that have a fair market value equal to the applicable exercise price; or (iii) in the form of such other consideration as may be determined by the Committee and permitted by applicable law.

     Subject to the foregoing, the Committee has broad discretion to describe the terms and conditions applicable to options granted under the Option Plan. The Committee may at any time discontinue granting options under the Option Plan or otherwise suspend, amend or terminate the Option Plan and may, with the consent of an optionee, make such modification of the terms and conditions of such optionee's option as the Committee shall deem advisable. However, the Committee has no authority to make any amendment or modifications to the Option Plan or any outstanding option which would: (i) increase the maximum number of shares which may be purchased pursuant to options granted under the Option Plan, either in the aggregate or by any optionee, except in connection with certain antidilution adjustments; (ii) change the designation of the class of employees eligible to receive qualified options; (iii) extend the term of the Option Plan or the maximum option period thereunder; (iv) decrease the minimum qualified option price or permit reductions of the price at which shares may be purchased for qualified options granted under the Option Plan, except in connection with certain antidilution adjustments; or

(v) cause qualified stock options issued under the Option Plan to fail to meet the requirements of incentive stock options under Section 422 of the Code. Any such amendment or modification shall be effective immediately, subject to shareholder approval thereof within 12 months before or after the effective date. No option may be granted during any suspension or after termination of the Option Plan.

     The Option Plan is designed to meet the requirements of an incentive stock option plan as defined in Code Section 422. As a result, an optionee will realize no taxable income, for federal income tax purposes, upon either the grant of an incentive stock option under the Option Plan or its exercise. If no disposition of the shares acquired upon exercise is made by the optionee within two years from the date of grant or within one year from the date the shares are transferred to the optionee, any gain realized upon the subsequent sale of the shares will be taxable as a capital gain. In such case, the Company will be entitled to no deduction for federal income tax purposes in connection with either the grant or the exercise of the option. If, however, the optionee disposes of the shares within either of the periods mentioned above, the optionee will realize earned income in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the amount realized on disposition if less) over the exercise price, and the Company will be allowed a deduction for a corresponding amount.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Articles of Incorporation and Bylaws provide for indemnification of directors and officers. The Company believes such indemnification will assist the Company in continuing to attract and retain talented directors and officers in light of the risk of litigation directed against directors and officers of publicly held corporations. The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify each person who may serve or who has served at any time as a director or officer, or who at the request of the Board of Directors of the Company may serve or at any time has served as director or officer of another corporation or enterprise, and such person's respective heirs, administrators, successors and assigns, against any and all expenses, including judgments, attorneys' fees and amounts paid in settlement (before and after suit is commenced), actually and necessarily incurred by such person in connection with the defense or settlement of any claim, action, suit or proceeding in which such person is made a party, or are a party, or which may be asserted against them by reason of being or having been a director or officer of the Company or any such other corporation or enterprise, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, or its shareholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was not unlawful. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

     The Michigan Business Corporation Act permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. The Company's Articles of Incorporation limit liability to the maximum extent permitted by law. The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, the Articles of Incorporation do not eliminate or limit the liability of a director for any of the following: (i) breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) a transaction from which the director derives an improper personal benefit; (iv) making an unlawful loan to a director, officer or employee of the Company; and (v) declaring an unlawful dividend or distribution to shareholders. As a result of this provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of the date of this Prospectus and as adjusted to reflect the sale of the 3,300,000 shares offered hereby, certain information known to the Company concerning the beneficial ownership of the Common Stock by: (i) each person known by the Company to own more than 5% of the Common Stock; (ii) each director of the Company and each person who will become a director of the Company immediately following the consummation of the Offering; (iii) each officer of the Company named in the Summary Compensation Table; and (iv) all officers and directors of the Company as a group. Except as otherwise indicated, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person.


                                                                                        PERCENTAGE OF OUTSTANDING
                                                                                        SHARES BENEFICIALLY OWNED
NAME AND ADDRESS OF                                         NUMBER OF SHARES       -----------------------------------
BENEFICIAL OWNER                                           BENEFICIALLY OWNED      BEFORE OFFERING      AFTER OFFERING
--------------------------------------------------------   ------------------      ---------------      --------------
Robert J. Skandalaris(1)................................         3,162,994(2)           80.59%               43.78%
Richard G. Skandalaris(1)...............................           233,950(3)            5.96%                3.24%
Daniel J. Brunell(1)....................................           200,528               5.11%                2.78%
James D. Skandalaris(1).................................           200,528(3)            5.11%                2.78%
Richard V. Balgenorth...................................            83,554               2.13%                1.16%
Michael C. Azar.........................................            40,106               1.02%                0.56%
James Bronce Henderson, III.............................           133,686               3.41%                1.85%
Christopher L. Morin....................................                --               0.00%                0.00%
Richard J. Reason.......................................                --               0.00%                0.00%
Timothy F. Healy........................................                --               0.00%                0.00%
Daniel J. McEnroe.......................................                --               0.00%                0.00%
All officers and directors as a group
  (eight persons after the Offering)....................         3,420,340              87.14%               47.34%


------------------
(1) The addresses of these individuals are as follows: 33 Bloomfield Hills Parkway, Suite 155, Bloomfield Hills, Michigan 48304.

(2) Includes 150,396 shares of Common Stock held by Robert J. Skandalaris as custodian for his three minor children; 534,742 shares of Common Stock over which Mr. Skandalaris exercises voting power pursuant to certain Voting Agreements and Powers of Attorney; and 64,838 shares of Common Stock owned by Twenty-First Century Off-Shore Fund, Ltd., a Bahamian open-ended corporation, an investment fund the investment manager of which is a limited liability company of which Mr. Skandalaris is a member. See 'Certain Transactions.'

(3) Represents shares of Common Stock which, although owned by the holder indicated, are also included in those beneficially owned by Mr. Robert Skandalaris, as he has sole voting power with respect to these shares pursuant to a Voting Agreement and Power of Attorney.

                              CERTAIN TRANSACTIONS

PRESTOLOCK ACQUISITION

     On February 25, 1994, Prestolock acquired the assets of Presto Lock, Inc. ('PLI') for $750,000 in cash. The assets were purchased from Midlantic National Bank, which had acquired the PLI assets as the result of a foreclosure. At the time of the Prestolock Acquisition, Prestolock was owned by: Robert J. Skandalaris, the President, Chief Executive Officer, principal shareholder and a director of the Company; Daniel J. Brunell, the President of Vassar and a shareholder of the Company; and Richard G. Skandalaris, the President of Prestolock, a shareholder of the Company and the brother of Robert J. Skandalaris. PLI was not an affiliate of Prestolock. In July 1994, Prestolock sold a portion of the acquired assets (the padlock division assets) to The Eastern Company ('Eastern') resulting in cash proceeds to Prestolock of $500,000. Prestolock sold these non-automotive assets because they were, in management's opinion, not strategic to its business plan. Prestolock also entered into a Sales Service Consulting Agreement with Eastern which provides that Prestolock will provide up to 20 hours per month of consulting services in exchange for an annual royalty equal to 3% of Eastern's gross sales of certain non-automotive padlock products. The Sales Service Consulting Agreement expires on December 31, 2000. Prestolock received $42,501 and $47,022 in fees from Eastern for services rendered in 1995 and 1996, respectively. On January 1, 1996, the Company entered into an agreement with the Prestolock shareholders whereby the Company acquired all of the outstanding shares of Prestolock in exchange for 2,673,704 shares of Common Stock.

VASSAR ACQUISITION


     Effective January 1, 1996, the Company completed the acquisition of all of the outstanding shares of Vassar for aggregate consideration of $2.0 million, including a stock purchase price of $200,000 paid in cash and consulting and non-competition fees aggregating $1.8 million payable to six former Vassar shareholders, including Christan Frampton, the current Treasurer of Vassar and James Lamb, a current director of Vassar. These consulting agreements provide for 24 monthly payments to such former shareholders in the aggregate monthly amount of $25,000 beginning in January 1996, followed by 60 monthly payments in the aggregate monthly amount of $20,000. The Company's obligations pursuant to the consulting agreements are secured by the equipment and fixtures of Vassar.

The selling shareholders of Vassar retained an option to repurchase 25% of the Common Stock of Vassar for $1, which option expires when the Company's obligations under the consulting agreements are discharged. The Vassar shares issuable upon exercise of such option are not convertible into shares of the Company's Common Stock. In July 1996, Ms. Frampton surrendered her consulting agreement in exchange for 7,687 shares of the Company's Common Stock. In January 1997, the consulting agreements with two of the former Vassar shareholders, including James Lamb, which together represented 20% of the aggregate consulting fee commitment, were amended to provide for the Company's payment of an aggregate of $300,000 payable in monthly installments of $2,500, subject to acceleration and discount by 60% of the outstanding balance upon the consummation of the Offering, in full satisfaction of its obligations thereunder. The Company intends to utilize $111,000 of the net proceeds of the Offering (representing the estimated discounted balance following the consummation of the Offering) to satisfy such arrangements. In March 1997, two former Vassar shareholders, including Eugene Oldford, the former controlling shareholder of Vassar, filed a lawsuit against the Company for payments allegedly owed pursuant to their consulting agreements. The Company's position is that it is entitled to cease payments under these consulting agreements due to the breach by these former shareholders of their covenants not to compete. This litigation is not expected to have a material impact on the business of the Company. In connection with the Vassar Acquisition, the Company also acquired an approximately 30,000 square foot painting and assembly facility subject to an October 26, 1994 Land Contract with Cass River Investment Company, an entity affiliated with Mr. Oldford, providing for an aggregate purchase price of $600,000, payable in monthly installments of $7,280 over a term of 10 years and bearing interest at a rate of 8% per annum.


MONROE ACQUISITION

     Effective January 1, 1996, the Company completed the Monroe Acquisition, pursuant to which it acquired all of the outstanding shares of Monroe from Richard J. Reason, individually and as trustee of a revocable trust, and from an irrevocable trust for the benefit of Mr. Reason's children. The aggregate consideration was $6.85

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million, including: (i) a stock purchase price of $6.35 million, payable in installments over 16 months; and (ii) a real estate purchase price of $500,000, payable pursuant to a Land Contract dated April 30, 1996, which provides for monthly interest payments at the rate of 12% per annum, and a principal balloon payment on April 30, 1998. The obligations of the Company under the Land Contract are guaranteed by Robert J. Skandalaris. Mr. Reason currently serves as the President and a director of Monroe and upon consummation of the Offering will become a member of the Company's Board of Directors. Concurrent with the Monroe Acquisition, Monroe entered into a 28-month employment agreement with Mr. Reason, which provides for an annual salary of $200,004, as well as deferred compensation payments of $2,000 per month, for a three-year period commencing May 1, 1998. The Company intends to use $500,000 of the net proceeds of the Offering to pay the final installment of the stock purchase price due in connection with the Monroe Acquisition.


DCT ACQUISITION AND RELATED MATTERS

     On July 1, 1996, the Company acquired newly issued shares representing 37.5% of the outstanding shares of DCT for $1 and the option to acquire, subject to certain limitations, an additional 14.1% of DCT's outstanding shares from DCT's other shareholders, including James Bronce Henderson, III, who will become Chairman of the Company's Board of Directors upon consummation of the Offering, for $1.00 through July 31, 2001. On June 9, 1997, DCT assigned to the Company its rights under a Stock Redemption Agreement between DCT and Peter Raab, a former officer and employee of DCT, pursuant to which, effective April 7, 1997, the Company exercised its rights to acquire Mr. Raab's 7.5% interest in DCT for $1.00. In connection with the Initial DCT Acquisition, the shareholders of DCT agreed to write-off and forgive all existing debt to affiliates and shareholders, except for an unsecured term note payable to DCT, Inc. ('DCTI'), a company controlled by Mr. Henderson, in the principal amount of $960,000, which bore interest at the rate of 10% per annum and had an original maturity date of June 30, 1998 (the 'DCTI Loan'). As a result, during the year ended December 31, 1996, an aggregate of $15,325,865 of indebtedness to DCTI and $1,515,579 of indebtedness to shareholders and former shareholders of DCT was forgiven and written off. In addition, in December 1996, pursuant to agreements between the Company, DCT and Richard J. Reason, a director nominee, DCT indebtedness to Mr. Reason in the aggregate amount of $1.0 million was converted into 10,000 shares of the preferred stock of DCT, which shares will be converted into 10,000 shares of preferred stock of the Company (mandatorily redeemable pursuant to a designated 'put' formula at the option of Mr. Reason) upon the consummation of the Offering. The Company also received irrevocable proxies from Messrs. Henderson and Raab providing the Company with the authority to direct the vote of these shareholders on all matters except with respect to the merger, liquidation or sale of substantially all of DCT, or other extraordinary items. In addition, the Company and such other shareholders of DCT agreed to certain put and call provisions with respect to the purchase by the Company of the balance of the outstanding shares of DCT. See 'Description of Capital Stock--Preferred Stock.'

     Pursuant to a March 15, 1997 Letter Agreement and an Agreement of Amendment dated August 26, 1997 (the 'August 26 Amendment'), the Company's rights to purchase the balance of the DCT shares owned by Mr. Henderson and the other DCT shareholders, representing a 55% interest in DCT, were modified. These agreements provide that: (i) on the earlier of the consummation of the Offering or December 31, 1997, the Company will repay the $960,000 DCTI Loan; (ii) on the earlier of the consummation of the Offering or December 31, 1997, the Company shall acquire the remaining shares of DCT for $1 million (the 'Final DCT Purchase Price'); and (iii) as of the consummation of the Offering, Mr. Henderson will serve as a member of the Company's Board and its chairman until December 31, 1999. The Company intends to complete the Final DCT Acquisition upon the consummation, and using $1.96 million of the net proceeds, of the Offering.

     DCT leases five separate facilities aggregating approximately 102,287 square feet located in Clinton Township and Mt. Clemens, Michigan, pursuant to leases expiring September 30, 1998, from Competitive Technologies Investment Company ('CTIC'), an entity controlled by Mr. Henderson, at an aggregate rent of $47,000 per month. CTIC will be purchased by the Company concurrent with the consummation of the Final DCT Acquisition for no additional consideration other than assumption of the debt encumbering such properties aggregating approximately $4.402 million at June 30, 1997. One of the facilities owned by CTIC, and leased by DCT, is encumbered by a mortgage securing a promissory note in the original principal amount of $238,000 in favor of The Bank of Bloomfield Hills. Robert J. Skandalaris is a principal shareholder of The Bank of Bloomfield Hills and its holding company, Bloomfield Hills Bancorp, Inc. The mortgage originated in 1992, prior to the existence of any affiliate relationship between Mr. Skandalaris and DCT or CTIC.

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
     Concurrent with the closing of the Initial DCT Acquisition, the Company and DCT entered into a Management Agreement pursuant to which the Company provides executive and general supervision over the business activities of DCT for an annual fee of $100,000, payable in monthly installments of $8,333. Upon consummation of the Offering and the Final DCT Acquisition, the Company will terminate the Management Agreement.

SKANDY ACQUISITION

     Effective January 1, 1997, the Company acquired all of the outstanding capital stock of Skandy from Richard G. Skandalaris, the sole shareholder of Skandy, in exchange for 133,686 shares of the Company's Common Stock. For the years ended December 31, 1995 and 1996, Skandy received commissions for sales representation services provided to Prestolock of $20,460 and $106,387, respectively.

UPP ACQUISITION

     On March 1, 1997, the Company, through its wholly-owned subsidiary UPP, acquired certain assets of Utilase, a majority owned subsidiary of DCTI. The UPP Acquisition purchase price was $850,000, payable by delivery of the Company's promissory note (secured by the assets acquired), providing for payment of $750,000 upon the earlier of July 31, 1997 or the consummation of the Offering and $50,000 on each of February 1, 1998 and 1999 (the 'UPP Note'). The UPP Note bears no stated rate of interest but provides for a default rate of interest of 10% per annum. Pursuant to the August 26 Amendment referred to above, the entire $850,000 principal amount under the UPP Note now becomes due and payable upon the earlier to occur of the consummation of the Offering or December 31, 1997. The Company intends to use $850,000 of the net proceeds of the Offering to make the required payment.

     UPP leases 11,110 square feet of space in Detroit, Michigan from an entity controlled by Mr. Henderson, pursuant to a three-year lease expiring February 28, 2000, at an annual rent of $38,885, plus its pro rata share of taxes, utilities and other common charges. The Company believes that such lease is at least as favorable to the Company as could be obtained from an unaffiliated third party.

UTILASE ACQUISITION

     On April 7, 1997, the Company entered into a Stock Purchase Agreement with Utilase and its shareholders (DCTI and John K. Baysore), providing for the acquisition by the Company of all of the outstanding capital stock of Utilase on the earlier of the consummation of the Offering and December 31, 1997. Mr. Baysore is the President of Utilase and will remain the President of Utilase following the Utilase Acquisition. The Stock Purchase Agreement provides for a purchase price of $8.2 million in cash and the Company's delivery of the Utilase Notes (Series A, B, C and D) in the aggregate original principal amount of $10,134,544.

     A summary of the principal terms of the Utilase Notes is as follows: (i) the Series A notes in the aggregate principal amount of $1,886,792 will bear interest at the rate of 6% per annum until the first anniversary of the closing of the Utilase Acquisition (the 'Utilase Closing Date') after which they bear interest at the rate of 10% per annum and become due and payable at the option of the holder if the note is not paid within 180 days of such first anniversary date; (ii) the Series B notes in the aggregate principal amount of $1,779,993 will bear interest at the rate of 6% per annum until the second anniversary of the Utilase Closing Date, increasing to 10% per annum thereafter, and become due and payable at the option of the holder if the notes are not paid within 90 days of such second anniversary date; (iii) the Series C notes in the aggregate principal amount of $3,358,477 will bear interest at the rate of 6% per annum until the third anniversary of the Utilase Closing Date, increasing to 10% per annum thereafter, and become due and payable at the option of the holder if the notes are not paid within 90 days of such third anniversary date; and (iv) the Series D notes in the aggregate principal amount of $3,109,292 will bear interest at the rate of 6.5% per annum until the fourth anniversary of the Utilase Closing Date, increasing to 10% per annum thereafter. For so long as any amount is outstanding under the Utilase Notes, the written consent of the holders of at least 67% of the aggregate outstanding principal amount thereof is required for the Company to (a) declare or pay any dividend or other distribution on its shares (other than in shares of capital stock) or (b) redeem or set apart funds for the purchase or redemption of any shares of its capital stock through a sinking fund or otherwise, except, subject to certain limitations, pursuant to the Shareholders Agreements discussed below. If the Company is in default under the Utilase Notes, the written consent of the holders of at least 67% of the aggregate

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outstanding principal of the Utilase Notes is required for the Company to (1)
effect any sale, lease or other conveyance, other than as security for a loan from a senior lender, of all or substantially all of the assets of the Company,
(2) effect any consolidation or merger involving the Company (except solely to, with or among Noble and its subsidiaries), (3) effect any reclassification or other change of any stock or any recapitalization of Noble, or (4) permit any subsidiary to issue or sell stock of such subsidiary, except to Noble or any wholly owned subsidiary of Noble.

     Pursuant to the August 26 Amendment, the Company's right to acquire Utilase, and the remaining shares of DCT, is expressly contingent upon: (i) the Company's completion of the Utilase Acquisition; (ii) UPP's prior payment of the $850,000 UPP Note issued in connection with the UPP Acquisition; (iii) the Company's prior payment of the Final DCT Purchase Price; (iv) the Company's purchase of CTIC, and (v) the Company's payment of the DCTI Loan. The Utilase Stock Purchase Agreement also provides that certain employees and shareholders of Utilase and DCTI, including Messrs. Henderson and Baysore, will receive payments aggregating $1.4 million on the Utilase Closing Date in exchange for covenants not to compete with Utilase. Mr. Henderson will receive $200,000 in exchange for his covenant not to compete with Utilase for the longer of seven years from the Utilase Closing Date or two years from the date he ceases to be a director of the Company. Mr. Baysore will receive $200,000 in exchange for his covenant not to compete with Utilase for a period of three years from the date of termination of his employment with Utilase pursuant to his employment agreement. Jeffrey A. Moss, a director of Utilase and the President of DCTI, will receive $1 million on the Utilase Closing Date and 11,697 shares of the Company's Common Stock on each anniversary of the Utilase Closing Date, commencing in 1999 and continuing through 2003, in exchange for his covenant not to compete with Utilase for the longer of seven years from the Utilase Closing Date or two years after he ceases to be a director of Utilase. The Company also obtained a covenant not to compete from DCTI with a term of seven years for no additional consideration. The covenants not to compete of Messrs. Henderson and Moss and of DCTI terminate in the event of a default under the Utilase Notes which is not cured within 60 days.


     Utilase leases an approximately 50,937 square foot facility located in Detroit, Michigan from an entity controlled by Mr. Henderson pursuant to a three-year lease expiring February 14, 1999, at an annual rent of $148,167, and an approximately 210,000 square foot facility in Detroit, Michigan from an entity controlled by Mr. Henderson pursuant to a five-year lease expiring April 30, 2002. Pursuant to the terms of the latter lease, Utilase is acquiring occupancy of the larger building in stages, with one-half having been acquired in August, 1997 and the balance to be acquired in April 1998. Following consummation of the Offering, Utilase will vacate its smaller facility and DCTI will assume the lease obligations relating thereto.


     Effective May 1, 1994, Utilase began leasing employees from DCTI. Lease expenses for these employees for the years ended December 31, 1994, 1995 and 1996 were $328,392, $2.4 million and $2.8 million, respectively. Upon consummation of the Utilase Acquisition, the Company intends to discontinue this leasing arrangement. It is anticipated that the subject workers will be hired as employees of the Company on similar terms.

OTHER MATTERS

     Certain shareholders of the Company have entered into voting agreements and powers of attorney with the Company granting to Robert J. Skandalaris an irrevocable proxy to vote their shares of Common Stock on all matters. These voting agreements also bind after-acquired shares and shares transferred to third parties. An aggregate of 534,742 shares, representing 7.4% of the outstanding shares after giving effect to the Offering, are subject to such voting agreements. These shares are owned by James D. Skandalaris, Richard G. Skandalaris, George J. Skandalaris, Joseph J. Skandalaris and Robert J. Skandalaris as trustee for his minor children. These same shareholders (in the case of Richard G. Skandalaris, only as to 50,132 of his shares), as well as Daniel Brunell, the President of Vassar, are parties to Shareholders Agreements, which terminate upon the consummation of the Offering, prohibiting the transfer of their Common Stock without the consent of the Company and providing for the repurchase of their shares by the Company at net book value at any time at the election of the Company or upon death or termination as an employee or director of the Company. The Company had a similar Shareholder's Agreement with Mark A. Davis, its former President. When Mr. Davis left the Company in October 1996, the Company assigned its right to repurchase Mr. Davis' shares of Common Stock to Robert J. Skandalaris. Mr. Skandalaris purchased 267,370 shares of Common Stock owned by Mr. Davis for

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$60,000 on November 27, 1996. In July 1997, new Shareholders Agreements were entered into between the Company and certain employee-shareholders, including Richard V. Balgenorth and Michael C. Azar, the Chief Financial Officer and General Counsel of the Company, respectively, and Richard G. Skandalaris (as to 183,818 of his shares), which provide the Company with the option to repurchase their shares of Common Stock upon death or termination of employment, based upon a book value formula.

     On January 15, 1996, the Company received a loan of $300,000 from James D. Skandalaris, the father of Robert J. Skandalaris, evidenced by an unsecured promissory note with interest at 10% per annum, payable monthly, with the principal balance due upon demand. In addition, on March 1, 1994, James D. Skandalaris made a loan of $90,000 to Prestolock, evidenced by an unsecured demand note with interest only payments due monthly at a rate of 10% per annum. Effective June 30, 1997, James D. Skandalaris entered into a letter agreement with the Company and Prestolock providing that no demand for repayment of the principal balance of either the January 15, 1996 or March 1, 1994 notes will be made until after December 30, 1998.

     On April 30, 1996, Robert J. Skandalaris made a loan of $1 million to the Company evidenced by an unsecured promissory note due on April 30, 2000, bearing interest at the rate of 7% per annum with interest only payable monthly.

     Effective July 30, 1997, the Company issued 38,000 shares of its Series A Preferred Stock, and 64,838 shares of Common Stock, to Twenty-First Century Off-Shore Fund, Ltd., a Bahamian open-ended corporation ('Twenty-First Century'), for $3.8 million. The investment manager of Twenty-First Century is a limited liability company in which Robert J. Skandalaris is a member. The proceeds of Twenty-First Century's $3.8 million investment were utilized to reduce the Noble/Comerica Line in order to satisfy Comerica's requirement that the Company have at least $2.3 million in available credit facilities prior to the funding of Utilase's $8 million equipment financing line, of which the Company is a guarantor. See '--Utilase Acquisition' and 'Capital Stock--Preferred Stock.'

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 150,000 shares of Preferred Stock, $100 par value, of which 38,000 shares are currently outstanding and 20,000,000 shares of Common Stock, no par value, of which 3,925,006 shares are currently issued and outstanding.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Michigan, but without further action by the Company's shareholders, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in such series, to fix the designations, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the shareholders. The Board may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company.

     The Company issued 38,000 shares of its Series A Preferred Stock in connection with a $3.8 million financing in July 1997. The Series A Preferred Stock has a stated value of $100 per share, accrues 10% annual cumulative dividends, payable quarterly, has no voting rights and is redeemable at any time, at the option of the Company, in whole or in part, at a per share price equal to the stated value per share, plus accumulated and unpaid dividends.

     Concurrent with the consummation of the Offering, the holder of 10,000 shares of the preferred stock of DCT will convert such shares into 10,000 shares of Preferred Stock of the Company pursuant to a Conversion Agreement entered into between such holder, DCT and Noble in December 1996. Upon conversion, the shares of Preferred Stock issued by the Company will have a stated value of $100 per share, a liquidation preference of $100 per share, no voting rights and be entitled to a 10% annual cumulative dividend payable quarterly. In addition, such shares of Preferred Stock will be subject to mandatory redemption by the Company at the option of the holder, at a price of $100 per share, pursuant to the following 'put' formula: (a) 375 shares may be put to

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the Company during the first 10 days of the first month of each calendar quarter beginning January 1, 1997 and ending October 10, 2001 and (b) 2,500 shares may be put to the Company during the period from December 21 through December 31, 2001. See 'Certain Transactions--DCT.'

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock will be entitled to receive such dividends, when, as and if declared by the Board from time to time out of legally available funds. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any Preferred Stock then outstanding. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.


MICHIGAN BUSINESS CORPORATION ACT AND CERTAIN CHARTER PROVISIONS

     The provisions of the Company's Articles of Incorporation and Bylaws and the Michigan Business Corporation Act (the 'MBCA') summarized below may have the effect of discouraging, delaying, or preventing hostile takeovers, including those that might result in a premium over the market price, or discouraging, delaying, or preventing changes in control or management of the Company.

     Chapter 7A of the Michigan Business Corporation Act. Under Chapter 7A of the MBCA, 'business combinations' (defined to include, among other transactions, mergers, consolidations, certain dispositions of assets or shares and certain recapitalizations) between a Michigan corporation and an 'Interested Shareholder' (defined generally as the direct or indirect beneficial owner of at least 10% of the voting power of the corporation's outstanding shares or an affiliate of the corporation which had such 10% ownership within the preceding two years) can only be consummated if it is approved by at least 90% of the votes of each class of the corporation's shares entitled to vote thereon and by at least two-thirds of such votes not held by the Interested Shareholder or its affiliates, unless certain price and other conditions imposed by Chapter 7A are satisfied. The Board of Directors may elect to exempt business combinations with a particular Interested Shareholder from the requirements of Chapter 7A at any time before the Interested Shareholder attains that status.

     Chapter 7B of the Michigan Business Corporation Act. Under Chapter 7B of the MBCA, 'control shares' (defined as shares, which when added to all other shares of a Michigan corporation owned by a person or with respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after the acquisition of the shares, to exercise or direct the exercise of voting power in the election of directors in excess of threshold levels of 20%, 33 1/2% or a majority of all voting power) acquired in a 'control share acquisition' (defined to include the acquisition, directly or indirectly, by any person of ownership of, or the power to exercise the voting power with respect to, issued and outstanding control shares) have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by the shareholders of the corporation. To have such a resolution considered by the shareholders of the corporation, the acquiring person must deliver an 'acquiring person statement' to the corporation and the Michigan Department of Commerce, Corporation and Securities Bureau. To be approved by the shareholders, the resolution must be approved by a majority of the votes cast by the holders of the Common Stock and a majority of the votes cast by the holders of shares of each class or series entitled to vote thereon, excluding 'interested shares' (defined to include shares held by the acquiring person or any member of his group, an officer of the corporation and any director who is also an employee of the corporation). The practical effect of Chapter 7B of the MBCA is to require that a person making a tender offer for shares of a corporation condition the offer on shareholder approval of the person's right to vote the shares to be acquired.

     If authorized by the corporation's articles of incorporation or bylaws, control shares acquired in a control share acquisition with respect to which no acquiring person statement has been filed may be redeemed by the corporation at any time more than 60 days after the end of the control share acquisition at 'fair value.' If authorized by the corporation's articles of incorporation or bylaws, control shares acquired in a control share acquisition which are not accorded full voting rights may be redeemed by the corporation at their 'fair value.'

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Unless otherwise provided in the corporation's articles of incorporation or bylaws, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the shareholders of the corporation, other than the acquiring person, have dissenters' rights with respect to their shares. 'Fair value' means a value not less than the highest price paid per share by the acquiring person in the control share acquisition.

     The provisions of Chapter 7B automatically apply to the Company, although the Board of Directors or the shareholders may elect to remove the Company from the application of Chapter 7B. The Board has no plans to elect to remove the Company from the application of Chapter 7B and is not aware of any plans or proposals to do so. Further, none of the provisions discussed above have been included in the Company's Articles of Incorporation or Bylaws.

     Articles of Incorporation and Bylaws. The Company's Articles of Incorporation and Bylaws contain a number of other provisions relating to corporate governance and to the rights of shareholders. These provisions include: (i) a prohibition on shareholder action through written consents; (ii) a requirement that special meetings of shareholders be called only by the Board;
(iii) advance notice requirements for shareholder proposals and nominations;
(iv) limitations on the ability of shareholders to amend, alter or repeal the Bylaws; and (v) the authority of the Board to issue without shareholder approval preferred stock with such terms as the Board may determine.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the shares of Common Stock of the Company is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, the Company will have 7,225,006 shares of Common Stock outstanding. All 3,300,000 of the shares to be sold in the Offering will be freely tradable without restriction or further registration under the Securities Act unless held by 'affiliates' of the Company as that term is defined under the Securities Act. The remaining 3,925,006 shares of Common Stock outstanding will be deemed 'restricted' stock, as that term is defined under Rule 144, and may only be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Such restricted shares of Common Stock will become eligible for sale, under Rule 144, subject to the volume and manner of sale limitations prescribed by Rule 144 and to the contractual restrictions described below, at various times commencing 90 days following the date of this Prospectus.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has owned restricted shares of Common Stock beneficially for at least one year, is entitled to sell, in brokerage transactions within any three-month period, a number of shares (including non-restricted shares of the same class) equal to the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     The officers, directors and 1% or greater beneficial shareholders of the Company and their affiliates have entered into lock-up agreements with BlueStone wherein they have agreed not to sell any of their shares for a period of 360 days after the date of this Prospectus without the prior written consent of BlueStone. See 'Underwriting.'

     Prior to the Offering, there has not been any public market for the Common Stock. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     The underwriters named below (collectively, the 'Underwriters') for which BlueStone Capital Partners, L.P. ('BlueStone') and Rodman & Renshaw, Inc. are acting as representatives (the 'Representatives'), have agreed severally, not jointly, subject to the terms and conditions contained in the underwriting agreement between the Company and the Underwriters (the 'Underwriting Agreement'), to purchase from the Company, and the Company has agreed to sell to the several Underwriters, the 3,300,000 shares of Common Stock offered hereby. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                                               NUMBER
UNDERWRITER                                                                                   OF SHARES
-----------                                                                                   ---------
BlueStone Capital Partners, L.P. ..........................................................
Rodman & Renshaw, Inc......................................................................

                                                                                              ---------
     Total.................................................................................   3,300,000
                                                                                              ---------
                                                                                              ---------


     The Underwriters are committed on a 'firm commitment' basis to purchase and pay for all of the shares of Common Stock offered hereby (other than shares offered pursuant to the over-allotment option) if any shares are purchased. The shares of Common Stock are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.

     Through the Representatives, the several Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ('NASD') concessions, not in excess of
$       per share, of which not in excess of $       per share may be reallowed
to other dealers who are members of the NASD. After the commencement of the Offering, the public offering price, concessions and reallowance may be changed.

     The Company has granted the Representatives an option, exercisable for 45 days following the date of this Prospectus, to purchase up to 495,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Representatives may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby.

     The Company has agreed to pay to the Representatives individually, and not as representatives of the Underwriters, an aggregate nonaccountable expense allowance of $250,000, $50,000 of which has been paid as of the date of this Prospectus. The Company has also agreed to pay all expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Representatives may designate, including expenses of counsel retained for such purpose by the Representatives.

     The Company has agreed to issue to the Representatives and their designees, for an aggregate of $330, the Representatives' Warrants to purchase up to
330,000 shares of Common Stock, at an exercise price of $       per share (120%
of the initial public offering price per share). The Representatives' Warrants may not be transferred for one year following the date of this Prospectus, except to the officers and partners of the Representatives or the Underwriters or members of the selling group, and are exercisable at any time, and from time to time, during the four-year period commencing one year following the date of this Prospectus (the 'Warrant Exercise Term'). During the Warrant Exercise Term, the holders of the Representatives' Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Representatives' Warrants are exercised or exchanged, dilution to the interests of the Company's shareholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Representatives' Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Representatives' Warrants. Any profit realized by the Representatives on the sale of the Representatives'

Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation. Subject to certain limitations and exclusions, the Company has agreed to register, at the request of the holders of a majority of the Representatives' Warrants and at the Company's expense, the Representatives' Warrants and the shares of Common Stock underlying the Representatives' Warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include such Representatives' Warrants and such underlying shares in any appropriate registration statement that is filed by the Company during the seven years following the date of this Prospectus.

     All of the Company's officers, directors and shareholders owing 1% or more of the outstanding Common Stock have agreed that, for the 360-day period following the date of this Prospectus, they will not, without the prior written consent of BlueStone, directly or indirectly sell, offer for sale, transfer, pledge or otherwise dispose of any securities of the Company or exercise any registration right relating to any securities of the Company.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales in excess of 3% of the number of shares of Common Stock offered hereby to discretionary accounts.

     The Company has agreed to indemnify the Underwriters against certain civil liabilities in connection with the Registration Statement of which this Prospectus forms a part, including liabilities under the Securities Act.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the shares of Common Stock has been determined by negotiation between the Company and the Representatives and is not necessarily related to the Company's asset value, net worth or other established criteria of value. Among the factors considered in determining the offering price are the Company's financial condition and prospects, management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities market.

     In connection with the Offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created by the Underwriters in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions created by the Underwriters involve the sale by the Underwriters of a greater number of securities than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offering for their account may be reclaimed by the syndicate Underwriters if such shares of Common Stock are repurchased by the syndicate Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the AMEX, the over-the-counter market or otherwise.


     The Underwriters may also place bids or purchase shares to reduce a short position created in connection with the Offering. Short positions are created by persons who sell shares which they do not own in anticipation of purchasing shares at a lower price in the market to deliver in connection with the earlier sale. Short positions tend to place downward pressure on the market price of a stock.

     The Representatives and/or the Underwriters may impose a penalty bid by reclaiming the selling concession to be paid to an Underwriter or selected dealer when the securities sold by the Underwriter or selected dealer are purchased to reduce a short position created in connection with the Offering.

     BlueStone was organized and registered as a broker-dealer with the Commission and the National Association of Securities Dealers, Inc. in March 1996. Although, since its organization, BlueStone has engaged in the investment banking business and its principals have had significant experience in the underwriting of securities in their capacities with other broker-dealers, the Offering will constitute one of the first public offerings for which BlueStone has acted as lead manager.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bruck & Perry, A Professional Corporation, Newport Beach, California. Certain legal matters will be passed on for the Underwriters by Tenzer Greenblatt LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Noble International, Ltd., the financial statements of DCT Component Systems, Inc. and the financial statements of Utilase, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, and the financial statements of Monroe Engineering Products, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, included in this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their reports appearing herein and elsewhere in the Registration Statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-l under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the shares of Common Stock offered by this Prospectus, reference is made to such Registration Statement and exhibits. Copies of the Registration Statement together with exhibits thereto may be obtained from the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 upon payment of the charges prescribed by the

Commission or may be examined without charge at the public reference facilities maintained at the principal office of the Commission. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System ('EDGAR'). Information filed via EDGAR may be obtained at this Web site at http:\\www.sec.gov. Following consummation of the Offering, the Company's Common Stock will be traded on the AMEX.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----
NOBLE INTERNATIONAL, LTD. CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Certified Public Accountants.......................................................    F-2
  Consolidated Balance Sheets--December 31, 1996 and 1995 and September 30, 1997 (unaudited)...............    F-3
  Consolidated Statements of Operations--For the years ended December 31, 1996, 1995 and 1994 and the nine
     months ended September 30, 1996 and 1997 (unaudited)..................................................    F-4
  Consolidated Statement of Shareholders' Equity--For the years ended December 31, 1996, 1995 and 1994 and
     the nine months ended September 30, 1996 and 1997 (unaudited).........................................    F-5
  Consolidated Statements of Cash Flows--For the years ended December 31, 1996, 1995 and 1994 and the nine
     months ended September 30, 1996 and 1997 (unaudited)..................................................    F-6
  Notes to Consolidated Financial Statements...............................................................    F-8

MONROE ENGINEERING PRODUCTS, INC.
  Report of Independent Certified Public Accountants.......................................................   F-21
  Balance Sheet--December 31, 1995.........................................................................   F-22
  Statements of Earnings and Retained Earnings--For the years ended December 31, 1995
     and 1994..............................................................................................   F-23
  Statements of Cash Flows--For the years ended December 31, 1995 and 1994.................................   F-24
  Notes to Financial Statements............................................................................   F-25

DCT COMPONENT SYSTEMS, INC.
  Report of Independent Certified Public Accountants.......................................................   F-27
  Balance Sheets--December 31, 1996 and 1995 and September 30, 1997 (unaudited)............................   F-28
  Statements of Operations--For the years ended December 31, 1996, 1995 and 1994 and the nine months ended
     September 30, 1996 and 1997 (unaudited)...............................................................   F-29
  Statement of Shareholders' Deficit--For the years ended December 31, 1996, 1995 and 1994 and the nine
     months ended September 30, 1996 and 1997 (unaudited)..................................................   F-30
  Statements of Cash Flows--For the years ended December 31, 1996, 1995 and 1994 and the nine months ended
     September 30, 1996 and 1997 (unaudited)...............................................................   F-31
  Notes to Financial Statements............................................................................   F-33

UTILASE, INC.
  Report of Independent Certified Public Accountants.......................................................   F-41
  Balance Sheets--December 31, 1996 and 1995 and September 30, 1997 (unaudited)............................   F-42
  Statements of Operations--For the years ended December 31, 1996, 1995 and 1994 and the nine months ended
     September 30, 1996 and 1997 (unaudited)...............................................................   F-43
  Statement of Shareholders' Equity--For the years ended December 31, 1996, 1995 and 1994 and the nine
     months ended September 30, 1996 and 1997 (unaudited)..................................................   F-44
  Statements of Cash Flows--For the years ended December 31, 1996, 1995 and 1994 and the nine months ended
     September 30, 1996 and 1997 (unaudited)...............................................................   F-45
  Notes to Financial Statements............................................................................   F-46

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Noble International, Ltd.

We have audited the accompanying consolidated balance sheets of Noble International, Ltd. (a Michigan corporation) and Subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Noble International, Ltd. and Subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Detroit, Michigan
May 9, 1997 (except for Note M
as to which the date is September 15, 1997)

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                                             DECEMBER 31,             SEPTEMBER
                                                                       -------------------------         30,
                                                                          1995          1996            1997
                                                                       ----------    -----------     -----------
                                                                                                     (UNAUDITED)
                               ASSETS
  Cash and cash equivalents.........................................   $    1,297    $   471,412     $   296,457
  Accounts receivable, trade, net of allowance for doubtful accounts of $21,481, $10,148 and $2,169 at December 31, 1995 and 1996
     and September 30, 1997, respectively...........................      740,700      1,566,551       2,836,654
  Due from affiliate................................................           --             --         539,105
  Due from shareholder..............................................           --         60,000              --
  Inventories.......................................................      578,743      2,285,361       2,922,246
  Prepaid expenses and other assets.................................        5,332        177,012         323,324
  Deferred income taxes.............................................           --             --          71,000
                                                                       ----------    -----------     -----------
       Total Current Assets.........................................    1,326,072      4,560,336       6,988,786
Property, Plant and Equipment, net..................................      445,089      1,848,759       3,013,239
Other Assets
  Goodwill, net of accumulated amortization of $272,007 at December
     31, 1996 and $474,702 at September 30, 1997....................           --      5,026,254       4,823,559
  Sundry............................................................       13,504         97,164         566,937
                                                                       ----------    -----------     -----------
                                                                           13,504      5,123,418       5,390,496
                                                                       ----------    -----------     -----------
                                                                       $1,784,665    $11,532,513     $15,392,521
                                                                       ----------    -----------     -----------
                                                                       ----------    -----------     -----------
                       LIABILITIES AND EQUITY
Current Liabilities
  Note payable to bank..............................................   $   45,000    $ 1,402,708     $   100,000
  Current maturities of long-term debt..............................           --      1,059,021       1,019,795
  Current maturities of notes payable--related parties..............      111,500        882,613       1,850,000
  Accounts payable..................................................      473,567      1,359,127       1,674,801
  Accrued liabilities...............................................      188,364        666,673         983,076
  Income taxes payable..............................................           --          7,200         187,040
  Dividends payable.................................................      158,759             --          63,506
                                                                       ----------    -----------     -----------
       Total Current Liabilities....................................      977,190      5,377,342       5,878,218
Long-Term Debt, excluding current maturities........................           --      3,830,477       3,073,931
Notes payable--related parties, excluding current maturities........       61,042      1,500,000       1,390,000
Other Long-Term Liabilities.........................................       33,655             --              --
Investment in Unconsolidated Subsidiary.............................           --         95,239         194,285
Deferred Income Taxes...............................................           --             --          58,000
Commitments and Contingencies (Note I)..............................           --             --              --
Minority Interest...................................................       88,410             --              --

Shareholders' Equity
  Preferred stock, $100 par value, 10% cumulative, authorized
     150,000 shares, issued and outstanding 38,000 shares at
     September 30, 1997.............................................           --             --       3,446,600
  Common stock, no par value, authorized 20,000,000 shares, issued and outstanding 2,673,704 and 3,726,482 shares in 1995 and
     1996, respectively and 3,925,006 shares at September 30,
     1997...........................................................      341,909      1,036,634       1,439,534
  Retained earnings (deficit).......................................      282,459       (307,179)        (88,047)
                                                                       ----------    -----------     -----------
                                                                          624,368        729,455       4,798,087
                                                                       ----------    -----------     -----------
                                                                       $1,784,665    $11,532,513     $15,392,521
                                                                       ----------    -----------     -----------
                                                                       ----------    -----------     -----------


   The accompanying notes are an integral part of these financial statements

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                         NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                          ---------------------------------------    --------------------------
                                             1994          1995          1996           1996           1997
                                          ----------    ----------    -----------    -----------    -----------
                                                                                            (UNAUDITED)
Net sales..............................   $3,305,787    $4,442,225    $16,186,811    $12,125,029    $14,261,655
Cost of goods sold.....................    2,261,460     2,910,696     10,587,175      7,806,601      9,597,964
                                          ----------    ----------    -----------    -----------    -----------
       Gross profit....................    1,044,327     1,531,529      5,599,636      4,318,428      4,663,691
Selling, general and administrative
  expenses.............................      915,420     1,030,263      5,087,521      2,902,139      3,540,753
                                          ----------    ----------    -----------    -----------    -----------
       Operating profit................      128,907       501,266        512,115      1,416,289      1,122,938
Other income (expense)
  Equity in loss of unconsolidated
     subsidiary........................           --            --        (95,239)        (1,883)       (99,046)
  Interest income......................           --            --          4,632             --         50,212
  Interest expense.....................      (23,579)      (23,836)      (555,058)      (349,567)      (653,651)
  Sundry, net..........................          652        29,036         64,387         63,518         69,225
                                          ----------    ----------    -----------    -----------    -----------
                                             (22,927)        5,200       (581,278)      (287,932)      (633,260)
                                          ----------    ----------    -----------    -----------    -----------
       Earnings (loss) before income
          taxes and minority interest..      105,980       506,466        (69,163)     1,128,357        489,678
Minority Interest......................       38,585        67,195             --             --             --
                                          ----------    ----------    -----------    -----------    -----------
Earnings (loss) before income taxes....       67,395       439,271        (69,163)     1,128,357        489,678
  Income tax expense...................        7,600        30,562          7,200        384,000        207,040
                                          ----------    ----------    -----------    -----------    -----------
       Net earnings (loss).............   $   59,795    $  408,709    $   (76,363)   $   744,357    $   282,638
                                          ----------    ----------    -----------    -----------    -----------
                                          ----------    ----------    -----------    -----------    -----------
Earnings (loss) per common share.......                               $      (.02)   $       .22    $       .06
                                                                      -----------    -----------    -----------
                                                                      -----------    -----------    -----------
Pro forma earnings data
  Earnings before income taxes, as
     reported..........................   $   67,395    $  439,271
  Pro forma income tax expense.........       17,200       169,000
                                          ----------    ----------
  Pro forma net earnings...............   $   50,195    $  270,271
                                          ----------    ----------
                                          ----------    ----------
  Pro forma net earnings per share.....   $      .03    $      .10
                                          ----------    ----------

                                          ----------    ----------


   The accompanying notes are an integral part of these financial statements

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY


                                                                                        RETAINED
                                                                                        EARNINGS
                                                         PREFERRED       COMMON       (ACCUMULATED
                                                           STOCK         STOCK          DEFICIT)         TOTAL
                                                         ----------    ----------     ------------     ----------
Balance at January 1, 1994 (334,213 shares)...........   $       --    $    1,000       $     --       $    1,000
Issuance of 2,339,491 shares of common stock..........           --       340,909             --          340,909
Dividend payable to Prestolock shareholders...........           --            --        (46,978)         (46,978)
Net earnings..........................................           --            --         59,795           59,795
                                                         ----------    ----------     ------------     ----------
Balance at December 31, 1994..........................           --       341,909         12,817          354,726
Dividend payable to Prestolock shareholders...........           --            --       (139,067)        (139,067)
Net earnings..........................................           --            --        408,709          408,709
                                                         ----------    ----------     ------------     ----------
Balance at December 31, 1995..........................           --       341,909        282,459          624,368
Transfer of capital attributable to termination of
  Prestolock S-Corporation election...................           --       513,275       (513,275)              --
Net loss..............................................           --            --        (76,363)         (76,363)
Issuance of 1,052,778 shares of common stock..........           --       181,450             --          181,450
                                                         ----------    ----------     ------------     ----------
Balance at December 31, 1996..........................           --     1,036,634       (307,179)         729,455
Issuance of 38,000 shares of preferred stock
  (unaudited).........................................    3,446,600            --             --        3,446,600
Issuance of 198,527 shares of common stock
  (unaudited).........................................           --       402,900             --          402,900
Dividends declared(unaudited).........................           --            --        (63,506)         (63,506)
Net earnings (unaudited)..............................           --            --        282,638          282,638
                                                         ----------    ----------     ------------     ----------
Balance at September 30, 1997 (unaudited).............   $3,446,600    $1,439,534       $(88,047)      $4,798,087
                                                         ----------    ----------     ------------     ----------
                                                         ----------    ----------     ------------     ----------


   The accompanying notes are an integral part of these financial statements

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                      NINE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                                           ------------------------------------    ------------------------
                                                             1994         1995          1996          1996          1997
                                                           --------    ----------    ----------    ----------    ----------
                                                                                                         (UNAUDITED)
Cash Flows From Operating Activities
  Net earnings (loss)...................................   $ 59,795    $  408,709    $  (76,363)   $  744,357    $  282,638
  Minority interest.....................................     38,585        67,195            --            --            --
  Adjustments to reconcile net earnings to net cash
    provided by (used in) operations
    Loss on disposal of asset...........................         --            --         1,571            --            --
    Depreciation of property, plant and equipment.......     29,696       103,040       247,339       140,986       321,242
    Provision for doubtful accounts.....................     62,058         8,205            --            --            --
    Amortization of goodwill............................         --            --       265,885       204,453       202,695
    Deferred income taxes...............................         --            --            --            --       (15,900)
    Equity in loss of unconsolidated subsidiary.........         --            --        95,239         1,883        99,046
    Stock issued in exchange for services...............         --            --        32,000            --            --
  Changes in operating assets and liabilities
    Increase in accounts receivable.....................   (522,093)     (208,401)      (63,963)     (650,604)   (1,749,208)
    Increase in inventories.............................   (257,669)     (220,874)      (14,760)     (324,135)     (636,885)
    (Increase) decrease in prepaid expenses.............    (31,711)       26,379      (173,020)     (129,535)     (143,412)
    (Increase) decrease in other assets.................    (19,045)        5,544            --       (37,419)     (469,773)
    Increase in accounts payable........................    419,886       185,872       488,947       786,171       315,674
    Increase in income taxes payable....................         --            --         7,200            --       179,840
    Increase in accrued liabilities.....................      6,948        16,170       102,427       313,595       316,403
                                                           --------    ----------    ----------    ----------    ----------
          Net cash (used in) provided by operating
            activities..................................   (213,550)      391,839       912,502     1,049,752    (1,297,640)
Cash Flows From Investing Activities
  Purchase of property, plant and equipment.............   (179,514)     (202,451)     (362,801)     (215,088)     (622,929)
  Sale of assets of Padlock Division of Prestolock,
    Inc.................................................    500,000            --            --            --            --
  Purchase of assets of Prestolock, Inc.................   (750,000)           --            --            --            --
  Acquisitions of businesses, net of cash acquired......         --            --       632,947       632,947            --
                                                           --------    ----------    ----------    ----------    ----------
          Net cash (used in) provided by investing
            activities..................................   (429,514)     (202,451)      270,146       417,859      (622,929)
Cash Flows From Financing Activities
  Proceeds from notes payable--related parties..........    151,500       (60,348)    1,310,000     1,310,000        49,094
  Repayments of notes payable--related parties..........         --            --       (26,499)      (21,500)       (5,000)
  Capital lease payments................................    (10,222)      (49,600)           --            --            --
  Proceeds from issuance of common stock................    340,909            --            --            --       353,400
  Proceeds from issuance of preferred stock.............         --            --            --            --     3,446,600
  Prestolock shares acquired by minority shareholders...    109,091        10,000            --            --            --
  Distributions to shareholders of acquired entities....         --       (62,009)   (1,282,859)   (1,282,859)           --

  Proceeds from long-term debt..........................         --            --     4,213,151     1,940,000            --
  Payments on long-term debt............................         --       (20,348)   (6,164,034)   (5,303,514)     (795,772)
  Net proceeds from note payable to bank................     54,081        (9,081)    1,237,708     2,345,000    (1,302,708)
                                                           --------    ----------    ----------    ----------    ----------
          Net cash provided by (used in) financing
            activities..................................    645,359      (191,386)     (712,533)   (1,012,873)    1,745,614
                                                           --------    ----------    ----------    ----------    ----------
          Net increase (decrease) in cash...............      2,295        (1,998)      470,115       454,738      (174,955)
Cash at beginning of period.............................      1,000         3,295         1,297         1,297       471,412
                                                           --------    ----------    ----------    ----------    ----------
Cash at end of period...................................   $  3,295    $    1,297    $  471,412    $  456,035    $  296,457
                                                           --------    ----------    ----------    ----------    ----------
                                                           --------    ----------    ----------    ----------    ----------
Supplemental cash flow disclosure Cash paid for:
  Interest..............................................   $ 22,000    $   21,000    $  392,417    $  301,567    $  709,907
                                                           --------    ----------    ----------    ----------    ----------
                                                           --------    ----------    ----------    ----------    ----------
  Taxes.................................................   $     --    $    8,000    $   37,830    $       --    $   20,000
                                                           --------    ----------    ----------    ----------    ----------
                                                           --------    ----------    ----------    ----------    ----------
Fair value of assets acquired, including goodwill.......                             $6,207,434    $6,207,434
Liabilities assumed.....................................                               (907,436)     (907,436)
Debt issued.............................................                             (6,221,719)   (6,221,719)
Cash paid...............................................                                288,774       288,774
                                                                                     ----------    ----------
Net cash acquired.......................................                             $  632,947    $  632,947
                                                                                     ----------    ----------
                                                                                     ----------    ----------


   The accompanying notes are an integral part of these financial statements

     Supplemental Disclosure of Non-cash Financing Activity:

          During the year ended December 31, 1995 the Company entered into capital lease transactions for equipment aggregating $109,491.

          During 1996, the Company borrowed $500,000 under a land contract to purchase land and a building owned by a former shareholder of Monroe.

          During 1996, the Company financed the $6,350,000 acquisition price of a subsidiary, of which, through December 31, 1996, $5,850,000 had been paid.

          Notes payable--related party of $61,040 were retired in 1996 by the issuance of 50,132 shares of the Company's common stock.


          During January 1997, the Company acquired Skandy Corp. by issuance of 133,686 shares of common stock valued at $49,500.



          In February 1997, the Company financed the purchase of $813,293 of machinery and equipment by the issuance of a note payable to Utilase, Inc.



          Dividends of $63,506 on the preferred stock are included in accrued liabilities at September 30, 1997.


   The accompanying notes are an integral part of these financial statements

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS


                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)

NOTE A-- BASIS OF PRESENTATION, NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
        ACCOUNTING POLICIES


  Basis of Presentation


     The accompanying consolidated financial statements as of and for the year ended December 31, 1996, include Noble International, Ltd. and its wholly-owned subsidiaries, Prestolock International, Ltd. ('Prestolock'); Monroe Engineering Products, Inc. ('Monroe') and Cass River Coating, Inc. (dba Vassar Industries, 'Vassar'). ('Noble' or collectively the 'Company'.) At September 30, 1997, and for the nine months then ended, the consolidated financial statements also include Skandy Corp. and Utilase Production Process, Inc.


     Noble's investment in DCT Component Systems, Inc. (DCT) is accounted for under the equity method. (See Note I)

     The consolidated financial statements as of December 31, 1995 and for year then ended and for the period from February 22, 1994 through December 31, 1994 include Noble and Prestolock. Prior to January 1, 1996, Noble and Prestolock had a common controlling shareholder. Effective January 1, 1996, Noble acquired Prestolock by issuing 2,673,704 shares of Noble common stock in exchange for all of the issued and outstanding stock of Prestolock. This transaction has been accounted for in a manner similar to a pooling of interests due to the common control and include Prestolock's results of operations from February 22, 1994, the date the controlling shareholder of Noble acquired Prestolock. The assets acquired by the principal shareholder on February 22, 1994 consisted of:

Padlock division assets................................................    $500,000
Accounts receivable....................................................      80,469
Inventory..............................................................     100,200
Property and equipment.................................................      69,331
                                                                           --------
                                                                           $750,000
                                                                           --------
                                                                           --------

     On July 21, 1994, the Company sold the Padlock division for $500,000. Income earned by this division through July 21, 1994 was not significant.


     The effect of the Prestolock consolidation on net earnings and related per share amounts for the years ended December 31, 1994 and 1995 were as follows:

                                                               1994         1995
                                                             --------     --------
Increase in net earnings.................................    $120,580     $348,924
Increase in earnings per share...........................        $.08         $.12

     The assets of Prestolock were recorded at their historical cost basis and no goodwill was recorded.

     All significant intercompany balances and transactions have been eliminated in consolidation.

  Nature of Operations

     Noble is a holding company which through its subsidiaries manufactures a variety of components and provides design, engineering, painting, assembly and other services for the automotive industry. One of its subsidiaries is a distributor of tooling components. (See Note L) The principal market for its products is the United States.

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE A-- BASIS OF PRESENTATION, NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
        ACCOUNTING POLICIES--(CONTINUED)

  Significant Accounting Policies

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

  Interim Financial Data


     The consolidated financial statements and related notes thereto as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are unaudited. The information reflects all adjustments, consisting only of normal recurring entries, that, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.


  Cash and Cash Equivalents

     For purposes of the statement of cash flows, all investments with a maturity of less than three months are considered to be cash equivalents.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided for using the straight line and various accelerated methods over the estimated useful lives of the assets which range from 5 to 39 years for buildings and improvements and 3 to 10 years for machinery and equipment. Expenditures for maintenance and repairs are charged to expense as incurred.

  Goodwill

     Goodwill is the excess of cost over the fair value of net assets acquired and is amortized over a 20 year period on the straight line method. On an ongoing basis, management reviews the valuation and amortization of goodwill. As part of the review, the Company estimates the value of and the estimated undiscounted future net income expected to be generated by the related subsidiary to determine that no impairment has occurred.


  Income Taxes


     Through December 31, 1995, Prestolock was taxed under Subchapter S of the Internal Revenue Code. As a result, federal income taxes were payable personally by the shareholders of Prestolock. Accordingly, the financial statements for 1994 and 1995 do not provide for federal income taxes attributable to Prestolock's earnings.

     The Company records the provision for federal and state income taxes pursuant to Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('Statement 109').

     Under the asset and liability method mandated by Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and the effect of operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. Under

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE A-- BASIS OF PRESENTATION, NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
        ACCOUNTING POLICIES--(CONTINUED)
Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

  Fair Value of Financial Instruments

     The Company's financial instruments include long-term debt. The carrying value of the debt approximates its estimated fair value based upon quoted market prices.

  Minority Interest

     Minority interest represents the minority shareholders' interest in Prestolock. Minority interest amounted to 24% and 12% at December 31, 1994 and 1995, respectively.

  Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.


  Earnings Per Common Share



     Earnings have been reduced for preferred stock dividends of $63,506 for the period ended September 30, 1997. Earnings per share are based on the weighted average number of common shares outstanding during each year. The 133,686 shares issued in January, 1997 have been deemed outstanding for all periods presented for purposes of computing earnings per share. The weighted average number of shares outstanding during 1994, 1995, and 1996 was 1,535,170, 2,807,390 and
3,820,390, respectively and 3,311,854 and 3,874,569 at September 30, 1996 and
September 30, 1997, respectively.


NOTE B--INVENTORIES

     The major components of inventories were as follows:





                                                                   DECEMBER 31,
                                                              -----------------------   SEPTEMBER 30,
                                                                1995          1996          1997
                                                              --------     ----------  -------------
                                                                                          (UNAUDITED)
Raw materials and purchased parts.........................    $289,588     $  434,776      $   721,744
Work in process...........................................          --          4,987            3,931
Finished goods............................................      85,620      1,565,427        1,755,288
Unbilled customer tooling.................................     203,535        280,171          441,283
                                                              --------     ----------     -------------
                                                              $578,743     $2,285,361      $ 2,922,246
                                                              --------     ----------     -------------
                                                              --------     ----------     -------------

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE C--PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:




                                                                    DECEMBER 31,
                                                              -----------------------   SEPTEMBER 30,
                                                                1995          1996          1997
                                                              --------     ----------  -------------
                                                                                          (UNAUDITED)
Buildings and improvements................................    $     --     $1,199,077      $ 1,245,952
Machinery and equipment...................................     521,042        881,813        2,245,670
Furniture and fixtures....................................      56,783         93,445          168,435
                                                              --------     ----------     -------------
                                                               577,825      2,174,335        3,660,057
Less accumulated depreciation and amortization............     132,736        379,376          700,618
                                                              --------     ----------     -------------
                                                               445,089      1,794,959        2,959,439
  Land....................................................          --         53,800           53,800

                                                              --------     ----------     -------------
                                                              $445,089     $1,848,759      $ 3,013,239
                                                              --------     ----------     -------------
                                                              --------     ----------     -------------


NOTE D--LINE OF CREDIT AND LONG-TERM DEBT


     The Company has a secured line of credit facility with a bank, which allows it to borrow up to $3,000,000 subject to qualifying accounts receivable and inventory. At December 31, 1996 the outstanding balance was $1,402,708 ($100,000 at September 30, 1997) and availability was $2,163,000 ($2,902,000 at September 30, 1997). Interest is payable monthly at one percent over the bank's prime lending rate. (Effective rate of 9.25% at December 31, 1996). The facility expires on April 30, 1997. Subsequent amendments to the agreement increased the borrowing base to $3,500,000 and extended the maturity to November 30, 1997.


     Long-term debt consisted of the following:




                                                                         DECEMBER 31,
                                                                              1996          SEPTEMBER 30,
                                                                            ------------        1997
                                                                                            -------------
                                                                                            (UNAUDITED)
Term note, payable in monthly installments of $78,125 commencing on
  January 1, 1997, plus interest at 1.5% above the bank's prime lending rate (effective rate of 9.75% at December 31, 1996). The note is collateralized by accounts receivable, inventory, equipment, and the issued and outstanding common stock of the company and the Company's
  subsidiaries. The note is due December 2000..........................     $3,750,000       $ 3,046,875
Term note, payable in monthly installments of $5,600, including interest at one percent above the bank's prime lending rate
  (effective rate of 9.25% at December 31, 1996). The note is secured
  by real estate and is due September 2001.............................        463,151           445,292
Unsecured term note, payable in monthly installments of $2,500 plus
  interest at a rate of 5%. The note is due September 2001.............        141,750           116,750
Land contract, payable in monthly installments of $7,280, including interest at a rate of 8%. The note is secured by a building and is
  due September 2004...................................................        503,331           466,866
Other..................................................................         31,266            17,943
                                                                           ------------     -------------
                                                                             4,889,498         4,093,726
Less current maturities................................................      1,059,021         1,019,795
                                                                           ------------     -------------
                                                                            $3,830,477       $ 3,073,931

                                                                           ------------     -------------
                                                                           ------------     -------------

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE D--LINE OF CREDIT AND LONG-TERM DEBT--(CONTINUED)
     The aggregate maturities of long-term debt by year as of December 31, 1996 are as follows:

1997........................................................   $1,059,021
1998........................................................    1,057,689
1999........................................................    1,059,604
2000........................................................    1,063,439
2001........................................................      434,745
Thereafter..................................................      215,000
                                                               ----------
                                                               $4,889,498
                                                               ----------
                                                               ----------

     The Company's loan agreement underlying the $3,750,000 term loan contains restrictive covenants including the maintenance of certain financial ratios. The loan agreement also restricts the payment of dividends, repurchase of common stock, and acquisition of fixed assets. As of December 31, 1996, the Company was in violation of certain of the covenants. On April 25, 1997, the Company's lender waived these defaults and amended the covenant provisions such that the Company was in compliance with the terms of the amended covenants.

NOTE E--LEASES


     The Company leases buildings and equipment under operating leases with unexpired terms ranging from a month to month basis to three years. Rent expense for all operating leases was approximately $55,800, $69,900 and $193,000 for the years ended December 31, 1994, 1995 and 1996, respectively and $140,000 and $249,000 for the nine months ended September 30, 1996 and 1997.


     The Company has capital lease agreements for computer equipment and machinery. At December 31, 1995 and 1996, property and equipment includes $125,529 and $109,491, respectively and accumulated depreciation includes $23,564 and $50,004, respectively, recorded under capital leases. The related obligation of approximately $30,000 is included in current liabilities at December 31, 1996.

     Future aggregate minimum rentals under the above lease agreements are not significant.

NOTE F--INCOME TAXES

     Income taxes have been charged (credited) to operations as follows:


                                                                     DECEMBER 31,               SEPTEMBER 30,
                                                             ----------------------------    --------------------
                                                              1994      1995       1996        1996        1997
                                                             ------    -------    -------    --------    --------
                                                                                             (UNAUDITED)
Current:
  Federal.................................................   $   --    $    --    $ 7,200    $384,000    $184,000
  State and local.........................................    7,600     30,562         --          --       7,140
                                                             ------    -------    -------    --------    --------
                                                              7,600     30,562      7,200     384,000     191,140
Deferred:
  Federal.................................................       --         --    (15,000)         --     (44,100)
  Increase in valuation allowance.........................       --         --     15,000          --      60,000
                                                             ------    -------    -------    --------    --------
                                                                 --         --         --          --      15,900
                                                             ------    -------    -------    --------    --------
     Total income tax expense.............................   $7,600    $30,562    $ 7,200    $384,000    $207,040
                                                             ------    -------    -------    --------    --------
                                                             ------    -------    -------    --------    --------

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE F--INCOME TAXES--(CONTINUED)
     A reconciliation of the actual federal income tax (benefit) expense to the expected amounts computed by applying the statutory tax rate percent to earnings or losses before income taxes is as follows:


                                                                  DECEMBER 31,                 SEPTEMBER 30,

                                                         -------------------------------    --------------------
                                                          1994        1995        1996        1996        1997
                                                         -------    --------    --------    --------    --------
                                                                                            (UNAUDITED)
Expected federal income tax (benefit).................   $11,700    $149,350    $(23,500)   $384,000    $166,000
Prestolock earnings not subject to tax................   (41,000)   (118,630)         --          --          --
Nondeductible items...................................        --          --      10,200          --       6,900
Net operating loss not utilized.......................    20,900          --          --          --          --
Utilization of net operating loss.....................        --     (20,900)         --          --          --
State taxes...........................................    (2,584)    (10,391)         --          --      (2,000)
Increase in valuation allowance.......................        --          --      15,000          --      51,000
Surtax exemption and other, net.......................    10,984         571       5,500          --     (22,000)
                                                         -------    --------    --------    --------    --------
Actual income tax (benefit) expense...................   $    --    $     --    $  7,200    $384,000    $199,900
                                                         -------    --------    --------    --------    --------
                                                         -------    --------    --------    --------    --------



     Deferred income tax assets and liabilities at December 31, 1996 and 1995 are not significant. The tax effects of temporary differences that give rise to significant deferred tax assets and liabilities at September 30, 1997 are as follows:



                                                                             DEFERRED TAX    DEFERRED TAX
                                                                                ASSETS        LIABILITIES
                                                                             ------------    -------------
Depreciation and amortization.............................................     $     --         $58,000
Accrued expenses not currently deductible.................................       71,000              --
Investment in unconsolidated subsidiary...................................       66,000              --
                                                                             ------------    -------------
                                                                                137,000          58,000
Less: valuation allowance.................................................       66,000              --
                                                                             ------------    -------------
                                                                               $ 71,000         $58,000
                                                                             ------------    -------------
                                                                             ------------    -------------


NOTE G--RELATED PARTY TRANSACTIONS

     Notes payable to related parties consisted of the following:




                                                                                DECEMBER 31,
                                                                            ---------------------    SEPTEMBER 30,
                                                                              1995        1996           1997
                                                                             --------------------    -------------
                                                                                                     (UNAUDITED)
Land contract, payable to the former principal shareholder and an officer of Monroe, interest only payments due monthly at an annual interest rate of 12%. The contract is secured by real estate acquired
  in connection with the purchase of Monroe and is due April 1998.......   $     --    $  500,000     $   500,000
Term note, payable to the former principal shareholder of, and an officer of Monroe, with imputed interest at 8.5%. The note is secured by a personal guaranty of an officer of Noble and is due on the earlier of the closing of a public offering of Noble's common stock or
  December 31, 1997.....................................................         --       487,613         500,000

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE G--RELATED PARTY TRANSACTIONS--(CONTINUED)





                                                                           DECEMBER 31,
                                                                      ----------------------       SEPTEMBER 30,
                                                                        1995         1996              1997
                                                                       --------    ----------      -------------
                                                                                                     (UNAUDITED)
Unsecured demand notes, payable to a related party, interest only
  payments due monthly at an annual interest rate of 10%................     90,000       390,000              --
Promissory note to related party, interest only payments due monthly at
  10%. The note matures on December 31, 1998............................         --            --         390,000
Unsecured term note, payable to Prestolock minority shareholder in annual installments of $20,348 plus interest at an annual interest
  rate of 7%............................................................     81,391            --              --
Unsecured term note payable to the principal shareholder of Noble due in
  April 2000 with interest at 7%. Amounts outstanding are subordinated
  to the bank financing discussed in Note D.............................         --     1,000,000       1,000,000
Note payable to Utilase, Inc. in the amount of $850,000 due on the earlier of the closing of an initial public offering of the Company's

  Common Stock or December 31, 1997. The note is secured by machinery
  and equipment and interest has been imputed at 8.5%...................   $     --    $       --     $   850,000
Other...................................................................   $  1,151    $    5,000              --
                                                                           --------    ----------    -------------
                                                                            172,542     2,382,613       3,240,000
  Less current maturities...............................................    111,500       882,613       1,850,000
                                                                           --------    ----------    -------------
                                                                           $ 61,042    $1,500,000     $ 1,390,000
                                                                           --------    ----------    -------------
                                                                           --------    ----------    -------------


     The aggregate maturities of notes payable to related parties as of December 31, 1996 are as follows:

1997..................................................................   $  882,613
1998..................................................................      500,000
1999..................................................................           --
2000..................................................................    1,000,000
                                                                         ----------
                                                                         $2,382,613
                                                                         ----------
                                                                         ----------

NOTE H--SIGNIFICANT CUSTOMERS

     For the year ended December 31, 1995, three customers accounted for 68% (42%, 14% and 12%) of net sales.

     The Company had one customer which accounted for 37% of consolidated net sales in 1996.


     One customer accounted for 38% of consolidated net sales during the nine months ended September 30, 1996 and 1997.

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE I--ACQUISITIONS

  1. DCT COMPONENT SYSTEMS, INC.


     On July 1, 1996, the Company acquired 1,343 shares of common stock of DCT, representing 37.5% of DCT's outstanding stock in exchange for $1. Concurrent with the transaction, the following agreements were executed.

     Stock Redemption Agreement--DCT entered into a stock redemption agreement with its president whereby DCT at anytime has the option and upon death or termination of employment is required to redeem the 269 shares owned by him. Effective April 7, 1997 Noble acquired the 269 shares from the president of DCT upon his severance from the Company thereby increasing Noble's ownership to 45%.

     Purchase Option--The Company has an option, through July, 2001, to acquire from certain shareholders of DCT, an additional 14.1% of DCT's outstanding stock in exchange for $1.00.

     Pursuant to the terms of the option agreement, the option cannot be exercised until the later of the occurrence of the following events:

          1) January 1, of the year following the write off of certain intercompany debt between DCT and an affiliated company controlled by the selling shareholders of DCT (see debt forgiveness discussion below).

          2) The payment by DCT of at least $100,000 principal amount pursuant to a certain promissory note to a company controlled by the selling shareholder of DCT.

     Put/Call Agreement--From July 1, 1998 through June 30, 2000, the selling shareholders of DCT have the right to sell all, but not less than all, of their shares to the Company. The price required to be paid by the Company will be based on earnings before interest, taxes, depreciation and amortization, with further modifications as defined, for the 12 months preceding the date of the put, multiplied by a factor of three.

     From July 1, 2000 through June 30, 2002, the Company has a call option on all, but not less than all, of the shares owned by the selling shareholders. The price is based on the same formula as the put price except the multiple is four. If exercised, twenty five percent of the purchase price is payable in cash with the balance payable in equal quarterly installments over a five year period with interest at 10%.


     Debt Forgiveness--The selling shareholders and DCT agreed to write-off and forgive all existing intercompany and shareholder debt except for a promissory note for $960,000. The intercompany debt was with a company controlled by one of the selling shareholders. The amount and nature of debt forgiven and written off during the year ended December 31, 1996 was as follows:


Intercompany.........................................................   $15,325,865
Shareholders and former shareholders.................................     1,515,579
                                                                        -----------
                                                                        $16,841,444
                                                                        -----------

                                                                        -----------

     Executive Bonus Pool--DCT adopted an Executive Bonus Pool (Pool), awards from which are at the sole discretion of DCT's Board of Directors. The Pool will be twenty percent of earnings before taxes, as defined. In consideration for the forgiveness of the intercompany debt discussed above, one-half of the bonus pool for the period January 1, 1997 through December 31, 1999 will be payable to an affiliate of the company controlled by the selling shareholders. (See Note M)

     Management Agreement--The Company and DCT entered into a management agreement whereby DCT will pay the Company $100,000 per year.

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE I--ACQUISITIONS--(CONTINUED)
     Voting Agreement--The Company received irrevocable proxies from the other shareholders of DCT providing the Company the authority to direct the vote of the shareholder on all matters except with respect to the merger, liquidation or sale of substantially all of DCT, or other extraordinary matters.

     Indemnification Agreement--The Company agreed to indemnify the selling shareholders and certain entities controlled by the selling shareholder against 59.1% of any liabilities arising from claims which may be brought against the indemnitors arising from their guarantees of certain indebtedness of DCT.


     Condensed financial information of DCT as of December 31, 1996 and September 30, 1997 and for the year and nine month period then ended, follows:





                                                                DECEMBER 31,   SEPTEMBER 30,
                                                                    1996           1997
                                                                ___________    -------------
                                                                                 (UNAUDITED)
Balance Sheet Data:
  Current assets............................................    $  7,188,030      $  7,185,150
  Current liabilities.......................................    $  8,892,215      $ 11,320,999
  (Deficit).................................................    $ (3,686,546)     $ (3,979,350)

Operating Data:

  Net sales.................................................    $ 22,988,115      $ 18,544,211
  Gross profit..............................................    $  2,542,579      $  2,254,782
  Net loss..................................................    $   (387,524)     $   (221,865)


     The acquisition of the DCT shares has been accounted for under the equity method of accounting, and accordingly the Company's proportionate share of DCT's results of operations for the period from July 1, 1996 through December 31, 1996 is reflected in the accompanying financial statements as equity in losses of unconsolidated affiliate.

  2. MONROE ENGINEERING PRODUCTS, INC.

     Effective January 1, 1996, Noble acquired all of the outstanding shares of Monroe Engineering Products, Inc. (Monroe) in exchange for $6,350,000 payable in installments over 16 months. At December 31, 1996, $500,000 remains to be paid which is due on April 30, 1997 and is guaranteed by the principal shareholder of the Company. The Company also acquired the real estate utilized by Monroe for $500,000 pursuant to the terms of a land contract which requires monthly interest payments of $4,931 for two years ending May 1, 1998 at which point the entire principal amount is due.

     Simultaneously with the acquisition, the Company entered into an Employment and Deferred Compensation Agreement with one of the selling shareholders providing for the employment of such person by the Company for 28 months and at an annual salary of $200,000 and payments of $2,000 per month for a three year period commencing May 1, 1998.

     The acquisition of Monroe has been accounted for under the purchase method, and accordingly the results of operations of Monroe from January 1, 1996 are included in the accompanying financial statements.

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE I--ACQUISITIONS--(CONTINUED)
  3. VASSAR INDUSTRIES

     Effective January 1, 1996, the Company acquired all of the common stock of Vassar in exchange for $200,000.

     In addition, the Company entered into consulting agreements with the selling shareholders of Vassar whereby the Company will pay to such selling shareholders $1,800,000 as follows: 24 monthly payments of $25,000 followed by sixty monthly installments of $20,000. The Company's obligations under the agreement have been collateralized by the equipment and fixtures at Vassar.


     The shareholders of Vassar retain an option to repurchase 25% of the stock of Vassar for $1 which expires when the Company's obligations under the consulting agreements are discharged.


     In January, 1997 the Company and two of the selling shareholders representing twenty percent of the commitment referred to above, amended their consulting agreements. Pursuant to the terms of the amendment, these consultants will receive an aggregate of $120,000 within thirty days after the closing of a public offering of the Company's common stock. This payment will satisfy the Company's obligations under the amendment. In March, 1997 two of the selling shareholders sued the Company for payments allegedly owed pursuant to their consulting agreements. The Company believes it was entitled to cease payments under these agreements due to breaches of covenants not to compete. During the year ended December 31, 1996, $120,000 was paid to these consultants. Since the Company ceased payments, $75,000 has been accrued and is included in the accompanying interim financial statements as of and for the nine months ended September 30, 1997.


     The acquisition of Vassar has been accounted for as a purchase, and, accordingly, the results of operations of Vassar from January 1, 1996 are included in the accompanying financial statements.

  4. PRO-FORMA INFORMATION


     The following unaudited pro forma consolidated results of operations for the year ended December 31, 1995 is presented as if the Monroe and Vassar acquisitions had been made at January 1, 1995. The unaudited pro forma information is not necessarily indicative of either the results of operations that would have occurred had the purchase been made at January 1, 1995 or the future results of the combined operations:


Net sales................................................    $15,992,703
Net earnings.............................................    $ 1,078,744
Earnings per share.......................................    $       .40

NOTE J--NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards No. 128, Earnings Per Share ('Statement 128'), which: (i) replaces the presentation of primary earnings per share (EPS) with a presentation of basic EPS; (ii) requires dual presentation of basic and diluted EPS on the face of the consolidated statements of income regardless of whether basic and diluted EPS are the same; and (iii) requires a reconciliation of the numerator and denominator used in computing basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed in a manner similar to fully diluted EPS pursuant to APB Opinion 15.

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE J--NEW ACCOUNTING PRONOUNCEMENTS--(CONTINUED)
     Statement 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. Statement 128 requires restatement of all prior-period EPS data presented. The adoption of this standard is not expected to have a material effect on the disclosure of earnings per share in the financial statements.

     The Company intends to adopt a stock option plan (the 1997 Plan) prior to the completion of a planned public offering. The plan will provide for the grant to employees, officers, directors, consultants and independent contractors non-qualified stock options as well as for the grant to employees of qualified stock options. The plan will have a ten year term. Under the 1997 plan, 700,000 shares of the Company's common stock will be reserved for issuance.

     The Plan will be administered by the Compensation Committee of the Board of Directors, which will have the authority, subject to certain limitations, to grant options and to establish the terms and conditions for vesting and exercise thereof. The exercise price of the incentive stock options granted will be no less than the fair market value of the common stock on the date of grant. The exercise price of its non-qualified options is required to be no less than the fair market value of the common stock on the date of grant. The terms of the options will not exceed ten years from the date of grant.

     The Company intends to account for the stock option plan under APB Opinion No. 25, 'Accounting for Stock Issued To Employees.' The disclosures required by SFAS No. 123, 'Accounting for Stock Based Compensation' will be provided.

NOTE K--PREFERRED STOCK


     Effective December 31, 1996, in connection with the retirement by DCT of a $1,000,000 promissory note to a related party through the exchange of 10,000 shares of DCT's 10% cumulative mandatory redeemable preferred stock, the Company entered into an exchange agreement with the holder of the DCT preferred. Pursuant to the agreement, at any time subsequent to the completion of an initial public offering by Noble, the DCT preferred shares are convertible into an equivalent number of preferred shares of Noble. The Noble preferred shares will have similar rights and preferences as provided for by the DCT shares. On April 1, 1997 the Company authorized 150,000 shares of preferred stock. At September 30, 1997, $925,000 of preferred shares were outstanding at DCT. (See

Note M)


NOTE L--INDUSTRY SEGMENTS

     In 1994 and 1995, the Company's operations were restricted to automotive component supply.

     Effective for the year ended December 31, 1996, the Company classifies its operations into two industry segments: automotive component supply (Prestolock and Vassar) and tooling component supply (Monroe). The Company's operations by business segment for the year ended December 31, 1996 follows:

                                                         AUTOMOTIVE      TOOLING
                                                          COMPONENT     COMPONENT
                                                           SUPPLY         SUPPLY       CORPORATE     CONSOLIDATED
                                                         -----------    ----------    -----------    ------------
Net sales.............................................   $11,088,560    $5,098,251    $        --    $ 16,186,811
Operating profit (loss)...............................       175,306     1,469,624     (1,132,815)        512,115
Identifiable assets...................................     3,902,299     7,394,180        357,901      11,654,380
Depreciation and amortization.........................       232,684       280,540             --         513,224
Capital expenditures..................................       362,801       500,000             --         862,801
Investment in unconsolidated subsidiary...............       (95,239)           --             --         (95,239)
Equity in loss of unconsolidated subsidiary...........       (95,239)           --             --         (95,239)

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE M--SUBSEQUENT EVENTS

     The following events occurred subsequent to December 31, 1996.

     Skandy Corp. Acquisition--Effective January 1, 1997, the Company acquired 100% of the issued and outstanding common shares of Skandy Corp. (Skandy) in exchange for 133,686 shares of the Company's stock. Skandy is a manufacturers representative firm and was owned by a relative of the principal shareholder of the Company. The acquisition of Skandy Corp. will be accounted for in a manner similar to a pooling of interests. The 133,686 shares were valued at $49,500, which approximates Skandy's net book value at the date of this acquisition.

     Utilase, Inc.--Effective March 1, 1997, Utilase Production Process, Inc. a newly formed, wholly-owned subsidiary (UPP) of Noble acquired certain of the operating assets of Utilase, Inc. (Utilase) a wholly-owned subsidiary of DCT, Inc. DCT, Inc. is controlled by the same principals who controlled DCT (See Note

K) prior to the DCT acquisition by the Company. The purchase price was $850,000 represented by a non-interest bearing note, collateralized by the acquired assets, with $750,000 due on July 31, 1997 and $50,000 payable on each of February 1, 1998 and 1999. The business acquired provides laser welding, cutting and heat treating of metal products for the automotive industry. The debt and assets acquired were recorded at approximately $814,000, the discounted value of the note at 8.50%.

     On April 7, 1997 the Company entered into a stock purchase agreement whereby the Company will acquire all of the outstanding stock of Utilase, Inc. (see above). The stock purchase agreement provides for a purchase price of $8,200,000 payable in cash from the proceeds of a public offering, and $10,134,554 in subordinated promissory notes. Additionally, certain individuals will receive payments of $1,400,000 in exchange for covenants not to compete. The Company also agreed to issue 11,698 shares of its common stock annually for a period of five years commencing in 1999, as partial consideration for one of these covenants. Utilase will provide laser-welded tailored blanks to the automotive industry.

     On March 15, 1997, Noble and the other shareholders of DCT modified certain of the purchase and related agreements entered into on July 1, 1996 (See Note J) whereby subject to the occurrence of certain events, and in contemplation of a proposed public offering of common stock by Noble, the following will occur:

          On or before July 1, 1997, Noble shall pay $960,000 owed to the selling shareholders by DCT pursuant to a promissory note with an original maturity of June 30, 1998.

          Noble shall acquire the remaining shares of DCT in exchange for a promissory note ('purchase note'). The shares shall be valued as of December 31, 1998 pursuant to a put formula, but in no event less than $1,000,000. The promissory note will be interest bearing and be due on February 15, 1999 and will be collateralized by the acquired shares.

          The principal selling shareholder will serve as a member of Noble's board of directors and its chairman until December 31, 1999.

          As previously agreed (see Note I), Noble will acquire the entity
     (CTIC) controlled by the selling Shareholder of DCT, that owns the facilities in which DCT operates. Noble will assume the debt underlying these facilities which approximates $4,600,000 at December 31, 1996 ($4,400,000 at June 30, 1997).

          Upon payment of the purchase note, DCT's obligation to remit one-half of the bonus pool, as defined, to an affiliate of the selling shareholders, will terminate.

     On August 26, 1997, Noble and the selling shareholders of Utilase and DCT entered into an Agreement of Amendment whereby Noble's right to acquire the Utilase shares and the March 15, 1997 agreement covering the acquisition price of the DCT shares are contingent upon the simultaneous occurrence of each of the following:

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE M--SUBSEQUENT EVENTS--(CONTINUED)
          Noble's completion of the purchase of the Utilase shares.

          Noble's payment of the $850,000 note issued in connection with the March 1, 1997 asset acquisition by UPP (the due date of which was extended to the earlier of December 31, 1997 or the consummation of a public offering of the Company's common stock).

          Noble's payment of $1,000,000 to the selling shareholders of DCT in exchange for their shares.

          Noble's purchase of CTIC from the selling shareholders of DCT.

          Noble's payment of the $960,000 promissory note owed by DCT to the selling shareholders and any accrued interest thereon.

          Additionally, it was agreed that any failure by Noble to fulfill any of its obligations under the various purchase agreements as amended, underlying the acquisition of Utilase, and the asset acquisition agreement entered into by UPP will render the agreements null and void.

     On April 1, 1997, the board of directors and shareholders of the Company approved an increase in the number of authorized common shares to 20,000,000.

     On September 11, 1997, the Board of Directors approved a 334.213 to 1 stock split. All share and per share data have been restated to reflect the stock split.


     Effective July 30, 1997, Noble issued 38,000 shares of its Series A, 10% cumulative preferred shares and 64,841 common shares to an off-shore investment fund, the investment manager of which is a limited liability company of which Noble's majority shareholder is a manager, in exchange for $3,800,000. The preferred stock is redeemable at the option of Noble at par value plus accrued dividends. The proceeds from the issuance of the preferred and common shares have been allocated based on their estimated relative fair values at the date of issuance. $3,446,600 and $353,400 have been allocated to the preferred and common shares, respectively.



     On June 30, 1997, The Holder of the DCT Preferred Shares (See Note K) notified the Company of his intent to convert the shares to preferred shares of the company concurrent with the closing of an initial public offering of the Company's common stock.



     The issuance of the preferred and common shares effective July 30, 1997, constituted a default under the $3,750,000 term loan discussed in Note D. On September 11, 1997, the lender waived any default attributable to the issuance of the new shares.


     On September 18, 1997, Utilase entered into a credit facility with a bank whereby it can borrow up to $8,000,000, collateralized by equipment. Utilase's parent company, other entities affiliated with its parent company, and Noble have guaranteed this indebtedness. The outstanding principal at September 30, 1997 was $3,341,767.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Monroe Engineering Products, Inc.

We have audited the accompanying balance sheet of Monroe Engineering Products, Inc. (a Michigan corporation) as of December 31, 1995, and the related statements of earnings and retained earnings, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monroe Engineering Products, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Detroit, Michigan
March 4, 1997

                       MONROE ENGINEERING PRODUCTS, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                              ASSETS
Current Assets
  Cash.............................................................................................     $ 678,472
  Accounts receivable--trade.......................................................................       353,131
  Inventories......................................................................................     1,525,653
  Prepaid expenses.................................................................................        14,026
                                                                                                       ----------
       Total Current Assets........................................................................     2,571,282
Property and Equipment
  Machinery and equipment..........................................................................       107,268
  Furniture and fixtures...........................................................................        61,315
  Leasehold improvements...........................................................................        43,684
                                                                                                       ----------
                                                                                                          212,267
  Less accumulated depreciation....................................................................      (204,534)
                                                                                                       ----------
       Net property and equipment..................................................................         7,733
Other assets.......................................................................................        53,442
                                                                                                       ----------
                                                                                                       $2,632,457
                                                                                                       ----------
                                                                                                       ----------

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt.............................................................     $ 163,333
  Distribution payable.............................................................................     1,124,100
  Accounts payable--trade..........................................................................       149,123
  Accrued liabilities..............................................................................        13,200
                                                                                                       ----------
       Total Current Liabilities...................................................................     1,449,756
Long-Term Debt, net of current maturities..........................................................       141,751
Shareholders' Equity
  Common stock--voting, par value $10 per share: authorized 2,600 shares, issued and outstanding
     944 shares....................................................................................         9,440
  Common stock--non-voting, par value $10 per share: authorized 2,400 shares, issued and
     outstanding 906 shares........................................................................         9,060
  Retained earnings................................................................................     1,022,450
                                                                                                       ----------
       Total shareholders' equity..................................................................     1,040,950
                                                                                                       ----------
                                                                                                       $2,632,457
                                                                                                       ----------
                                                                                                       ----------


    The accompanying notes are an integral part of the financial statements

                       MONROE ENGINEERING PRODUCTS, INC.

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS
                                  DECEMBER 31,

                                                                                          1994           1995
                                                                                       ----------     ----------

Net sales..........................................................................    $5,254,071     $5,384,064

Cost of sales......................................................................     2,078,653      2,164,544
                                                                                       ----------     ----------

       Gross profit................................................................     3,175,418      3,219,520

Selling, general and administrative expenses.......................................     1,745,729      2,094,402
                                                                                       ----------     ----------

       Operating profit............................................................     1,429,689      1,125,118

Other income (expense)

  Interest expense.................................................................       (64,905)       (36,556)

  Interest income..................................................................         9,697         27,804

  Sundry, net......................................................................          (353)         7,737
                                                                                       ----------     ----------

                                                                                          (55,561)        (1,015)
                                                                                       ----------     ----------

Net earnings.......................................................................     1,374,128      1,124,103

Retained earnings--beginning of year...............................................       615,849      1,589,977

Distributions......................................................................      (400,000)    (1,691,630)
                                                                                       ----------     ----------

Retained earnings--end of year.....................................................    $1,589,977     $1,022,450
                                                                                       ----------     ----------
                                                                                       ----------     ----------

    The accompanying notes are an integral part of the financial statements

                       MONROE ENGINEERING PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS
                                  DECEMBER 31,

                                                                                         1994           1995
                                                                                      ----------     -----------
Cash Flows From Operating Activities
  Net earnings....................................................................    $1,374,128     $ 1,124,103
  Adjustments to reconcile net income to net cash provided by operating activities
     Depreciation and amortization................................................        30,912          21,049
     Gain on sale of property and equipment.......................................            --          (7,634)
     Changes in assets and liabilities
       (Increase) decrease in accounts receivable.................................      (120,781)         76,261
       Increase in inventories....................................................       (84,814)       (221,035)
       Increase in prepaid expenses...............................................           (58)        (12,708)
       Increase in other assets...................................................        (3,000)         (1,500)
       Decrease (increase) in accounts payable....................................      (130,337)         49,996
       Decrease in accrued liabilities............................................         9,260           3,200
                                                                                      ----------     -----------
          Net cash provided by operating activities...............................     1,075,310       1,031,732
Cash Flows From Investing Activities
  Purchases of property and equipment.............................................       (53,137)         (1,668)
  Proceeds from sale of property and equipment....................................            --          63,500
                                                                                      ----------     -----------
          Net cash (used in) provided by investing activities.....................       (53,137)         61,832
Cash Flows From Financing Activities
  Repayment of loan payable--stockholder..........................................            --        (754,005)
  Proceeds from loan payable--stockholder.........................................       754,005              --
  Principal payments of long-term debt............................................      (913,333)       (163,333)
  Distributions to shareholders'..................................................      (400,000)       (567,530)
                                                                                      ----------     -----------
          Net cash used in financing activities...................................      (559,328)     (1,484,868)
                                                                                      ----------     -----------
          Net increase (decrease) in cash.........................................       462,845        (391,304)
Cash at beginning of year.........................................................       606,931       1,069,776
                                                                                      ----------     -----------
Cash at end of year...............................................................    $1,069,776     $   678,472
                                                                                      ----------     -----------
                                                                                      ----------     -----------
Supplemental disclosure of cash flow information:
  Cash paid for interest..........................................................    $   64,905     $    36,556
                                                                                      ----------     -----------
                                                                                      ----------     -----------
Non-cash financing activities:
  During 1995, the Company declared a distribution of earnings in the amount of
     $1,124,100 which was paid in 1996.

    The accompanying notes are an integral part of the financial statements

                       MONROE ENGINEERING PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

NOTE A--NATURE OF OPERATIONS

     Monroe Engineering Products, Inc. (Monroe) is a distributor of various tooling components. The principal market for its products is the United States.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

  Inventories

     Inventories consist of finished goods purchased from manufacturers. Inventory is stated at the lower of cost (moving average) or market (net realizable value).

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided for using the straight line and various accelerated methods over the estimated useful lives of the assets which range from 5 to 15 years for buildings and improvement and 3 to 10 years for machinery and equipment.

  Income Taxes

     The shareholders of the Company have elected Subchapter S corporation status under the Internal Revenue Code. Accordingly, federal income taxes on the net earnings of the Company are payable personally by its shareholders.

  Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE C--LONG-TERM DEBT

     Notes payable at December 31, 1995 consisted of an unsecured note in the amount of $171,500. Required monthly payments through September 2001 are $2,500 plus interest at a rate of 5%.

     Contract payable--claim settlement in the amount of $133,334 at December 31, 1995 represented the balance due on a settlement with a former employee.

NOTE D--LEASE OBLIGATIONS

     Monroe leases its office facilities at a monthly rental amount of $1,771. This lease expires June 30, 1999. Total rent paid on this lease was $21,255 for the years ended December 31, 1994 and 1995.

     Monroe leases its warehouse facilities from a stockholder on a month to month basis at a monthly rental amount of $2,500. Total rent paid on this lease was $30,000 for the years ended December 31, 1994 and 1995.

                       MONROE ENGINEERING PRODUCTS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

NOTE D--LEASE OBLIGATIONS--(CONTINUED)
     Future minimum rental payments are as follows:

YEAR
----
1996...........................................................   $21,255
1997...........................................................    21,255
1998...........................................................    21,255
1999...........................................................    10,628
                                                                  -------
                                                                  $74,393
                                                                  -------
                                                                  -------

NOTE E--RELATED PARTY TRANSACTIONS

     Included in interest expense is $54,005 and $27,156 paid to a stockholder during the years ended December 31, 1994 and 1995, respectively. These amounts were paid in connection with a $700,000 advance in 1994 which was paid in 1995.

NOTE F--SIGNIFICANT CUSTOMERS AND SUPPLIERS

  Major Customers

     For the years ended December 31, 1994 and 1995, 15.5% and 14.8%, respectively, of the corporation's sales were to one customer in the machine tool industry.

  Major Suppliers

     For the years ended December 31, 1994 and 1995, 83.3% and 81.3%, respectively, of the materials inventory was purchased from two suppliers.

     For the years ended December 31, 1994 and 1995, approximately 76% of the Company's revenue was derived from sales of these two suppliers' product line.

NOTE G--SALE OF THE COMPANY


     Effective January 1, 1996 all of Monroe's outstanding shares were acquired by Noble International, Ltd. in exchange for a $6,350,000 installment note.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
DCT Component Systems, Inc.

We have audited the accompanying balance sheets of DCT Component Systems, Inc. (a Michigan corporation) as of December 31, 1995 and 1996 and the related statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of DCT Component Systems, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Detroit, Michigan
May 9, 1997 (except for Note M
as to which the date is September 15, 1997)

                          DCT COMPONENT SYSTEMS, INC.
                                 BALANCE SHEETS


                                                                              DECEMBER 31,            SEPTEMBER
                                                                       --------------------------        30,
                                                                          1995           1996            1997
                                                                       -----------    -----------    ------------
                                                                                                     (UNAUDITED)
                               ASSETS
Current Assets
  Cash..............................................................   $     3,875    $   608,563    $    208,957
  Accounts receivable
     Trade (net of allowance of $186,000 in 1995 and $125,000 in
       1996 and $131,733 at September 30, 1997).....................     2,395,917      3,318,382       3,619,377
     Related parties................................................       407,048        233,392         102,546
  Inventories.......................................................     2,310,426      2,255,388       1,889,062
  Unbilled customer tooling.........................................        82,120        419,065       1,047,897
  Prepaid expenses and other assets.................................       179,723        150,209         175,280
  Deferred income taxes.............................................            --        196,000         135,000
  Notes receivable, current maturities..............................         7,031          7,031           7,031
                                                                       -----------    -----------    ------------
       Total Current Assets.........................................     5,386,140      7,188,030       7,185,150
Property and Equipment--net.........................................     4,766,500      4,234,833       3,821,545
Note Receivable, net of current maturities..........................        36,248         29,217          24,815
                                                                       -----------    -----------    ------------
                                                                       $10,188,888    $11,452,080    $ 11,031,510
                                                                       -----------    -----------    ------------
                                                                       -----------    -----------    ------------
               LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
  Note payable to bank..............................................   $ 2,576,298    $ 2,896,076    $  3,687,410
  Current maturities of long-term debt..............................     2,787,052        982,425       2,659,674
  Accounts payable
     Trade..........................................................     3,213,302      3,854,128       3,701,615
     Related parties................................................       277,358        225,990         626,752
  Accrued liabilities...............................................     1,222,092        933,596         599,425
  Dividends payable.................................................            --             --          46,123
                                                                       -----------    -----------    ------------
       Total Current Liabilities....................................    10,076,102      8,892,215      11,320,999
Long-term Debt, net of current maturities...........................     3,263,125      3,603,411       1,199,861
Notes Payable--Related Parties......................................    16,638,127        960,000         960,000
Deferred Income Taxes...............................................            --        683,000         605,000
Commitments and Contingencies (Note I)..............................            --             --              --
Redeemable Preferred Stock
  $100 par value, authorized 10,000 shares, issued and outstanding
     10,000 and 9,250 shares at December 31, 1996 and September 30,
     1997...........................................................            --      1,000,000         925,000
Shareholders' Deficit
  Common stock--$1 par value, authorized--200,000 shares issued and outstanding 2,000 at December 31, 1995 and 3,582 shares at
     December 31, 1996 and September 30, 1997.......................         2,000          3,582           3,582
  Additional paid-in capital........................................       857,250     17,345,112      17,345,112
  Accumulated deficit...............................................   (20,647,716)   (21,035,240)    (21,328,044)
                                                                       -----------    -----------    ------------
       Total shareholders' deficit..................................   (19,788,466)    (3,686,546)     (3,979,350)
                                                                       -----------    -----------    ------------
                                                                       $10,188,888    $11,452,080    $ 11,031,510
                                                                       -----------    -----------    ------------
                                                                       -----------    -----------    ------------


   The accompanying notes are an integral part of these financial statements

                          DCT COMPONENT SYSTEMS, INC.
                            STATEMENTS OF OPERATIONS


                                                                                         NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                                        -----------------------------------------    --------------------------
                                           1994           1995           1996           1996           1997
                                        -----------    -----------    -----------    -----------    -----------
                                                                                            (UNAUDITED)
Net sales............................   $27,719,743    $23,335,664    $22,988,115    $16,251,352    $18,544,211
Cost of sales........................    28,523,220     22,724,107     20,445,536     14,432,792     16,169,429
                                        -----------    -----------    -----------    -----------    -----------
       Gross (loss) profit...........      (803,477)       611,557      2,542,579      1,818,560      2,374,782
Selling, general and administrative
  expenses...........................     5,406,531      3,196,468      1,961,680      1,393,536      1,861,556
                                        -----------    -----------    -----------    -----------    -----------
       Operating (loss) profit.......    (6,210,008)    (2,584,911)       580,899        425,024        523,226
Other (income) expense
  Interest expense...................     1,328,758      2,300,562        937,337        657,193        762,633
  Gain (loss) on sale of property and
     equipment.......................       493,207        (10,326)         4,721             --             --
  Interest income....................       (87,276)       (70,376)        (3,349)        (1,260)        (1,805)
  Sundry, net........................       (28,112)         6,427       (105,286)       (92,331)         1,263
                                        -----------    -----------    -----------    -----------    -----------
                                          1,706,577      2,226,287        833,423        563,602        762,091
                                        -----------    -----------    -----------    -----------    -----------
Loss before income taxes.............    (7,916,585)    (4,811,198)      (252,524)      (138,578)      (238,865)
Income tax expense (benefit)--
  deferred...........................            --             --        135,000        135,000        (17,000)
                                        -----------    -----------    -----------    -----------    -----------
       Net loss......................   $(7,916,585)   $(4,811,198)   $  (387,524)   $  (273,578)   $  (221,865)
                                        -----------    -----------    -----------    -----------    -----------
                                        -----------    -----------    -----------    -----------    -----------



   The accompanying notes are an integral part of these financial statements

                          DCT COMPONENT SYSTEMS, INC.
                       STATEMENT OF SHAREHOLDERS' DEFICIT


                                                                      ADDITIONAL
                                                            COMMON      PAID-IN      ACCUMULATED
                                                            STOCK       CAPITAL        DEFICIT          TOTAL
                                                            ------    -----------    ------------    -----------

Balance January 1, 1994..................................   $2,000    $   857,250    $ (7,919,933)   $(7,060,683)

Net loss.................................................      --              --      (7,916,585)    (7,916,585)
                                                            ------    -----------    ------------    -----------

Balance December 31, 1994................................   2,000         857,250     (15,836,518)   (14,977,268)

Net loss.................................................      --              --      (4,811,198)    (4,811,198)
                                                            ------    -----------    ------------    -----------

Balance December 31, 1995................................   2,000         857,250     (20,647,716)   (19,788,466)

Debt forgiveness.........................................      --      16,489,444              --     16,489,444

Issuance of 1,582 shares of common stock.................   1,582          (1,582)             --             --

Net loss.................................................      --              --        (387,524)      (387,524)
                                                            ------    -----------    ------------    -----------

Balance December 31, 1996................................   3,582      17,345,112     (21,035,240)    (3,686,546)

Preferred stock dividends (unaudited)....................      --              --         (70,939)       (70,939)

Net loss (unaudited).....................................      --              --        (221,865)      (221,865)
                                                            ------    -----------    ------------    -----------

Balance September 30, 1997 (unaudited)...................   $3,582    $17,345,112    $(21,328,044)   $(3,979,350)
                                                            ------    -----------    ------------    -----------
                                                            ------    -----------    ------------    -----------


   The accompanying notes are an integral part of these financial statements

                          DCT COMPONENT SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS



                                                                                                  NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                  -----------------------------------------    ------------------------
                                                     1994           1995           1996           1996          1997
                                                  -----------    -----------    -----------    -----------    ---------
                                                                                                     (UNAUDITED)
Cash Flows (Used In) Provided By Operating
  Activities
  Net earnings (loss)...........................   (7,916,585)   $(4,811,198)   $  (387,524)   $  (273,578)   $(221,865)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities
    Interest expense............................           --      1,244,538             --             --           --
    Deferred income taxes.......................           --             --        135,000        135,000      (17,000)
    Depreciation and amortization...............    1,811,874      1,583,115        719,941        539,550      491,711
    Loss (gain) on sale of property and
      equipment.................................      493,207        (10,326)         4,721             --           --
    Changes in assets and liabilities
      (Increase) decrease in accounts
         receivable.............................   (2,157,596)     3,676,352       (829,585)    (1,736,445)    (170,149)
      (Increase) decrease in inventories........     (958,266)     1,745,335       (281,907)       319,040     (262,506)
      Decrease (increase) in prepaid
         expenses...............................      174,418        (80,721)        29,514        (15,910)     (25,071)
      Decrease in notes receivable..............      375,175        339,834          7,031          3,254        4,402
      (Decrease) increase in accounts
         payable................................     (418,488)    (1,850,345)       589,458        270,796      248,249
      (Decrease) increase in accrued
         liabilities............................         (528)       730,990       (288,496)      (795,420)    (334,171)
                                                  -----------    -----------    -----------    -----------    ---------
             Net cash (used in) provided by
               operating activities.............   (8,596,789)     2,567,574       (301,847)    (1,553,713)    (286,400)
Cash Flows Used In Investing Activities
  Purchases of property and equipment...........     (870,950)       (37,011)      (201,431)      (127,651)     (78,423)
  Proceeds from sale of property and equipment..      757,583         19,121          8,416             --           --
                                                  -----------    -----------    -----------    -----------    ---------
             Net cash used in investing
               activities.......................     (113,367)       (17,890)      (193,015)      (127,651)     (78,423)
Cash Flows Provided By (Used In) Financing
  Activities
  Dividends paid................................           --             --             --             --      (24,816)
  Preferred stock redemption....................           --             --             --             --      (75,000)
  Repayment of notes payable--related
    parties.....................................   (1,000,000)            --             --             --           --
  Proceeds from notes payable--related
    parties.....................................   11,639,218      3,114,893        795,298        795,298           --
  Principal payments of long-term debt..........   (4,497,094)    (2,651,912)    (2,835,040)    (2,514,725)    (726,301)
  Proceeds from long-term debt..................    1,930,963        282,509      2,819,514             --           --
  Net proceeds (repayments) note payable to
    bank........................................      732,925     (3,412,746)       319,778      3,644,865      791,334
                                                  -----------    -----------    -----------    -----------    ---------
             Net cash provided by (used in)
               financing activities.............    8,806,012     (2,667,256)     1,099,550      1,925,438      (34,783)
                                                  -----------    -----------    -----------    -----------    ---------

             Net increase (decrease) in cash....       95,856       (117,572)       604,688        244,074     (399,606)
Cash--beginning of period.......................       25,591        121,447          3,875          3,875      608,563
                                                  -----------    -----------    -----------    -----------    ---------
Cash--end of period.............................  $   121,447    $     3,875    $   608,563    $   247,949    $ 208,957
                                                  -----------    -----------    -----------    -----------    ---------
                                                  -----------    -----------    -----------    -----------    ---------
Supplemental Disclosure of Cash Flow Information
  Cash paid for interest........................  $ 1,383,646    $ 1,084,759    $   960,298    $   678,888    $ 749,506
                                                  -----------    -----------    -----------    -----------    ---------
                                                  -----------    -----------    -----------    -----------    ---------


   The accompanying notes are an integral part of these financial statements

     Supplemental Disclosure of Non-Cash Financing Activities:

          During 1996, various related parties forgave $16,841,444 in notes payable, net of $80,776 in accounts receivable, in conjunction with the sale of 37.5% of DCT's common stock to Noble International, Ltd. See Note K.

          During 1996, a $1,000,000 demand note payable to an officer of a company related through common ownership was exchanged for $1,000,000 in mandatory redeemable preferred stock. See Note L.


          Dividends of $46,123 payable on the preferred stock are included in accrued liabilities at September 30, 1997.


   The accompanying notes are an integral part of these financial statements

                          DCT COMPONENT SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE A--NATURE OF OPERATIONS

     DCT Component Systems, Inc. (DCT) is a Michigan based manufacturer that primarily produces stamped parts for automotive related companies located primarily in North America.

NOTE B--SUMMARY OF ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

  Interim Financial Data


     The consolidated financial statements and related notes thereto as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are unaudited. The information reflects all adjustments, consisting only of normal recurring entries, that, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of DCT for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.


  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided for using the straight line and various accelerated methods over the estimated useful lives of the assets which range from 5 to 40 years for buildings and improvements and 3 to 15 years for furniture and fixtures and machinery and equipment. Expenditures for maintenance and repairs are charged to expense as incurred.

  Unbilled Customer Tooling

     The costs to manufacture and supply customer-owned tooling are recorded as unbilled tooling costs when incurred. Amounts incurred are charged to cost of sales and revenue is recognized when the tooling is shipped and billed to customers.

  Income Taxes

     DCT records the provision for federal and state income taxes pursuant to Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes.'

     Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and the effect of operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

                          DCT COMPONENT SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE B--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)
  Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from the estimates.

  Fair Value of Financial Instruments

     DCT's financial instruments include long-term debt. The carrying value of the long-term debt approximates its estimated fair value based upon quoted market prices.

NOTE C--INVENTORIES

     The major components of inventories were as follows:



                                                                    DECEMBER 31,
                                                             --------------------------    SEPTEMBER 30,
                                                                1995           1996            1997
                                                             -----------    -----------    -------------
                                                                                            (UNAUDITED)
Raw materials and purchased parts.........................   $   879,187    $   663,046     $    491,292
Work in process...........................................       488,663        717,212          433,393
Finished goods............................................       670,481        875,130          964,377
Perishable tooling........................................       272,095             --               --
                                                             -----------    -----------    -------------
                                                             $ 2,310,426    $ 2,255,388     $  1,889,062
                                                             -----------    -----------    -------------
                                                             -----------    -----------    -------------


NOTE D--PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:



                                                                    DECEMBER 31,
                                                             --------------------------    SEPTEMBER 30,
                                                                1995           1996            1997
                                                              -------------------------    -------------
                                                                                            (UNAUDITED)
Leasehold improvements....................................   $   694,279    $   694,279     $    683,000
Machinery and equipment...................................    10,739,419     10,924,198       11,016,960
Furniture and fixtures....................................       229,826        229,826          226,826
                                                             -----------    -----------    -------------
                                                              11,663,524     11,848,303       11,926,786
Less accumulated depreciation.............................     6,897,024      7,613,470        8,105,241
                                                             -----------    -----------    -------------
                                                             $ 4,766,500    $ 4,234,833     $  3,821,545
                                                             -----------    -----------    -------------
                                                             -----------    -----------    -------------


NOTE E--NOTE PAYABLE TO BANK AND LONG-TERM DEBT


     DCT has a secured line of credit facility with a lender, which allows it to borrow up to $7,000,000 based upon a percentage of certain balance sheet accounts. $2,896,076 was outstanding at December 31, 1996 ($3,687,410 at September 30, 1997) and $383,209 ($154,224 at September 30, 1997) was available. Interest is payable monthly at 2.625% over the bank's prime lending rate (effective rate of 10.875% at December 31, 1996). This credit facility expires on June 1, 1998.

                          DCT COMPONENT SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE E--NOTE PAYABLE TO BANK AND LONG-TERM DEBT--(CONTINUED)
     Long-term debt consisted of the following:



                                                                       DECEMBER 31,
                                                                ------------------------    SEPTEMBER 30,
                                                                   1995          1996           1997
                                                                ----------    ----------    -------------
                                                                                             (UNAUDITED)
Term loan, payable in monthly installments of $46,992, plus
  interest at the bank's prime lending rate plus 2.625%
  (10.875% at December 31, 1996) with a balloon payment of
  $1,785,690 on June 1, 1998. The loan is collateralized by
  all the assets of DCT......................................   $       --    $2,584,560     $ 2,161,690
Term loans, payable to former shareholders in monthly
  installments of $10,000, including interest at a rate of
  8%, increasing to $15,000 and $20,000 in August, 1997 and
  August, 1998, respectively. The loans are collateralized by
  stock of DCT...............................................      529,287       314,108         225,927
Unsecured term loan, payable to a former shareholder, calling for semi-annual interest payments until June 1, 2000 when
  the principal balance is due. A portion of this loan was
  forgiven during 1996. (See Note K).........................      171,829        65,924          65,924
Unsecured term loan, calling for monthly interest payments at a rate of 12%, through July 1, 1998, thereafter principal
  payments of $6,879 plus interest at a rate of 8% through
  June 1, 2003. A portion of this loan was forgiven during
  1996. (See Note K).........................................      884,133       412,763         412,763
Term loans, payable in monthly installments of $31,542,
  including interest at a rate of 8.25%. The loans are
  collateralized by various property and equipment and are
  due in November, 2000......................................    1,506,740     1,208,481         993,231
Demand loan, calling for monthly interest payments at the
  bank's prime lending rate plus 1%. The loan was
  cross-collateralized with the line of credit and other bank
  debt. The principal was due and paid in 1996...............    1,093,750            --              --
Demand loan, calling for monthly interest payments at the
  bank's prime lending rate plus 1.5%. The loan was
  cross-collateralized with the line of credit and other bank
  debt. The loan was due and paid in 1996....................      124,176            --              --
Term loans, payable in monthly installments of $33,336 plus
  interest at the bank's prime lending rate plus 1%. The loan was cross-collateralized with the line of credit and other
  bank debt. The loan was due and paid in 1996...............      593,223            --              --
Unsecured term loan, payable in monthly installments of
  $31,250 plus interest at a rate of 8.75%. The loan was due
  and paid in 1996...........................................      125,000            --              --
Unsecured demand loan, calling for monthly interest payments at a rate of 12%. As of December 31, 1996, the loan was
  paid off by the issuance of $1,000,000 of mandatory
  redeemable preferred stock. (See Note L.)..................    1,000,000            --              --

                          DCT COMPONENT SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE E--NOTE PAYABLE TO BANK AND LONG-TERM DEBT--(CONTINUED)



                                                                      DECEMBER 31,
                                                                ------------------------    SEPTEMBER 30,
                                                                     1995          1996        1997
                                                                ----------    ----------    -------------
                                                                                             (UNAUDITED)
Unsecured non-interest bearing term loan, payable in monthly installments of $6,207. The loan was due and paid in
  1996.......................................................       22,039            --              --
                                                                ----------    ----------    -------------
                                                                 6,050,177     4,585,836       3,859,535
     Less current portion....................................    2,787,052       982,425       2,659,674
                                                                ----------    ----------    -------------
                                                                $3,263,125    $3,603,411     $ 1,199,861
                                                                ----------    ----------    -------------
                                                                ----------    ----------    -------------


     The aggregate maturities of long-term debt by year at December 31, 1996 are as follows:

1997..................................................................     $ 982,425
1998..................................................................     1,091,001
1999..................................................................       987,802
2000..................................................................       909,599
2001..................................................................       477,420
Thereafter............................................................       137,589
                                                                         -----------
                                                                          $4,585,836
                                                                         -----------
                                                                         -----------


     The $2,584,560 ($2,161,690 at September 30, 1997) term loan agreement and credit facility contain restrictions on acquisitions, dividend payments, and advances to officers and shareholders. At December 31, 1996 and September 30, 1997, all long-term debt and the notes payable to related parties are subordinated to the line of credit and the $2,584,560 term loan. At December 31, 1996 DCT was in default of certain covenants contained in the secured line of credit facility and the $2,584,560 term loan. On April 29,1997, the lender agreed to waive the defaults under these agreements (See Note M).


NOTE F--INCOME TAXES


     The tax effects of temporary differences that give rise to significant deferred tax assets and liabilities at December 31, 1996 and 1995 and September 30, 1997 are as follows:


                                                                                DEFERRED       DEFERRED
                                                                                  TAX             TAX
                             DECEMBER 31, 1996                                   ASSETS       LIABILITIES
---------------------------------------------------------------------------    ----------     -----------
Property and equipment depreciation........................................    $       --      $  683,000
Allowance for doubtful accounts............................................        43,000              --
Inventory..................................................................        87,000              --
Other, net.................................................................        66,000              --
                                                                               ----------     -----------
                                                                               $  196,000      $  683,000
                                                                               ----------     -----------
                                                                               ----------     -----------

                          DCT COMPONENT SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE F--INCOME TAXES--(CONTINUED)

                                                                                DEFERRED       DEFERRED
                                                                                  TAX             TAX
                             DECEMBER 31, 1995                                   ASSETS       LIABILITIES
---------------------------------------------------------------------------    ----------     -----------
Property and equipment depreciation........................................    $       --      $  365,000
Allowance for doubtful accounts............................................        63,000              --
Inventory..................................................................        40,000              --
Net operating loss carryover...............................................     5,255,000              --
Other, net.................................................................       154,000              --
                                                                               ----------     -----------
                                                                                5,512,000         365,000
Less: Valuation allowance..................................................     5,147,000              --
                                                                               ----------     -----------
                                                                               $  365,000      $  365,000
                                                                               ----------     -----------
                                                                               ----------     -----------


                                                                                 DEFERRED      DEFERRED
                                                                                   TAX            TAX
                             SEPTEMBER 30, 1997                                   ASSETS      LIABILITIES
-----------------------------------------------------------------------------    --------     -----------
Property and equipment depreciation..........................................    $     --      $  605,000
Allowance for doubtful accounts..............................................      45,000              --
Net operating loss carryover.................................................      58,000              --
Other, net...................................................................      90,000              --
                                                                                 --------     -----------
                                                                                  193,000         605,000
Less: Valuation allowance....................................................      58,000              --
                                                                                 --------     -----------
                                                                                 $135,000      $  605,000
                                                                                 --------     -----------
                                                                                 --------     -----------



     A reconciliation of the expected income tax benefit computed at statutory rates to the actual benefit reflected in the accompanying consolidated financial statements follows:



                                                                                               NINE MONTHS
                                                    YEARS ENDED DECEMBER 31,               ENDED SEPTEMBER 30,
                                            -----------------------------------------    ------------------------
                                               1994           1995           1996           1996          1997
                                            -----------    -----------    -----------    -----------    ---------
Expected tax (benefit) at statutory
  rates..................................   $(2,692,000)   $(1,636,000)   $   (85,000)   $   (47,000)   $ (75,000)
Increase (decrease) in valuation
  allowance..............................     2,692,000      1,636,000     (5,147,000)    (5,185,000)      58,000
Tax effect of debt forgiveness included
  as a component of additional paid in
  capital................................            --             --      5,360,000      5,360,000           --
Other, net...............................            --             --          7,000          7,000           --
                                            -----------    -----------    -----------    -----------    ---------
Income tax expense (benefit).............   $        --    $        --    $   135,000    $   135,000    $ (17,000)
                                            -----------    -----------    -----------    -----------    ---------
                                            -----------    -----------    -----------    -----------    ---------



     DCT has a net operating loss carryover of approximately $175,000 which expires, if not utilized in 2012.


NOTE G--RELATED PARTY TRANSACTIONS


     DCT leases facilities under a month-to-month operating lease from an entity related through common ownership. The lease currently requires monthly payments of $47,000. The total amount of rent paid to the related party during the years ended December 31, 1994, 1995 and 1996 was $562,000, $564,000, and $564,000,
respectively, and $423,000 for each of the six months periods ended September 30, 1996 and 1997.

                          DCT COMPONENT SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE G--RELATED PARTY TRANSACTIONS--(CONTINUED)

     DCT has sales to and purchases from an entity related through common ownership. Sales to this company were approximately $210,000, $451,000 and $328,000 in 1994, 1995 and 1996, respectively. Sales for the nine months ended September 30, 1996 and 1997 were approximately $199,000 and $227,000. DCT purchased approximately $620,000, $0 and $233,000 in 1994, 1995 and 1996,
respectively. Purchases for the nine months ended September 30, 1996 and 1997 were $137,000 and $337,000.



     During the year ended December 31, 1996 and for the nine months ended September 30, 1997 and 1996, DCT paid management fees of $83,333, $92,998 and $68,000, respectively, to Noble International, Ltd., a 37.5% (45% at September 30, 1997) shareholder of DCT. (See Note K)


     Notes payable--related parties consisted of the following:


                                                                               DECEMBER 31,
                                                                          -----------------------   SEPTEMBER 30,
                                                                             1995          1996         1997
                                                                          -----------    --------   ------------
                                                                                                      (UNAUDITED)
Unsecured term loan, payable to an entity related through common ownership, calling for monthly interest only payments at a rate of
  10%. The loan is due on June 30, 1998................................   $        --    $960,000      $ 960,000
Unsecured demand loan, payable to an entity related through common ownership, bearing interest at 8%. This loan was forgiven during
  1996. (See Note K)...................................................    15,490,567          --             --
Unsecured demand loans, payable to stockholders, bearing no interest.
  These loans were forgiven during 1996. (See Note K)..................     1,147,560          --             --
                                                                          -----------    --------    -------------
                                                                          $16,638,127    $960,000      $ 960,000
                                                                          -----------    --------    -------------
                                                                          -----------    --------    -------------


NOTE H--SIGNIFICANT CUSTOMER


     DCT has one customer which accounts for 10% or more of net sales. Sales to this customer were approximately $6,042,000, $7,041,000 and $7,260,000 during 1994, 1995 and 1996, respectively. ($5,261,000 and $6,756,000 for the nine months ended September 30, 1996 and 1997), respectively.


NOTE I--COMMITMENTS AND CONTINGENCIES

     DCT and an entity related through common ownership ('related entity') were co-makers on two notes payable to the General Retirement System of the City of Detroit ('Retirement System'). The notes aggregated $34,000,000 with interest at 10%.

     In October, 1996, the related entity and the Retirement System restructured the debt whereby the related entity issued $23,650,000 of 15% cumulative preferred stock and a note for $15,000,000 which bears interest at 12.5%. The note matures in July 2003 and is collateralized, in part, by the Company's common stock.

     The proceeds from the original notes, and the preferred stock and debt issued in connection with the restructuring in October of 1996 have been recorded by the related entity.

     Although the related entity has confirmed its intention to repay the note, DCT remains liable as a co-maker. (See Note M)

                          DCT COMPONENT SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE J--PROFIT SHARING PLAN


     DCT maintains a profit-sharing plan for substantially all employees established pursuant to Internal Revenue Code Section 401(k). DCT at its discretion, may match up to 6% of participating employees' annual wages. Participating employees may also contribute up to 6% of their annual compensation. There were no contributions made to the plan by DCT during the years ended December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1996 and 1997.


NOTE K--CHANGE IN OWNERSHIP


     On July 1, 1996, Noble International, Ltd. (Noble) acquired 1,343 common shares of DCT, representing 37.5% of The Company's outstanding stock in exchange for $1. Concurrent with the transaction, the following agreements were executed.


     Stock Redemption Agreement--DCT entered into a stock redemption agreement with its president whereby the Company at its discretion or upon his death or termination will redeem the 269 shares acquired by him during 1996. The purchase price, which is payable at DCT's option in a lump sum or in five annual installments is based on the change in book value per share (as defined) of DCT subsequent to January 1, 1997. Effective April 7, 1997, Noble acquired the 269 shares from the president of DCT upon his severance from DCT thereby increasing Noble's ownership to 45%.

     Purchase Option--Noble has an option, through July, 2001, to acquire from the selling stockholders of DCT, an additional 14.1% of DCT's outstanding stock in exchange for $1.00. Upon exercise of the option, Noble would own 59.1% of the issued and outstanding shares of DCT.

     Pursuant to the terms of the option agreement, the option cannot be exercised until the later of the occurrence of the following events:

          1) January 1 of the year following the write off of certain intercompany debt between DCT and an affiliated company controlled by the selling shareholders of DCT (see debt forgiveness discussion below).

          2) The payment by DCT of at least $100,000 principal amount pursuant to a certain promissory note to a company controlled by the selling shareholder of DCT.

     In the event the option is exercised, Noble must simultaneously acquire a 59.1% interest in a partnership controlled by the selling shareholders of DCT. The partnership owns the facilities out of which DCT operates. (See Note G)

     Put/Call Agreement--The selling stockholders have the right to put all, but not less than all, of their shares to Noble. The put price is based on earnings before interest, taxes, depreciation and amortization, with further modifications as defined, for the twelve months preceding the date of the put, multiplied by a factor of three. The put will be effective from July 1, 1998 through June 30, 2000.

     Noble has a call option on all, but not less than all, of the shares owned by the selling shareholders. The call price is based on the same formula as the put price except the multiple is four. If exercised, twenty five percent of the purchase price is immediately due with the balance payable in equal quarterly installments over a five year period with interest at 10%. The call will be effective from July 1, 2000 through June 30, 2002.

                          DCT COMPONENT SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE K--CHANGE IN OWNERSHIP--(CONTINUED)
     Debt Forgiveness--The selling stockholders and DCT agreed to write-off all existing intercompany and stockholder debt except for a promissory note for $960,000. The intercompany debt including interest of $1,244,538, was with a company controlled by the selling stockholders. The amount and nature of debt forgiven was as follows:

Intercompany.........................................................    $15,325,865
Stockholder and former stockholders..................................      1,515,579
                                                                        ------------
                                                                         $16,841,444
                                                                        ------------
                                                                        ------------

     The debt forgiven exceeded the available net operating loss carryover by approximately $1,035,000. This amount has been used to reduce the tax basis in property and equipment and accordingly, the amount reflected as additional contributed capital is net of $352,000 of deferred income taxes.

     Executive Bonus Pool--DCT adopted an Executive Bonus Pool (Pool), awards from which are at the sole discretion of the Board of Directors. The Pool will be twenty percent of earnings before taxes, as defined. In consideration for the forgiveness of the intercompany debt discussed above, one-half of the bonus pool for the period January 1, 1997 through December 31, 1999 will be payable to the company controlled by the selling shareholders that forgave the related debt.

     Management Agreement--Noble and DCT entered into a management agreement whereby DCT will pay Noble $100,000 per year. Payments under this agreement amounted to $83,333 for 1996.

     Voting Agreement--Noble received irrevocable proxies from the remaining shareholders providing Noble the authority to direct the vote of the shareholder on all matters except: The merger, liquidation or sale of substantially all of DCT; the acquisition of a business entity for greater than $250,000 in cash; or any single capital expenditure in excess of $250,000.

     Indemnification Agreement--Noble agreed to indemnify the selling shareholders and certain entities controlled by one of the selling shareholders against 59.1% of any liabilities arising from claims which may be brought against the indemnitors arising from their guarantees of certain indebtedness of DCT.

NOTE L--REDEEMABLE PREFERRED STOCK


     On December 31, 1996 DCT authorized 10,000 shares of $100 par value preferred stock and issued them in full payment of a $1,000,000 promissory note owed to an officer of a subsidiary of Noble. Dividends on the preferred stock are cumulative and stated at 10%. Concurrently with the issuance of the preferred stock, DCT and the holder entered into a put agreement whereby the holder can put 375 shares at par to DCT quarterly through October, 2001, and can put 2,500 shares at par during December 2001. Unexercised puts can be accumulated and exercised subsequent to the original put date. Simultaneously with the execution of these agreements, Noble and the holder executed an exchange agreement whereby the holder, at any time after the completion of an initial public offering by Noble, can convert the 10,000 preferred shares of DCT into the equivalent number of Noble preferred shares. During the nine months ended September 30, 1997, $75,000 of this preferred stock was redeemed.


NOTE M--SUBSEQUENT EVENTS

     On September 4, 1997 and September 11, 1997, DCT received waivers of defaults under the term loan agreement and credit facility (See Note E) relating to the payment of dividends on, and redemptions of, the preferred stock.

     Pursuant to the terms of resolutions adopted by the Retirement System (See
Note I) on June 18, 1997 and September 10, 1997, DCT was discharged, contemporaneously with the closing of the Final DCT Acquisition, as a co-maker on The Notes and the collateral interests in DCT's Common Stock was released.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Utilase, Inc.

We have audited the accompanying balance sheets of Utilase, Inc. (a Michigan corporation and a wholly owned subsidiary of DCT, Inc.) as of December 31, 1996 and 1995, and the related statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Utilase, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Detroit, Michigan
May 12, 1997 (except for Note L,
as to which the date is September 15, 1997)

                                  UTILASE, INC.
                                 BALANCE SHEETS


                                                                            DECEMBER 31,
                                                                      -------------------------     SEPTEMBER 30,
                                                                         1995           1996            1997
                                                                      ----------     ----------     -------------
                                                                                                     (UNAUDITED)
                              ASSETS
Current Assets
  Cash and cash equivalents........................................   $      900     $  405,972      $        870
  Accounts receivable, net of allowance of $2,000 in 1995 and
     $24,000 in 1996 and at September 30, 1997.....................    1,525,313      1,638,747         4,417,438
  Inventories......................................................      192,470        233,605           324,532
  Prepaid expenses and other.......................................       21,436         20,389           107,136
                                                                      ----------     ----------     -------------
       Total Current Assets........................................    1,740,119      2,298,713         4,849,976
                                                                      ----------     ----------     -------------
Property and Equipment, net........................................    3,362,422      4,928,930         8,293,228
Other Assets.......................................................       61,739         61,104           107,761
Note Receivable--Related Parties, net..............................    3,565,753             --                --
                                                                      ----------     ----------     -------------
                                                                      $8,730,033     $7,288,747      $ 13,250,965
                                                                      ----------     ----------     -------------
                                                                      ----------     ----------     -------------
               LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities
  Note payable to bank.............................................   $1,545,302     $       --      $         --
  Accounts payable
     Bank overdraft                                                      119,596             --                --
     Trade.........................................................      473,782        635,225         2,925,083
     Related parties...............................................       96,355        239,201            38,059
  Accrued liabilities..............................................       71,925        291,619           786,789
  Deferred income taxes............................................      140,000         70,000            70,000
  Federal income tax payable.......................................      249,611        351,953           640,160
  Current maturities of long-term debt.............................      429,996        789,999           898,447
                                                                      ----------     ----------     -------------
       Total Current Liabilities...................................    3,126,567      2,377,997         5,358,538
Note Payable--Related Parties--Net.................................    3,284,799      1,250,893         1,179,865
Long-Term Debt, net of current maturities..........................    1,009,171      1,536,503         3,778,774
Deferred income taxes..............................................      129,000        177,000           177,000
Commitments and Contingencies (Notes H and K)......................           --             --                --
Shareholder's Equity
  Common stock--$1 par value, 50,000 shares authorized 1,000 shares
     issued and outstanding........................................        1,000          1,000             1,000
  Additional contributed capital...................................    1,588,314      1,703,414         1,703,414
  Retained earnings (accumulated deficit)..........................     (408,818)       241,940         1,052,374
                                                                      ----------     ----------     -------------
       Total Shareholder's Equity..................................    1,180,496      1,946,354         2,756,788
                                                                      ----------     ----------     -------------
                                                                      $8,730,033     $7,288,747      $ 13,250,965
                                                                      ----------     ----------     -------------
                                                                      ----------     ----------     -------------


   The accompanying notes are an integral part of these financial statements

                                 UTILASE, INC.
                            STATEMENTS OF OPERATIONS


                                                                                           NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                            ---------------------------------------    -------------------------
                                               1994          1995          1996           1996          1997
                                            ----------    ----------    -----------    ----------    -----------
                                                                                              (UNAUDITED)
Net sales................................   $5,725,098    $6,115,760    $ 9,305,436    $6,556,849    $12,338,846
Cost of sales............................    3,976,792     4,718,559      5,804,356     4,041,812      7,026,571
                                            ----------    ----------    -----------    ----------    -----------
       Gross profit......................    1,748,306     1,397,201      3,501,080     2,515,037      5,312,275
Selling and administrative expenses......    1,302,439     1,790,567      2,059,630     1,681,904      2,473,101
                                            ----------    ----------    -----------    ----------    -----------
       Operating profit..................      445,867      (393,366)     1,441,450       833,133      2,839,174
Other income (expense)
  Gain on sale of equipment..............           --     1,135,478             --            --          4,759
  Miscellaneous income (expense),
     net.................................       88,793        36,694        132,374        59,854         20,008
  Interest income........................      129,823       397,169         38,633        14,148        125,945
  Interest expense.......................     (299,509)     (555,355)      (631,746)     (461,148)      (437,753)
                                            ----------    ----------    -----------    ----------    -----------
                                               (80,893)    1,013,986       (460,739)     (387,146)      (287,041)
                                            ----------    ----------    -----------    ----------    -----------
       Earnings before income taxes......      364,974       620,620        980,711       445,987      2,552,133
Income tax expense.......................      369,700       211,011        329,953       152,000        894,000
                                            ----------    ----------    -----------    ----------    -----------
       Net earnings (loss)...............   $   (4,726)   $  409,609    $   650,758    $  293,987    $ 1,658,133
                                            ----------    ----------    -----------    ----------    -----------
                                            ----------    ----------    -----------    ----------    -----------


   The accompanying notes are an integral part of these financial statements

                                 UTILASE, INC.
                       STATEMENT OF SHAREHOLDERS' EQUITY


                                                                                         RETAINED
                                                                         ADDITIONAL      EARNINGS
                                                               COMMON    CONTRIBUTED   (ACCUMULATED
                                                               STOCK      CAPITAL        DEFICIT)        TOTAL
                                                               ------    ----------    ------------    ----------
Balance at January 1, 1994..................................   $1,000    $1,588,314     $ (813,701)    $  775,613
Net loss....................................................      --             --         (4,726)        (4,726)
                                                               ------    ----------    ------------    ----------
Balance at December 31, 1994................................   1,000      1,588,314       (818,427)       770,887
Net earnings................................................      --             --        409,609        409,609
                                                               ------    ----------    ------------    ----------
Balance at December 31, 1995................................   1,000      1,588,314       (408,818)     1,180,496
Rent absorbed by affiliated company (Note D)................      --        115,100             --        115,100
Net earnings................................................      --             --        650,758        650,758
                                                               ------    ----------    ------------    ----------
Balance at December 31, 1996................................   1,000      1,703,414        241,940      1,946,354
Net earnings (unaudited)....................................      --             --      1,658,133      1,658,133
Dividends...................................................      --             --       (847,699)      (847,699)
                                                               ------    ----------    ------------    ----------
Balance at September 30, 1997 (unaudited)...................   $1,000    $1,703,414     $1,052,374     $2,756,788
                                                               ------    ----------    ------------    ----------
                                                               ------    ----------    ------------    ----------


   The accompanying notes are an integral part of these financial statements

                                 UTILASE, INC.
                            STATEMENTS OF CASH FLOWS


                                                                                             NINE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                                --------------------------------------    ------------------------
                                                   1994          1995          1996          1996          1997
                                                ----------    ----------    ----------    ----------    ----------
                                                                                                (UNAUDITED)
Cash Flows From Operating Activities
  Net earnings (loss)........................   $   (4,726)   $  409,609    $  650,758    $  293,987    $1,658,133
  Adjustments to reconcile net earnings
     (loss) to net cash provided by (used in)
     operating activities
     Depreciation and amortization...........      540,064       519,908       558,185       424,584       383,396
     Gain on sale of equipment...............           --    (1,135,478)           --            --        (4,759)
     Deferred income taxes (benefit).........      280,900       (38,600)      (22,000)           --            --
     Rent absorbed by affiliated Company.....           --            --       115,100        86,325            --
     Imputed interest income.................           --            --            --            --       (36,706)
     Changes in assets and liabilities
       Accounts payable and accrued
          liabilities........................      160,582         5,790       523,913       176,337     2,583,886
       Accounts receivable...................      530,718      (602,652)     (113,434)      (12,271)   (2,778,691)
       Prepaid expenses and other assets.....       23,486        16,191         1,682        (2,644)     (133,404)
       Inventories...........................      (43,031)       (9,895)      (41,135)       24,160       (90,927)
       Income taxes payable..................       88,800       160,811       102,342       (97,611)      288,207
                                                ----------    ----------    ----------    ----------    ----------
          Net cash provided by (used in)
            operating activities.............    1,576,793      (674,316)    1,775,411       892,867     1,869,135
Cash Flows Provided by (Used In) Investing
  Activities
  Additions to property and equipment........     (795,460)   (1,738,588)   (2,124,693)   (1,958,390)   (4,553,929)
  Issuance of notes receivable--related
     party, net of collections...............   (1,322,187)     (388,148)    3,565,753       749,694            --
  Proceeds from disposal of equipment........           --     1,240,000            --            --            --
                                                ----------    ----------    ----------    ----------    ----------
       Net cash used in investing
          activities.........................   (2,117,647)     (886,736)    1,441,060    (1,208,696)   (4,553,929)
Cash Flows From Financing Activities
  Bank overdraft.............................           --       119,596      (119,596)     (119,596)           --
  Proceeds from long-term debt...............      500,000            --     1,536,500     1,536,500     3,570,672
  Repayment of long-term debt................     (388,333)     (322,500)     (649,165)     (451,665)   (1,219,952)
  Net borrowings (repayment) under notes
     payable to bank.........................      620,181      (780,381)   (1,545,302)     (278,406)           --
  Net borrowings (repayment) of notes
     payable--related party..................     (150,285)    2,504,528    (2,033,836)     (348,256)      (71,028)
                                                ----------    ----------    ----------    ----------    ----------
          Net cash provided by (used)
            financing activities.............      581,563     1,521,243    (2,811,399)      338,577     2,279,692
                                                ----------    ----------    ----------    ----------    ----------
Net increase (decrease) in cash and cash
  equivalents................................       40,709       (39,809)      405,072        22,748      (405,102)
Cash and cash equivalents beginning of
  period.....................................           --        40,709           900           900       405,972
                                                ----------    ----------    ----------    ----------    ----------
Cash and cash equivalents end of
  period.....................................   $   40,709    $      900    $  405,972    $   23,648    $      870
                                                ----------    ----------    ----------    ----------    ----------
                                                ----------    ----------    ----------    ----------    ----------


   The accompanying notes are an integral part of these financial statements

                                 UTILASE, INC.

                         NOTES TO FINANCIAL STATEMENTS

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE A--NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Utilase, Inc. ('Utilase') is a manufacturer and fabricator of automotive parts using laser welding technology. Utilase is a wholly owned subsidiary of DCT, Inc. Through February 28, 1997, Utilase was comprised of two divisions, Blank Welding Technologies and Production Services (See Note L). The principal market for its products is the United States.

  Significant Accounting Policies

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

  Interim Financial Data


     The consolidated financial statements and related notes thereto as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are unaudited. The information reflects all adjustments, consisting only of normal recurring entries, that, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of Utilase for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.


  Cash Equivalents

     For purposes of the statement of cash flows, Utilase considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Inventory Valuation

     Inventories are valued at lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method for raw materials and the specific identification method for all other inventories.

  Property and Equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets which range from 5 to 40 years for improvements and 3 to 15 years for machinery and equipment.


  Fair Value of Financial Instruments

     Utilase's financial instruments include long-term debt. The carrying value of the long-term debt approximates its market value based upon quoted market prices.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 UTILASE, INC.

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE B--INVENTORIES

     The major components of inventories were as follows:


                                                                       DECEMBER 31,
                                                                   --------------------    SEPTEMBER 30,
                                                                     1995        1996          1997
                                                                   --------    --------    -------------
                                                                                            (UNAUDITED)
Raw materials...................................................   $ 13,880    $ 33,015      $  50,705
Finished goods..................................................    122,984     195,790        273,827
Spare parts.....................................................     55,606       4,800             --
                                                                   --------    --------    -------------
                                                                   $192,470    $233,605      $ 324,532
                                                                   --------    --------    -------------
                                                                   --------    --------    -------------


NOTE C--PROPERTY AND EQUIPMENT

     Property and equipment at December 31 is as follows:



                                                                      DECEMBER 31,
                                                                ------------------------    SEPTEMBER 30,
                                                                   1995          1996           1997
                                                                ----------    ----------    -------------
                                                                                             (UNAUDITED)
Machinery and equipment......................................   $3,716,990    $4,519,645     $ 4,623,883
Leasehold and improvements...................................      646,053       646,053         134,841
Office and computer equipment................................      493,601       496,667         234,117
Construction-in-process......................................      723,436     2,042,408       4,417,391
                                                                ----------    ----------    -------------
                                                                 5,580,080     7,704,773       7,410,232
Less--Accumulated depreciation...............................   (2,217,658)   (2,775,843)     (1,117,004)
                                                                ----------    ----------    -------------
                                                                $3,362,422    $4,928,930     $ 8,293,228
                                                                ----------    ----------    -------------
                                                                ----------    ----------    -------------


NOTE D--RELATED PARTY TRANSACTIONS

  Purchases and Accounts Payable


     Utilase purchases stamping services from parties that are related through common ownership. These purchases totaled $319,170, $280,905 and $218,071 in 1994, 1995 and 1996, respectively and resulted in accounts payable of $90,283 and $9,613 at December 31, 1995 and 1996 and $38,058 at September 30, 1997.
These purchases totaled $285,067 and $195,371 for the nine months ended September 30, 1996 and 1997.


  Employee Lease Expense


     Effective May 1, 1994, Utilase began leasing salaried employees from a company related through common ownership. The cost of leased employees, including related payroll taxes and fringe benefits, for the years ended December 31, 1994, 1995 1996 was $328,392, $641,838 and $777,522, respectively and is included in selling and administrative expenses in the accompanying statements of operations. During the nine months ended September 30, 1996 and 1997, lease expense was $725,198 and $1,279,817, respectively.



     Effective January 1, 1995, Utilase began leasing hourly employees from a company related through common ownership. The cost of leased hourly employees, including related payroll taxes and fringe benefits, was $1,867,028, $2,096,413 for the years ended December 31, 1995 and 1996, respectively, and is included as cost of sales in the accompanying statements of operations. The cost of leased hourly employees for the nine months ended September 30, 1996 and 1997, was 1,185,362 and $2,035,374 respectively.

                                 UTILASE, INC.

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE D--RELATED PARTY TRANSACTIONS--(CONTINUED)

  Selling and Administrative


     Beginning in 1995, selling and administrative expenses include allocations to Utilase of corporate administrative expenses incurred by Utilase's parent company. Such allocations amounted to $805,200 and $626,485 for the years ended December 31, 1995 and 1996 and $434,549 and $406,435 for the nine months ended September 30, 1996 and 1997, respectively.


  Note Receivable

     At December 31, 1995, Utilase had a note receivable from a related entity totaling $3,565,753. This note was unsecured with interest at 10% in 1995 and 1996, respectively. Total interest income related to this note was $145,823 and $397,169 in 1994 and 1995, respectively.

  Notes Payable


     At December 31, 1995, 1996 and September 30, 1997, Utilase had notes payable to DCT, Inc. totaling $3,284,799, $1,250,893 and $1,179,865 respectively. Total interest expense related to these notes was $38,196, $171,492 and $247,605 for the year ended December 31, 1994, 1995 and 1996, respectively, and $163,573 and $303,115 for the nine months ended September 30, 1996 and 1997.


  Facilities Rental


     Utilase rents a facility from an entity related through common ownership. The total amount of rent paid to the related party during each of the years ended December 31, 1994 and 1995 was $118,800. During the year ended December 31, 1996, $3,700 was paid and no further rent was charged, accordingly $115,100 ($86,325 at September 30, 1996) has been reflected as expense and additional paid in capital. This facility was used by the Production Services Division (See Note L).



NOTE E--NOTE PAYABLE TO BANK


     Utilase is a co-obligor with an entity related through common ownership under a revolving line-of-credit with a bank bearing interest at the bank's prime rate plus 2%.



     On August 21, 1997, the agreement was amended to reduce the interest rate to the bank's prime rate plus 1.25%. Outstanding debt under this agreement totaled $1,545,302 at December 31, 1995 (none at December 31, 1996 and $482,058 at September 30, 1997). The $482,508 at September 30, 1997 has been recorded by the co-obligor.

                                 UTILASE, INC.

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE F--LONG-TERM DEBT

  Long-term debt consisted of the following:


                                                                                DECEMBER 31,
                                                                          ------------------------    SEPTEMBER 30,
                                                                             1995          1996           1997
                                                                          ----------    ----------    -------------
                                                                                                       (UNAUDITED)
Note payable to bank secured by equipment interest at the prime rate plus 2% (effective rate of 10.25% at December 31, 1996 and June 30,
  1997), payable in monthly installments of $8,333 plus interest
  through May 1999.....................................................   $  366,667    $  250,002     $        --
Note payable to bank secured by equipment and guaranteed by
  shareholders/officers of Utilase, interest at 7.6% payable in monthly
  installments of $27,500 plus interest through December 31, 1998......    1,072,500       687,500              --
$8,000,000 draw note payable to bank secured by equipment. Interest is at the bank's prime rate plus 1.25% (effective rate of 9.5% at
  September 30, 1997), and is payable monthly through December 31,
  1997. Principal payments, amounting to one-sixtieth of the oustanding principal balance, plus interest, commence monthly on January 1,
  1998. The note is guaranteed by DCT, Inc. (parent company of
  Utilase,) other entities affiliated with its parent company and Noble
  International, Ltd. (NOTE L).........................................           --            --       3,341,767

Note payable to bank collateralized by accounts receivable, inventory and equipment. Payable in monthly installments of $30,000 plus interest at 2% above the bank's prime lending rate (effective rate of
  10.25% at December 31, 1996 and September 30, 1997)..................           --     1,389,000       1,119,000
Notes payable in sixty monthly installments of $5,524, including
  interest from 8.9% to 9.9% collateralized by equipment...............           --            --         216,454
                                                                          ----------    ----------    -------------
                                                                           1,439,167     2,326,502       4,677,221
          Less current maturities......................................     (429,996)     (789,999)       (898,447)
                                                                          ----------    ----------    -------------
                                                                          $1,009,171    $1,536,503       3,778,774
                                                                          ----------    ----------    -------------
                                                                          ----------    ----------    -------------


     The aggregate maturities of long-term debt by year are as follows:

1997........................................................   $  790,000
1998........................................................      790,000
1999........................................................      437,502
2000........................................................      309,000
                                                               ----------
                                                               $2,326,502
                                                               ----------
                                                               ----------

NOTE G--INCOME TAXES

     Prior to May 1, 1994, Utilase was a Subchapter S corporation under the provisions of the Internal Revenue Code. As such, taxable income of Utilase was included in the individual tax returns of shareholders for federal income tax purposes. As of May 1, 1994, Utilase elected to be taxed as a Subchapter C Corporation under the provisions of the Internal Revenue Code, and recorded deferred tax assets and liabilities based on the difference

                                 UTILASE, INC.

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE G--INCOME TAXES--(CONTINUED)

between the financial statements bases and tax bases of corresponding liabilities and assets using enacted tax rates in effect for the year in which the differences are expected to reverse.


     Utilase files its tax return as part of the DCT, Inc. consolidated group. DCT, Inc. allocates tax amounts to its individual subsidiaries to approximate the tax provision, assets and liabilities that would be recorded if the entities filed their tax returns on a separate company basis.

     The provision (credit) for federal and state income taxes consists of the following:


                                                                                                NINE MONTHS
                                                            YEAR ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                                        --------------------------------    --------------------
                                                          1994        1995        1996        1996        1997
                                                        --------    --------    --------    --------    --------
                                                                                                (UNAUDITED)
Currently payable....................................   $ 88,800    $249,611    $351,953    $152,000    $894,000
Deferred.............................................    280,900     (38,600)    (22,000)         --          --
                                                        --------    --------    --------    --------    --------
          Total provision (credit)...................   $369,700    $211,011    $329,953    $152,000    $894,000
                                                        --------    --------    --------    --------    --------
                                                        --------    --------    --------    --------    --------



     The tax effects of temporary differences that give rise to significant deferred tax liabilities at December 31, 1995 and 1996 and September 30, 1997 follows:



                                                                   DECEMBER 31,       SEPTEMBER 30,
                                                                -------------------   -------------
                                                                  1995       1996         1997
                                                                --------   --------   -------------
Property and equipment depreciation...........................  $129,000   $177,000     $ 177,000
Change from cash to accrual basis of tax accounting...........   140,000     70,000        70,000
                                                                --------   --------   -------------
                                                                $269,000   $247,000     $ 247,000
                                                                --------   --------   -------------
                                                                --------   --------   -------------


     A reconciliation of the expected income tax computed at the statutory rates to the actual expense reflected in the accompanying statement of operations for the year ended December 31, 1994 follows:


Expected tax at statutory rates.........................................   $122,200
Deferred taxes recorded upon termination of Subchapter S election.......    247,500
                                                                           --------
Income tax expense......................................................   $369,700
                                                                           --------
                                                                           --------

NOTE H--OPERATING LEASES


     The Company leases a facility under an operating lease expiring February 15, 1999. Total rent expense under the lease for the years ended December 31, 1994, 1995 and 1996 was $106,968, $148,566 and $145,658, respectively. Total rent expense for the nine months ended September 30, 1996 and 1997 was $108,618 and $320,487, respectively.


     Minimum future rental payments under this non-cancelable operating lease are:

1997....................................................................   $148,167
1998....................................................................    148,167
1999....................................................................     12,347

     In 1997, the Company entered into an eight year operating lease for a facility in Canada requiring monthly payments of approximately $20,500 ($27,900 Canadian).

                                 UTILASE, INC.

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE I--SIGNIFICANT CUSTOMERS


     Substantially all of the Utilase's revenues resulted from sales to major automotive suppliers in North America. During 1994, two customers accounted for 48%, and during 1995 and 1996 three customers accounted for 51% of revenues. Three customers accounted for 53% of revenues for the nine months ended September 30, 1996 and five customers accounted for 72% of revenues for the nine months ended September 30, 1997.



NOTE J--HEALTH INSURANCE

     Utilase is self-insured for a portion of the health insurance provided to employees. Utilase is liable for the first $75,000 of claims per employee each year. Claims exceeding $75,000 are paid by an insurance carrier. As of December 31, 1995 and 1996, Utilase has recorded an accrual which management believes is adequate to cover the costs of claims incurred under this program.

NOTE K--COMMITMENTS AND CONTINGENCIES

     Utilase is involved in various legal proceedings which have arisen in the ordinary course of its business. Management believes that the outcome of these proceedings will not have a materially adverse effect on Utilase's financial position or results of operations.

     DCT, Inc. (parent company of Utilase) and other entities and individuals affiliated with the parent company were co-makers or guarantors on two notes payable to the General Retirement System of The City of Detroit ('Retirement System'). The notes aggregated $34,000,000 with interest at 10% through July 2003. Additional interest accrues at 1.25% through July 2003, at which time a balloon payment is due for the remaining principal and interest.

     In October, 1996, the parent company and the Retirement System restructured the debt whereby the parent company issued $23,650,000 of preferred stock and a note for $15,000,000 which bears interest at 12.5%. The note matures in July 2003, and is collateralized, in part, by Utilase's common stock, property and equipment.

     The proceeds for the original notes and the preferred stock and debt issued in connection with the restructuring in October 1996 have been recorded by the parent company.

     Although the parent company has confirmed its intention to repay the note, the Company remains contingently liable. (See Note L)

NOTE L--SUBSEQUENT EVENTS

     Effective March 1, 1997 Utilase sold the operating assets of its Production Services Division to a subsidiary of Noble International, Ltd. (Noble) in exchange for a $850,000, non-interest bearing promissory note. The note is payable in installments of $750,000 due no later than July 31, 1997 and $50,000 each on February 1, 1998 and 1999. The face amount of the note has been discounted at 8.5%. The Company recorded a gain of $4,759 on the sale.

     On April 7, 1997, the shareholders of Utilase entered into an agreement to sell all of the issued and outstanding shares of Utilase to Noble. The stock purchase agreement provides for a purchase price of $8,200,000 payable in cash from the proceeds of a proposed public offering of Noble and $10,134,555 in subordinated promissory notes. Additionally, certain individuals will receive payments of $1,400,000 in exchange for covenants not to compete.

     On August 26, 1997 the selling shareholder of Utilase and Noble entered into an Agreement of Amendment whereby Noble's right to acquire the Utilase shares are contingent upon the simultaneous occurrence of certain events, including Noble's payment of the $850,000 promissory note the due date of which was extended to the

                                 UTILASE, INC.

            DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


NOTE L--SUBSEQUENT EVENTS--(CONTINUED)

earlier of December 31, 1997 or the consummation of a public offering of Noble's common stock. Any failure by Noble to fulfill any of its obligations under the purchase agreements, as amended, underlying the acquisitions of Utilase and its Production Services Division will render the agreements null and void.

     Pursuant to the terms of resolutions adopted by the Retirement System (See Note K) on June 18, 1997 and September 10, 1997, the Retirement System will discharge, contemporaneously with the closing of the Utilase acquisition, its security interests in Utilase's common stock and its lien against the assets of Utilase.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................    11
Use of Proceeds................................    18
Dividend Policy................................    19
Dilution.......................................    20
Capitalization.................................    21
Pro Forma Financial Data.......................    22
Selected Financial Data........................    32
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    34
Business.......................................    40
Management.....................................    49
Principal Shareholders.........................    54
Certain Transactions...........................    55
Description of Capital Stock...................    59
Shares Eligible for Future Sale................    61
Underwriting...................................    62
Legal Matters..................................    64
Experts........................................    64
Additional Information.........................    64
Index to Financial Statements..................   F-1

                            ------------------------

     UNTIL                                      , 1997 (25 DAYS AFTER THE DATE
HEREOF) ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN

ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,300,000 SHARES
                                    [LOGO]

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                        BLUESTONE CAPITAL PARTNERS, L.P.

                             RODMAN & RENSHAW, INC.
                                            , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of this offering are estimated to be as follows. All of such expenses will be paid by the Registrant.


                             ITEM
--------------------------------------------------------------
Securities and Exchange Commission Registration Fee...........   $ 12,700
National Association of Securities Dealers, Inc. Filing Fee...      4,691
AMEX Fees.....................................................     35,000
Printing Expenses(1)..........................................    150,000
Transfer Agent and Registrar Fees.............................      3,500
Accounting Fees and Expenses(1)...............................    225,000
Legal Fees and Expenses(1) (not including Blue Sky)...........    185,000
Blue Sky Fees and Expenses(1).................................     10,000
Miscellaneous Expenses(1)(2)..................................    274,109
                                                                 --------
     Total(1)(2)..............................................   $900,000
                                                                 --------
                                                                 --------


------------------
(1) Estimated.


(2) Includes the Representatives' nonaccountable expense allowance of $250,000.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 561 through 571 of the Michigan Business Corporation Act set forth the conditions and limitations governing the indemnification of officers, directors and other persons as follows:

          'Section 561. INDEMNIFICATION FOR EXPENSES, JUDGMENTS, FINES AND SETTLEMENTS; PLEA OF NOLO CONTENDERE, EFFECT. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and ther formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          'Section 562. INDEMNIFICATION FOR EXPENSE INCURRED FOR DEFENSE OR SETTLEMENT OF LITIGATION; NEGLIGENCE OR MISCONDUCT; EXTENT OF INDEMNIFICATION. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made for a claim, issue, or matter in which the person has been found liable to the corporation except to the extent authorized in section 564c.

          'Section 563. SUCCESS IN DEFENSE OF LITIGATION. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of an action, suit, or proceeding referred to in section 561 or 562, or in defense of a claim, issue, or matter in the action, suit, or proceeding, he or she shall be indemnified against actual and reasonable expenses, including attorneys' fees, incurred by him or herein connection with the action, suit or proceeding and an action, suit or proceeding brought to enforce the mandatory indemnification provided in this subsection.

          'Section 564a. DETERMINING PERMISSIBILITY OF INDEMNIFICATION AND REASONABLENESS OF EXPENSES.

     (1) An indemnification under section 561 or 562, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in sections 561 and 562 and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made in any of the following ways:

          (a) By a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

          (b) If a quorum cannot be obtained trader subdivision (a), by majority vote of a committee duly designated by the board and consisting solely of 2 or more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding.

          (c) By independent legal counsel in a written opinion, which counsel shall be selected in 1 of the following ways:

             (i) By the board or its committee in the manner prescribed in subdivision (a) or (b).

             (ii) If a quorum of the board cannot be obtained under subdivision
        (a) and a committee cannot be designated under subdivision (b), by the board.

          (d) By all independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

          (e) By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted.

     (2) In the designation of a committee under subsection (1)(b) or in the selection of independent legal counsel under subsection (1)(c)(ii), all directors may participate.

     (3) If a person is entitled to indemnification under section 561 or 562 for a portion of expenses, including reasonable attorneys' fees, judgments, penalties, lines, and amounts paid in settlement, but not for the total amount, the corporation may indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

     'Section 564b. ADVANCEMENT OF REASONABLE EXPENSES PRIOR TO FINAL DISPOSITION; CONDITIONS.

     (1) A corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

          (a) The person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in sections 561 and 562.


          (b) The person furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

          (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this act.

     (2) The undertaking required by subsection (1)(b) must be an unlimited general obligation of the person but need not be secured.

     (3) Determinations and evaluations under this section shall be made in the manner specified in section 564a.

     'Section 564c. APPLICATION TO COURT FOR INDEMNIFICATION. A director, officer, employee, or agent of the corporation who is a party or threatened to be made a party to an action, suit, or proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice it considers necessary may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the applicable standard of conduct set forth in sections 561 and 562 or was adjudged liable as described in section 562, but if he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred.

     'Section 565. NONEXCLUSIVITY OF STATUTE; RIGHTS OF OTHER PERSONS; CONTINUATION OF RIGHTS.

     (1) The indemnification or advancement of expenses provided under sections 561 to 564c is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, bylaws, or a contractual agreement. The total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

     (2) The indemnification provided for in sections 561 to 565 continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, personal representatives, and administrators of the person.

     'Section 567. INSURANCE AGAINST LIABILITY. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under sections 561 to 565.


     'Section 569. CORPORATION; CONSTRUCTION OF REFERENCES TO. For purposes of sections 561 to 567, 'corporation' includes all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, partner, trustee, employee, or agent of such constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise whether for profit or not shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.

     'Section 571. DEFINITIONS. For the purposes of sections 561 to 567:

          (a) 'Fines' shall include any excise taxes assessed on a person with respect to an employee benefit plan.

          (b) 'Other enterprises' shall include employee benefit plans.

          (c) 'Serving at the request of the corporation' shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or its beneficiaries.

          (d) A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner 'not opposed to the best interests of the corporation or its shareholders' as referred to in sections 561 and 562.

     Article VIII of the Registrant's Articles of Incorporation limit the liability for breaches of fiduciary duty by directors to the fullest extent provided by law as follows:

          'A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) resulting from a violation of ss.551(1) of the Michigan Business Corporation Act; or (d) for any transaction from which the director derived an improper personal benefit. In the event the Michigan Business Corporation Act is amended to authorize corporate action further eliminating liability of directors of a corporation, this Article VIII shall be deemed to be amended to include such further elimination of liability such that the liability of directors of the corporation is limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended. Any repeal, modification or adoption of any provisions in these Articles of Incorporation inconsistent with this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal, modification or adoption.'

     Article VII of the Registrant's Bylaws provides for indemnification of the Registrant's directors, officers and agents, to advance expenses for defense of litigation and to purchase and maintain insurance on behalf of any director or officer of the Registrant against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not Registrant would have the power to indemnify such director or officer against any liability under the provisions of such Article or Michigan law and authorize the Board to extend such indemnity to others as follows:

          '7.1. Third Party Proceeding. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, If the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, and the person submits a written claim for indemnification as hereinafter provided, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful, and the person submits a written claim for indemnification as hereinafter provided. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, or, with respect to a criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful. The right to indemnification conferred in this Section shall be a contract right. The Corporation may, by action of its Board of Directors, or by action of any person to whom the Board of Directors has delegated such authority, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          '7.2. Derivative Shareholder Liability. The Corporation shall indemnify any person who was or is a party to or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, and the person submits a written claim of indemnification as hereinafter provided. However, indemnification shall not be made for a particular action, issue, or matter in which the person has been found liable to the Corporation unless and only to the extent that the court in which the action or suit was brought (or another court of competent jurisdiction) has determined upon application that, despite the adjudication of liability but in view of all the relevant circumstances, the person is fairly and reasonably entitled to indemnification for the reasonable expenses he or she incurred. The right to indemnification conferred in this Section shall be a contract right. The Corporation may, by action of its Board of Directors, or by action of any person to whom the Board of Directors has delegated such authority, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          '7.3. Determination of Indemnification. Any indemnification under
     Section 7.1 or 7.2 of this Article, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 7.1 or 7.2 of this Article and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall occur within 30 days after a written claim for indemnification has been received by the Corporation, and shall be made in any of the following ways:

             (1) By a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit or proceeding;

             (2) If the quorum described in subparagraph (1) is not obtainable, then by a majority of a committee duly designated by the board and consisting solely of two or more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding;

             (3) By independent legal counsel in a written opinion, which counsel shall be selected in one of the following ways:

                (A) By the board or its committee in the manner prescribed in subparagraphs (1) and (2),

                (B) If a quorum of the board cannot be obtained under subparagraph (1) and a committee cannot be designated under subparagraph (2), by the board;

             (4) By all independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding; and

             (5) By the shareholders, but shares held by directors, officers,

        employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted.

     In the designation of a committee under subparagraph (2) or in the selection of independent legal counsel under subparagraph (3)(B), all directors may participate.

     If a person is entitled to indemnification under Sections 7.1 or 7.2 of this Article for a portion of expenses, including reasonable attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount thereof, the Corporation shall indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

     '7.4. Payment of Defense Expenses in Advance. The Corporation shall pay or reimburse the reasonable expenses incurred by a director or officer who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

          (1) The person furnishes the Corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in Sections 7.1 and 7.2.

          (2) The person furnishes the Corporation a written undertaking, executed personally or on his or her behalf to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

          (3) A determination is made that the facts then known to those making the determination would not preclude indemnification under this section or the Michigan Business Corporation Act.

     The undertaking shall be by unlimited general obligation of the person on whose behalf advances are made but need not be secured. Determination of payments under Section 7.4 shall be made in the manner described in Section 7.3(1)-(5).

     '7.5. Right of Officer or Director to Bring Suit. If a claim for indemnification under this Section is not paid in full by the Corporation within forty-five (45) days after a written claim has been received by the Corporation, the officer or director who submitted the claim (hereinafter the 'indemnitee') may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover advances, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such claim. In any action brought by the indemnitee to enforce a right under this Section (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) it shall be a defense that, and in any action brought by the Corporation to recover advances the Corporation shall be entitled to recover such advances if, the indemnitee has not met the applicable standard of conduct set forth in Section 7.1 or

Section 7.2. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 7.1 or 7.2, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall be a defense to an action brought by the indemnitee or create a presumption that the indemnitee has not met the applicable standard of conduct. In any action brought by the indemnitee to enforce a right hereunder or by the Corporation to recover payments by the Corporation of advances, the burden of proof shall be on the Corporation.

     '7.6. Other Indemnification. The indemnification or advancement of expenses provided under Sections 1 through 5 is not exclusive to other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Corporation's Articles of Incorporation, bylaws, or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for in Sections 7.1 through 7.5 continues as to a person who ceases to be a director, officer, partner, or trustee and shall inure to the benefit of the heirs, executors, and administrations of the person.

     '7.7. Liability Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Corporation would have power to indemnify him or her against liability under the Michigan Business Corporation Act or this section.

     '7.8. Definitions. For purposes of this section, 'the Corporation' includes all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, employee, or agent of the constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise whether for profit or not shall stand in the same position under the provisions of this paragraph with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.

     '7.9. Employee Benefit Plans. For purposes of this section, 'other enterprises' shall include employee benefit plans; 'fines' shall include any excise taxes assessed on a person with respect to an employee benefit plan; and 'serving at the request of the Corporation' shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, the director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner 'not opposed to the best interests of the Corporation or its shareholders' as referred to in Sections 7.1 and 7.2.

     '7.10. Severability. The invalidity or unenforceability of any provision of this Article VII shall not effect the validity or enforceability of the remaining provisions of this Article VII.'

     Reference is made to Section    of the Underwriting Agreement, a copy of
which is filed as part of Exhibit 1.1 to the Registration Statement, for information concerning indemnification arrangements among the Registrant and the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     No securities of the Registrant which were not registered under the Securities Act of 1933, as amended, have been issued or sold by the Registrant within the past three years except for the following:

                   NAME OR                                       NUMBER OF
               CLASS OF PERSONS                  DATE OF SALE      SHARES                 CONSIDERATION
----------------------------------------------   ------------    ----------  ---------------------------------------
Robert J. Skandalaris.........................      1/1/96         66,843    Issued as an antidilution adjustment in
                                                                             connection with the Prestolock
                                                                             Acquisition.
Mark A. Davis.................................      1/1/96        267,371    Issued for services valued at $32,000.
Prestolock shareholders.......................      1/1/96       2,673,704   Issued pursuant to a Stock Exchange
                                                                             Agreement between Noble and Prestolock.
Richard G. Skandalaris........................     10/15/96        50,132    Issued in consideration of cancellation
                                                                             of $61,042.82 of indebtedness.
Richard G. Skandalaris........................      1/1/97        133,686    Issued pursuant to a Stock Exchange
                                                                             Agreement between Noble and Skandy.

     The Company believes that the foregoing transactions were exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) of such Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following exhibits are filed herewith and made a part hereof:


EXHIBIT
 NUMBER    DESCRIPTION OF EXHIBIT                                                                                PAGE
--------   ---------------------------------------------------------------------------------------------------   -----
 1.1(1)     --   Form of Underwriting Agreement
 2.1(1)     --   Stock Purchase Agreement dated April 7, 1997 among the Company, Utilase, Inc., the
                 Shareholders of Utilase, Inc.
 3.1        --   Articles of Incorporation of the Company, as amended
 3.2(1)     --   Amended and Restated Bylaws of the Company
 4.1(1)     --   Form of Representatives' Warrant Agreement, including form of Warrant
 4.2(1)     --   Forms of Series A Subordinated Promissory Notes
 4.3(1)     --   Forms of Series B Subordinated Promissory Notes
 4.4(1)     --   Forms of Series C Subordinated Promissory Notes
 4.5(1)     --   Forms of Series D Subordinated Promissory Notes
 5.1        --   Opinion of Bruck & Perry, A Professional Corporation as to the legality of the securities being registered
10.1(1)     --   Bill of Sale dated February 25, 1994 pertaining to the assets acquired by Prestolock
                 International, Ltd. from Midlantic National Bank
10.2(1)     --   Trademark Agreement entered into February 25, 1994 between Prestolock International, Ltd. and
                 Presto Lock, Inc.
10.3(1)     --   Asset Purchase Agreement dated as of July 21, 1994 between Prestolock International, Ltd. and the Eastern Company for the sale of certain assets
10.4(1)     --   Non-Competition Agreement dated as of July 21, 1994 between Prestolock International, Ltd.
                 and the Eastern Company
10.5(1)     --   Trademark License Agreement dated July 21, 1994 between Prestolock International, Ltd. and the Eastern Company

EXHIBIT
 NUMBER    DESCRIPTION OF EXHIBIT                                                                                PAGE
--------   ---------------------------------------------------------------------------------------------------   -----
10.6(1)     --   Sales Service Consulting Agreement dated July 21, 1994 between Prestolock International, Ltd.
                 and the Eastern Company
10.7(1)     --   Tax Free Stock Exchange Agreement made effective as of January 1, 1996 between the Company and Robert J. Skandalaris and Daniel J. Brunell
10.8(1)     --   Stock Purchase Agreement dated January 1, 1996 among the Company and Cass River Coatings,
                 Inc., Gene Oldford, Kevin Redding, Chris Frampton, Jan Wojeichowski, Pat Patterson, and Jim
                 Lamb
10.9(1)     --   Consulting Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Eugene
                 Oldford
10.10(1)    --   Consulting Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Kevin
                 Redding
10.11(1)    --   Consulting Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Chris
                 Frampton
10.12(1)    --   Consulting Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Jan
                 Wojeichowski
10.13(1)    --   Consulting Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Pat
                 Patterson
10.14(1)    --   Consulting Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Jim Lamb
10.15(1)    --   Stock Option Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Gene
                 Oldford, Kevin Redding, Chris Frampton, Jan Wojeichowski, Pat Patterson, and Jim Lamb
10.16(1)    --   Security Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Eugene
                 Oldford, Kevin Redding, Chris Frampton, Jan Wojeichowski, Pat Patterson, and Jim Lamb
10.17(1)    --   Land Contract dated October 26, 1994 between Cass River Investment Company and Cass River
                 Coatings, Inc.
10.18(1)    --   Stock Purchase Agreement dated January 1, 1996 between the Company and Richard J. Reason, individually and as Trustee of his Revocable Living Trust dated April 9, 1979 and The Richard
                 J. Reason Irrevocable Trust for the Benefit of Victoria Aldrich and Peter Reason dated
                 October 12, 1992
10.19(1)    --   Promissory Note dated January 1, 1996 in the original principal amount of $2,231,000 delivered by the Company in favor of The Richard J. Reason Irrevocable Trust for the Benefit
                 of Victoria Aldrich and Peter Reason dated October 12, 1992
10.20(1)    --   Promissory Note dated January 1, 1996 in the original principal amount of $4,119,000 delivered by the Company in favor of Richard J. Reason, Trustee of his Revocable Living Trust
                 dated April 9, 1979
10.21(1)    --   Guaranty of Robert Skandalaris ($500,000) dated January 1, 1996 for the benefit of The
                 Richard J. Reason Irrevocable Trust for the Benefit of Victoria Aldrich and Peter Reason
                 dated October 12, 1992
10.22(1)    --   Memorandum of Land Contract dated April 30, 1996 between Richard J. Reason Agreement of Trust dated April 9, 1979 and Monroe Engineering Products, Inc.
10.23(1)    --   Guaranty of Robert Skandalaris dated April 30, 1996 of Monroe Engineering Products, Inc.'s obligations under Land Contract
10.24(1)    --   Employment and Deferred Compensation Agreement dated January 1, 1996 between Monroe
                 Engineering Products, Inc. and Richard Reason, as amended December 30, 1996
10.25(1)    --   Loan Agreement dated April 30, 1996 among Comerica Bank and the Registrant, Monroe
                 Engineering Products, Inc., Prestolock International, Ltd. and Cass River Coatings, Inc.
                 including Amendment No. 3 dated April 30, 1997

EXHIBIT
 NUMBER    DESCRIPTION OF EXHIBIT                                                                                PAGE
--------   ---------------------------------------------------------------------------------------------------   -----
10.26(1)    --   Stock Purchase Agreement dated July 1, 1996, between DCT Component Systems, Inc., a Michigan corporation, James Bronce Henderson, III, David C. Stone, the Company, and Peter Raab
10.27(1)    --   Stock Redemption Agreement dated July 1, 1996 between Peter Raab and DCT Components Systems,
                 Inc.
10.28(1)    --   Management Agreement dated July 1, 1996 between DCT Component Systems, Inc. and the Company
10.29(1)    --   Voting Agreement and Irrevocable Proxies dated July 1, 1996 by and among DCT Component
                 Systems, Inc., James Bronce Henderson III, and David C. Stone, and Robert Skandalaris as the
                 representative of the Company
10.30(1)    --   Shareholder Agreement among the Company, James Bronce Henderson, III, David C. Stone, Peter
                 Raab and DCT Component Systems, Inc. dated July 1, 1996
10.31(1)    --   Executive Bonus Pool for DCT Components Systems, Inc.
10.32(1)    --   License Agreement dated July 1, 1996, by and between James Bronce Henderson, III and John C.
                 Fox as licensors, and DCT Component Systems, Inc., as licensee
10.33(1)    --   Employment Agreement between DCT Component Systems, Inc. and Peter Raab dated July 18, 1994, as amended June 30, 1996
10.34(1)    --   Loan and Security Agreement dated June 27, 1996 between DCT Component Systems, Inc. and the
                 CIT Group/Credit Finance, Inc.
10.35(1)    --   Loan Agreement between DCT Component Systems, Inc. and Deutsche Financial Services Holding
                 Company
10.36(1)    --   Line of Credit Promissory Note ($960,000) made by DCT Component Systems, Inc. in favor of DCT
                 Companies, Inc.
10.37(1)    --   Put Agreement dated December 31, 1996 by DCT Component Systems, Inc. in favor of Richard J.
                 Reason as Trustee of the Richard J. Reason Revocable Living Trust dated April 9, 1979 and agreed to by the Company
10.38(1)    --   Conversion Agreement dated December 31, 1996 among DCT Component Systems, Inc., the Company and Holder
10.39(1)    --   Memorandum of Understanding dated July 1, 1996 and August 3, 1996 outlining terms and conditions pursuant to which James Bronce Henderson III and Norma M. Stone agree to loan funds to DCT Component Systems, Inc.
10.40(1)    --   Stock Exchange Agreement dated as of January 1, 1997 among the Company, Richard G.

                 Skandalaris and Skandy Corp.
10.41(1)    --   Asset Purchase Agreement dated February 28, 1997 and effective March 1, 1997 between Utilase
                 Production Process, Inc. and Utilase, Inc.
10.42(1)    --   Promissory Note dated February 28, 1997 made by the Company and Utilase Production Process,
                 Inc. in favor of Utilase, Inc. in the principal amount of $850,000.
10.43(1)    --   Security Agreement dated February 28, 1997 among the Company and Utilase Production Process,
                 Inc. and Utilase, Inc.
10.44(1)    --   Escrow Agreement dated April 7, 1997 among the Company, Utilase, Inc., and Jaffe, Raitt,
                 Heuer & Weiss
10.45(1)    --   Form of Non-Compete Agreement between Utilase, Inc. and James Bronce Henderson III
10.46(1)    --   Form of Non-Compete Agreement between the Company and Jeffrey A. Moss
10.47(1)    --   Form of Non-Compete Agreement between Utilase, Inc. and DCT, Inc.
10.48(1)    --   Employment Agreement dated April 7, 1997 between Utilase, Inc. and John K. Baysore
10.49(1)    --   Registration Rights Agreement dated April 7, 1997 among the Company, Utilase, Inc., James
                 Bronce Henderson, III and Jeffrey A. Moss

EXHIBIT
 NUMBER    DESCRIPTION OF EXHIBIT                                                                                PAGE
--------   ---------------------------------------------------------------------------------------------------   -----
10.50(1)    --   Shareholders' Agreement dated April 7, 1997 among the Company, Utilase, Inc., Robert J.
                 Skandalaris and James Bronce Henderson, III
10.51(1)    --   [Form of] 1996 Shareholder Agreement
10.52(1)    --   Voting Agreement and Power of Attorney
10.53(1)    --   1997 Stock Option Plan of Registrant
10.54(1)    --   $300,000 Promissory Note dated January 15, 1996 in favor of James D. Skandalaris
10.55(1)    --   $90,000 Promissory Note dated March 1, 1994 in favor of James D. Skandalaris
10.56(1)    --   $1,000,000 Promissory Note dated April 30, 1996 in favor of Robert J. Skandalaris
10.57(1)    --   Agreement of Amendment dated August 26, 1997 among the Company, Utilase Production Process,
                 Inc., Robert J. Skandalaris, DCT, Inc., DCT Component Systems, Inc., Utilase, Inc., James
                 Bronce Henderson, III, John K. Baysore and David C. Stone
10.58(1)    --   Letter Agreement between James D. Skandalaris, the Company and Prestock regarding extension of promissory notes
10.59       --   [Form of] 1997 Shareholder Agreement
10.60       --   Employment Agreement between the Company and Robert J. Skandalaris dated April 2, 1997
10.61       --   Amendment to Employment Agreement between the Company and Robert J. Skandalaris, dated June
                 25, 1997
10.62       --   Amendment to Employment Agreement between the Company and Robert J. Skandalaris dated
                 September 17, 1997
21.1(1)     --   Subsidiaries of the Registrant
23.1        --   Consent of Grant Thornton LLP
23.2        --   Consent of Bruck & Perry, A Professional Corporation (included in its opinion to be filed as
                 Exhibit 5.1 to the Registration Statement)
24.1(1)     --   Power of Attorney (contained on Page II-14, the signature page)
27.1        --   Financial Data Schedule
99.1(1)     --   Consent of James Bronce Henderson III to identification as director nominee
99.5(1)     --   Consent of Anthony R. Tersigni to identification as director nominee
99.6(1)     --   Consent of Richard J. Reason to identification as director nominee

99.7(1)     --   Letter Agreement dated March 15, 1997 among DCT Companies, Inc., James Bronce Henderson III,
                 David C. Stone and the Company
99.8(1)     --   Commitment Letter from Comerica Bank to Utilase, Inc. and Robert J. Skandalaris dated March
                 26, 1997
99.9(1)     --   Commitment Letter from NBD Bank to the Company dated September 5, 1997
99.10(1)    --   Consent of Timothy F. Healy to identification as director nominee.
99.11(1)    --   Consent of Daniel J. McEnroe to identification as director nominee.
99.12(1)    --   Consent of Christopher L. Morin to identification as director nominee.


------------------

(1) Previously filed.


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on November 5, 1997.


                                          NOBLE INTERNATIONAL, LTD.

                                          By:         /s/ MICHAEL C. AZAR
                                              _______________________________
                                                       Michael C. Azar
                                                         Secretary

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
                    *                       President, Chief Executive Officer and           November 5, 1997
------------------------------------------  Director (Principal Executive Officer)
          Robert J. Skandalaris

                    *                       Treasurer, Chief Executive Officer and           November 5, 1997
------------------------------------------  Director (Principal Financial and
          Richard V. Balgenorth             Accounting Officer)

           /s/ MICHAEL C. AZAR              Director                                         November 5, 1997
------------------------------------------
             Michael C. Azar

           /s/ MICHAEL C. AZAR
------------------------------------------
             Michael C. Azar
           as Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER    DESCRIPTION OF EXHIBIT                                                                                PAGE
--------   ---------------------------------------------------------------------------------------------------   -----
  .1(1)1    --   Form of Underwriting Agreement
 2.1(1)     --   Stock Purchase Agreement dated April 7, 1997 among the Company, Utilase, Inc., the
                 Shareholders of Utilase, Inc.
 3.1        --   Articles of Incorporation of the Company, as amended
 3.2(1)     --   Amended and Restated Bylaws of the Company
 4.1(1)     --   Form of Representatives' Warrant Agreement, including form of Warrant
 4.2(1)     --   Forms of Series A Subordinated Promissory Notes
 4.3(1)     --   Forms of Series B Subordinated Promissory Notes
 4.4(1)     --   Forms of Series C Subordinated Promissory Notes
 4.5(1)     --   Forms of Series D Subordinated Promissory Notes
 5.1        --   Opinion of Bruck & Perry, A Professional Corporation as to the legality of the securities being registered
10.1(1)     --   Bill of Sale dated February 25, 1994 pertaining to the assets acquired by Prestolock
                 International, Ltd. from Midlantic National Bank
10.2(1)     --   Trademark Agreement entered into February 25, 1994 between Prestolock International, Ltd. and
                 Presto Lock, Inc.
10.3(1)     --   Asset Purchase Agreement dated as of July 21, 1994 between Prestolock International, Ltd. and the Eastern Company for the sale of certain assets
10.4(1)     --   Non-Competition Agreement dated as of July 21, 1994 between Prestolock International, Ltd.
                 and the Eastern Company
10.5(1)     --   Trademark License Agreement dated July 21, 1994 between Prestolock International, Ltd. and the Eastern Company
10.6(1)     --   Sales Service Consulting Agreement dated July 21, 1994 between Prestolock International, Ltd.
                 and the Eastern Company
10.7(1)     --   Tax Free Stock Exchange Agreement made effective as of January 1, 1996 between the Company and Robert J. Skandalaris and Daniel J. Brunell
10.8(1)     --   Stock Purchase Agreement dated January 1, 1996 among the Company and Cass River Coatings,
                 Inc., Gene Oldford, Kevin Redding, Chris Frampton, Jan Wojeichowski, Pat Patterson, and Jim
                 Lamb
10.9(1)     --   Consulting Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Eugene
                 Oldford
10.10(1)    --   Consulting Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Kevin
                 Redding
10.11(1)    --   Consulting Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Chris
                 Frampton
10.12(1)    --   Consulting Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Jan
                 Wojeichowski
10.13(1)    --   Consulting Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Pat
                 Patterson
10.14(1)    --   Consulting Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Jim Lamb
10.15(1)    --   Stock Option Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Gene
                 Oldford, Kevin Redding, Chris Frampton, Jan Wojeichowski, Pat Patterson, and Jim Lamb
10.16(1)    --   Security Agreement dated January 31, 1996 between Cass River Coatings, Inc. and Eugene
                 Oldford, Kevin Redding, Chris Frampton, Jan Wojeichowski, Pat Patterson, and Jim Lamb


EXHIBIT
 NUMBER    DESCRIPTION OF EXHIBIT                                                                                PAGE
--------   ---------------------------------------------------------------------------------------------------   -----
10.17(1)    --   Land Contract dated October 26, 1994 between Cass River Investment Company and Cass River
                 Coatings, Inc.
10.18(1)    --   Stock Purchase Agreement dated January 1, 1996 between the Company and Richard J. Reason, individually and as Trustee of his Revocable Living Trust dated April 9, 1979 and The Richard
                 J. Reason Irrevocable Trust for the Benefit of Victoria Aldrich and Peter Reason dated
                 October 12, 1992
10.19(1)    --   Promissory Note dated January 1, 1996 in the original principal amount of $2,231,000 delivered by the Company in favor of The Richard J. Reason Irrevocable Trust for the Benefit
                 of Victoria Aldrich and Peter Reason dated October 12, 1992
10.20(1)    --   Promissory Note dated January 1, 1996 in the original principal amount of $4,119,000 delivered by the Company in favor of Richard J. Reason, Trustee of his Revocable Living Trust
                 dated April 9, 1979
10.21(1)    --   Guaranty of Robert Skandalaris ($500,000) dated January 1, 1996 for the benefit of The
                 Richard J. Reason Irrevocable Trust for the Benefit of Victoria Aldrich and Peter Reason
                 dated October 12, 1992
10.22(1)    --   Memorandum of Land Contract dated April 30, 1996 between Richard J. Reason Agreement of Trust dated April 9, 1979 and Monroe Engineering Products, Inc.
10.23(1)    --   Guaranty of Robert Skandalaris dated April 30, 1996 of Monroe Engineering Products, Inc.'s obligations under Land Contract
10.24(1)    --   Employment and Deferred Compensation Agreement dated January 1, 1996 between Monroe
                 Engineering Products, Inc. and Richard Reason, as amended December 30, 1996
10.25(1)    --   Loan Agreement dated April 30, 1996 among Comerica Bank and the Registrant, Monroe
                 Engineering Products, Inc., Prestolock International, Ltd. and Cass River Coatings, Inc.
                 including Amendment No. 3 dated April 30, 1997
10.26(1)    --   Stock Purchase Agreement dated July 1, 1996, between DCT Component Systems, Inc., a Michigan corporation, James Bronce Henderson, III, David C. Stone, the Company, and Peter Raab
10.27(1)    --   Stock Redemption Agreement dated July 1, 1996 between Peter Raab and DCT Components Systems,
                 Inc.
10.28(1)    --   Management Agreement dated July 1, 1996 between DCT Component Systems, Inc. and the Company
10.29(1)    --   Voting Agreement and Irrevocable Proxies dated July 1, 1996 by and among DCT Component
                 Systems, Inc., James Bronce Henderson III, and David C. Stone, and Robert Skandalaris as the
                 representative of the Company
10.30(1)    --   Shareholder Agreement among the Company, James Bronce Henderson, III, David C. Stone, Peter
                 Raab and DCT Component Systems, Inc. dated July 1, 1996
10.31(1)    --   Executive Bonus Pool for DCT Components Systems, Inc.
10.32(1)    --   License Agreement dated July 1, 1996, by and between James Bronce Henderson, III and John C.
                 Fox as licensors, and DCT Component Systems, Inc., as licensee
10.33(1)    --   Employment Agreement between DCT Component Systems, Inc. and Peter Raab dated July 18, 1994, as amended June 30, 1996
10.34(1)    --   Loan and Security Agreement dated June 27, 1996 between DCT Component Systems, Inc. and the
                 CIT Group/Credit Finance, Inc.
10.35(1)    --   Loan Agreement between DCT Component Systems, Inc. and Deutsche Financial Services Holding
                 Company
10.36(1)    --   Line of Credit Promissory Note ($960,000) made by DCT Component Systems, Inc. in favor of DCT
                 Companies, Inc.

10.37(1)    --   Put Agreement dated December 31, 1996 by DCT Component Systems, Inc. in favor of Richard J.
                 Reason as Trustee of the Richard J. Reason Revocable Living Trust dated April 9, 1979 and agreed to by the Company

EXHIBIT
 NUMBER    DESCRIPTION OF EXHIBIT                                                                                PAGE
--------   ---------------------------------------------------------------------------------------------------   -----
10.38(1)    --   Conversion Agreement dated December 31, 1996 among DCT Component Systems, Inc., the Company and Holder
10.39(1)    --   Memorandum of Understanding dated July 1, 1996 and August 3, 1996 outlining terms and conditions pursuant to which James Bronce Henderson III and Norma M. Stone agree to loan funds to DCT Component Systems, Inc.
10.40(1)    --   Stock Exchange Agreement dated as of January 1, 1997 among the Company, Richard G.
                 Skandalaris and Skandy Corp.
10.41(1)    --   Asset Purchase Agreement dated February 28, 1997 and effective March 1, 1997 between Utilase
                 Production Process, Inc. and Utilase, Inc.
10.42(1)    --   Promissory Note dated February 28, 1997 made by the Company and Utilase Production Process,
                 Inc. in favor of Utilase, Inc. in the principal amount of $850,000.
10.43(1)    --   Security Agreement dated February 28, 1997 among the Company and Utilase Production Process,
                 Inc. and Utilase, Inc.
10.44(1)    --   Escrow Agreement dated April 7, 1997 among the Company, Utilase, Inc., and Jaffe, Raitt,
                 Heuer & Weiss
10.45(1)    --   Form of Non-Compete Agreement between Utilase, Inc. and James Bronce Henderson III
10.46(1)    --   Form of Non-Compete Agreement between the Company and Jeffrey A. Moss
10.47(1)    --   Form of Non-Compete Agreement between Utilase, Inc. and DCT, Inc.
10.48(1)    --   Employment Agreement dated April 7, 1997 between Utilase, Inc. and John K. Baysore
10.49(1)    --   Registration Rights Agreement dated April 7, 1997 among the Company, Utilase, Inc., James
                 Bronce Henderson, III and Jeffrey A. Moss
10.50(1)    --   Shareholders' Agreement dated April 7, 1997 among the Company, Utilase, Inc., Robert J.
                 Skandalaris and James Bronce Henderson, III
10.51(1)    --   [Form of] 1996 Shareholder Agreement
10.52(1)    --   Voting Agreement and Power of Attorney
10.53(1)    --   1997 Stock Option Plan of Registrant
10.54(1)    --   $300,000 Promissory Note dated January 15, 1996 in favor of James D. Skandalaris
10.55(1)    --   $90,000 Promissory Note dated March 1, 1994 in favor of James D. Skandalaris
10.56(1)    --   $1,000,000 Promissory Note dated April 30, 1996 in favor of Robert J. Skandalaris
10.57(1)    --   Agreement of Amendment dated August 26, 1997 among the Company, Utilase Production Process,
                 Inc., Robert J. Skandalaris, DCT, Inc., DCT Component Systems, Inc., Utilase, Inc., James
                 Bronce Henderson, III, John K. Baysore and David C. Stone
10.58(1)    --   Letter Agreement between James D. Skandalaris, the Company and Prestock regarding extension of promissory notes
10.59       --   [Form of] 1997 Shareholder Agreement
10.60       --   Employment Agreement between the Company and Robert J. Skandalaris dated April 2, 1997
10.61       --   Amendment to Employment Agreement between the Company and Robert J. Skandalaris dated June
                 25, 1997
10.62       --   Amendment to Employment Agreement between the Company and Robert J. Skandalaris dated
                 September 17, 1997
21.1(1)     --   Subsidiaries of the Registrant
23.1        --   Consent of Grant Thornton LLP

23.2        --   Consent of Bruck & Perry, A Professional Corporation (included in its opinion to be filed as
                 Exhibit 5.1 to the Registration Statement)
24.1(1)     --   Power of Attorney (contained on Page II-14, the signature page)
27.1        --   Financial Data Schedule
99.1(1)     --   Consent of James Bronce Henderson III to identification as director nominee

EXHIBIT
 NUMBER    DESCRIPTION OF EXHIBIT                                                                                PAGE
--------   ---------------------------------------------------------------------------------------------------   -----
99.5(1)     --   Consent of Anthony R. Tersigni to identification as director nominee
99.6(1)     --   Consent of Richard J. Reason to identification as director nominee
99.7(1)     --   Letter Agreement dated March 15, 1997 among DCT Companies, Inc., James Bronce Henderson III,
                 David C. Stone and the Company
99.8(1)     --   Commitment Letter from Comerica Bank to Utilase, Inc. and Robert J. Skandalaris dated March
                 26, 1997
99.9(1)     --   Commitment Letter from NBD Bank to the Company dated September 5, 1997
99.10(1)    --   Consent of Timothy F. Healy to identification as director nominee.
99.11(1)    --   Consent of Daniel J. McEnroe to identification as director nominee.
99.12(1)    --   Consent of Christopher L. Morin to identification as director nominee.


------------------

(1) Previously filed.